Exhibit 10.8

SUBLEASE AGREEMENT

Sublessor:	PayPal, Inc., a Delaware corporation	Premises:	123 Townsend Street San Francisco, CA 94107

Sublessee:	Free Stream Media Corp., a Delaware corporation	Date:	March 30, 2017

This Sublease (“Sublease”) is made and entered into as of March 30, 2017, by and between PayPal, Inc., a Delaware corporation (“Sublessor”) and Free Stream Media Corp., a Delaware corporation.

Recitals:

A.

SFI Real Estate Holdings, LLC (“Master Landlord”) and Sublessor are parties to that certain Agreement of Lease dated as of April 21, 2014, a copy of which is attached hereto as Exhibit A (the “Master Lease”), pursuant to which Master Landlord leases to Sublessor a portion of the building located 123 Townsend Street, San Francisco, CA 941 [    ] (the “Building”), consisting of (i) the entire fifth (5th) and sixth (6th) floors of the Building, and (ii) a portion of the fourth floor of the Building comprised of 14,640 rentable square feet of space, as more particularly described in the Master Lease (collectively, the “Premises”).

B.

Sublessor wishes to sublease to Sublessee, and Sublessee wishes to sublease from Sublessor, the entire fifth (5th) floor portion of the Premises, comprised of approximately 22,783 rentable square feet of space (referred to herein as the “Sublet Premises”), all pursuant to the terms and conditions of this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Recitals; Capitalized Terms:

The Recitals set forth above are true and correct and are incorporated into the body of this Sublease as though set forth herein. Capitalized Terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Master Lease.

2.	Sublease of Sublet Premises; Condition of Sublet Premises:

Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the Sublet Premises upon all of the terms, covenants and conditions contained in this Sublease. The Sublet Premises shall be delivered to Sublessee in broom-clean condition and otherwise in its “as-is” condition, without any representations or warranties by Sublessor to Sublessee with respect to the Sublet Premises and without any obligation of Sublessor to perform or pay for any improvements in and to the Sublet Premises, it being agreed and acknowledged that all maintenance and repair obligations of Sublessor under the Master Lease are hereby delegated to Sublessee with respect only to the Sublet Premises. Sublessee acknowledges that it has had the opportunity to inspect the Sublet Premises and agrees that it has not relied on any representations or warranties whatsoever by Sublessor or any other party with respect to the condition of the Sublet Premises and its suitability for Sublessee’s use and occupancy.

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Expansion Rights. Sublessee shall have a one-time “right of first offer” (the “ROFO”) to expand the Sublet Premises to include the entire sixth (6th) floor portion of the Premises and/or the entire fourth (4th) floor portion of the Premises (such space offered to Sublessee is referred to herein as the “ROFO Space”). If at any time during the Sublease Term Sublessor determines that any ROFO space will become available for occupancy by any third party other than Sublessor and its affiliates, then prior to offering such space publicly for sublease Sublessor shall provide written notice to Sublessee (the “ROFO Notice”) indicating (i) the size and location of ROFO Space offered to Sublessee, (ii) the base rent at which Sublessor intends to market such space for sublease, and (iii) the anticipated delivery date of the ROFO Space, which shall in no event be prior to five (5) business days following Sublessee’s obligation to respond to the ROFO Notice, (iv) condition in which the ROFO Space will be delivered, and (v) the term applicable to such ROFO Space; provided, however, that if such term would extend beyond the then Expiration Date of the Sublease Term, then the Sublease Term shall be extended to be coterminous with the expiration date applicable to the ROFO Space. Sublessee may accept the ROFO by providing written notice to Sublessor within five (5) business days following receipt of the ROFO Notice, whereupon Sublessor shall promptly provide an amendment to this Sublease incorporating the ROFO Space into the Sublet Premises, subject to all the terms and conditions of this Sublease, excepting only the rent, term, Sublessee’s percentage share of Operating Expense, as set forth in Paragraph 7 below, and other specific terms and conditions respecting the ROFO Space as set forth in the ROFO Notice, with Sublessee’s right to the ROFO Space conditioned upon Sublessee’s execution and delivery of such amendment on or before the delivery date provided in the ROFO Notice. Sublessee’s failure to timely respond shall be deemed Sublessee’s election not to sublease the ROFO Space offered in the ROFO Notice, whereupon the ROFO shall thereafter be void and of no further force and effect.

3.	Term:

The term of this Sublease shall be approximately thirty six (36) calendar months (the “Sublease Term”), which shall commence upon the date which is the later of (i) the day Master Landlord delivers its written consent to this Sublease (the “Consent Date”), and (ii) May 1, 2017 (such later date is referred to herein as the “Commencement Date”) and shall continue through the end of the calendar month in which the third (3rd) anniversary of the Commencement Date occurs (the “Expiration Date”), or through the date of any earlier termination of the Master Lease. Sublessee agrees and acknowledges that delivery of possession of the Sublet Premises shall not occur until Sublessee has provided evidence to Sublessor and Master Landlord of all insurance required to be maintained by Sublessee hereunder, and that if Sublessee does not provide such evidence of insurance on or before the Commencement Date, the Commencement Date shall nevertheless be deemed to occur as provided above notwithstanding any delay in delivery as a result of such failure of Sublessee to timely provide evidence of insurance. If Sublessee holds over in the Sublet Premises following the Expiration Date, the terms and conditions of Article 10 of the Master Lease shall apply to any such holding over by Sublessee.

The effectiveness of this Sublease is contingent upon Master Landlord’s written consent (the “Consent”) to the terms and conditions of this Sublease pursuant to Section 12 below. Sublessor shall make commercially reasonable efforts to obtain Master Landlord’s Consent to this Sublease as soon as reasonably practicable following the date hereof; provided, however, that in the event the Consent Date has not occurred on or before July 1, 2017, this Sublease shall terminate automatically, whereupon Sublessor shall refund to Sublessee all amounts previously paid on account of this Sublease and thereafter neither party shall have any rights or obligations hereunder.

Conditional Extension Rights: In lieu of an option to extend the Sublease Term, Sublessor hereby agrees that Sublessee shall have the right to request an extension of the Sublease Term through the February 28, 2023 expiration date of the Master Lease, by providing written notice of such request to Sublessor no more than twelve (12) months prior to the expiration of the initial Sublease Term and no less than ten (10) months prior to the expiration of the initial Sublease Term. Sublessor agrees that, so long as Sublessee has not been in default of its obligations hereunder beyond the applicable notice and cure period prior to the expiration of the initial Sublease Term, and subject to Sublessor’s election, in its sole and absolute discretion, to elect to occupy the Sublet Premises itself or through an affiliated company, Sublessee shall approve such request by responding with an affirmative written notice within thirty (30) days after Sublessee’s request, with any failure of Sublessor to respond within such time deemed Sublessor’s disapproval.

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4.	Provisions Constituting Sublease:

4.1

This Sublease is subject and subordinate to all of the terms and conditions of the Master Lease attached hereto as Exhibit A, the terms and conditions of which, subject to Section 4.2, are incorporated herein by reference. Sublessee acknowledges receipt of a copy of the Master Lease prior to the date hereof and confirms that Sublessee is familiar with the terms and conditions thereof. Sublessor represents and warrants to Sublessee that, to Sublessor’s knowledge, no facts or circumstances exist, that with the giving of notice or passage of time or both, would constitute a default by Sublessor or Master Landlord under the Master Lease.

4.2

All of the terms and conditions contained in the Master Lease are incorporated herein by this reference and shall be terms and conditions of this Sublease, subject to Section 4.1 above, except (i) those terms and conditions directly contradicted by the terms and conditions of this Sublease, in which case the terms and conditions of this Sublease shall control as between Sublessor and Sublessee; (ii) definitions in the Master Lease that have different definitions than the same defined terms set forth in this Sublease, in which case the definitions in this Sublease shall control as between Sublessor and Sublessee; (iii) any rights under the Master Lease which are expressly personal to Sublessor; and (iv) the following provisions of the Master Lease, which are hereby excluded from incorporation into this Sublease: Master Lease Summary (all); Master Lease Sections 1.4, 2, 3, 4.1, 5.1(a)(i.e., on Master Lease p. 8, concerning the Base Year), 5.4 (the phrase “specified in Section 4 hereof” only), 5.5, 6, 9, 20.3, 20.8, 25(c) (final paragraph only is excluded), 27, 53, 55 through 60, and Exhibit B and Exhibits D through G. No consent by Master Landlord to this Sublease shall amend or be deemed to amend the terms or conditions of the Master Lease as between Sublessor and Sublessee (even if directly contradictory to the term or conditions of this Sublease) or permit Sublessee to engage in any activities or to do any things that are prohibited to Sublessor under the Master Lease. All waivers of claims against, and exculpations of, “Landlord” under the incorporated provisions of the Master Lease shall run from Sublessee in favor of Sublessor. All waivers of claims against, and exculpations of, “Tenant”, under the incorporated provisions of the Master Lease shall run from Sublessor in favor of Sublessee.

4.3

All references to “Tenant” in the terms and conditions of the Master Lease, as incorporated herein, shall be deemed to refer to Sublessee; all references to “Landlord” in the terms and conditions of the Master Lease, as incorporated herein, shall be deemed to refer to both Sublessor and Master Landlord; provided, however, that all such Master Lease references to the “Landlord” concerning any and all obligations to maintain, repair, own, finance, insure, operate (including providing services and utilities as set forth in the Master Lease), improve or upgrade the Building and/or the Sublet Premises, and any and all representations and warranties by Master Landlord with respect to the physical condition of the Sublet Premises and Building shall refer only to Master Landlord, and Sublessee agrees that Sublessor shall have no such obligations under this Sublease. Sublessee agrees that Sublessor’s sole obligation with respect to the foregoing obligations of Master Landlord, which are not applicable to Sublessor, is to make commercially reasonable efforts to cause Master Landlord to discharge such obligations as provided in the Master Lease with respect to the Sublet Premises. No default by Master Landlord in the performance of such obligations shall entitle Sublessee to any remedies whatsoever against Sublessor under this Sublease unless, and only to the extent, Sublessor is entitled to the same remedy under the Master Lease or fails to make commercially reasonable efforts to assert its rights against Master Landlord. If Master Landlord fails to perform, Sublessee shall immediately notify Sublessor, which will promptly notify Master Landlord and demand performance and shall use all commercially reasonable diligence to cause Master Landlord to so perform.

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4.4

During the term of this Sublease, Sublessor shall not exercise any right to terminate the Master Lease, or agree with Master Landlord to terminate the Master Lease, without the prior express written consent of Sublessee. Sublessor shall throughout the term of this Sublease comply with all of the obligations of “Tenant” under the Master Lease except to the extent those obligations are delegated to Sublessee hereunder.

5.	Rent:

Base rent (“Base Rent”) shall be payable for the Sublet Premises in the initial amount of Sixty Seven Dollars ($67.00) per rentable square foot per year, or annualized base rent of $1,526,461 and monthly Base Rent of $127,205.08. On the first anniversary of the Commencement Date, and each subsequent anniversary of such date thereafter through the Sublease Term, as the same may be extended (each an “Adjustment Date”) Base Rent shall be increased to an amount equal to 103% of the amount payable immediately prior to the Adjustment Date. Rent for any partial month following the Commencement Date (or resulting from any early termination of this Sublease) shall be prorated based on the actual number of days in such month.

First Month’s Rent: Concurrently with its execution and delivery of this Sublease, Sublessee shall pay Sublessor one (1) month’s Base Rent, at the initial rate stated above, to be applied to the first full calendar month of the Sublet Term; provided, that unless the Commencement Date occurs on the first (1st) day of a calendar month, Sublessee shall pay Prorated Base Rent for the partial month following the Commencement Date on or before the first day of the first calendar month first occurring following the Commencement Date.

Manner and Place of Payment. Subject to Master Lease Section 8, incorporated herein, all Rent payable by Sublessee hereunder shall initially be paid to Sublessor via “ACH” transfer, using the following recipient information for Sublessor’s account:

Bank Name: Wells Fargo Bank

Acct Name: PayPal, Inc.

Beneficiary Address: 2211 N. First St, San Jose, CA 95131

ABA/Routing #: 121000248

Acct#: 4121046882

6.	Letter of Credit:

Concurrently with its execution and delivery of this Sublease, Sublessee shall deliver to Sublessor, as security for the performance of Sublessee’s obligations hereunder, an original irrevocable standby letter of credit (the “Letter of Credit”) in the initial amount of Four Hundred Four Thousand Eight Hundred Fifty Five and 62/100 Dollars ($404,855.62), naming Sublessor as beneficiary, which Sublessor may draw upon to cure any default under this Sublease or to compensate Sublessor for any damage Sublessor incurs as a result of Sublessee’s failure to perform any of its obligations hereunder. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Sublessor with respect to such default or failure to perform. The Letter of Credit shall be issued by a commercial bank with a San Jose or San Francisco, California, service and claim point for the Letter of Credit (or other draw method reasonably acceptable to Sublessor), whose deposits are insured by the FDIC, and who shall be reasonably acceptable to Sublessor (such approved, issuing bank being referred to herein as the “Bank”). As of the date hereof, Sublessor hereby approves Bank of America as the issuing bank for the Letter of Credit, on a form approved by Sublessor prior to the date hereof. The Letter of Credit shall have an expiration date not earlier than the sixtieth (60th) day after the expiration date of the Sublease Term (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Sublessor not later than sixty (60) days prior to the expiration thereof) and shall provide that Sublessor may make partial and multiple draws thereunder, up to the face amount thereof. In addition, the Letter of Credit shall provide that, in the event of Sublessor’s assignment or other transfer of its interest in this Sublease, the Letter of Credit shall be freely transferable by Sublessor, without charge and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Sublessor and such assignee or transferee. The Letter of Credit shall provide for payment to Sublessor upon the issuer’s receipt of a sight draft from Sublessor together with Sublessor’s certificate certifying that Sublessor is entitled to such payment pursuant to the provisions of this Sublease, and with no other conditions, and shall be in form and content satisfactory to Sublessor. If Sublessor draws on the Letter of Credit pursuant to the terms hereof, Sublessee shall immediately replenish the Letter of Credit or provide Sublessor with an additional letter of credit conforming to the requirement of this paragraph so that the amount available to Sublessor from the Letter of Credit(s) provided hereunder is the amount specified above. In the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to fail to meet the requirements of this Section, and, within twenty-five (25) days following Sublessor’s notice to Sublessee of such receivership or conservatorship, Sublessee shall replace such Letter of Credit with a substitute letter of credit from a different issuer that complies in all respects with the requirements of this Section. Sublessee’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall entitle Sublessor to draw upon the Letter of Credit then in effect and hold as a cash security deposit. If Sublessor liquidates the Letter of Credit as provided in the preceding sentence, Sublessor shall hold the funds received from the Letter of Credit as security for Sublessee’s performance under this Sublease, and Sublessor shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Sublessee with respect thereto. Neither Master Landlord nor any holder of a security interest in the Building, nor any purchaser at any judicial or private foreclosure sale of the Real Property or any portion thereof, shall be responsible to Sublessee for such security deposit unless and only to the extent such holder or purchaser shall have agrees to maintain the Sublease in effect and has actually received the same. If no breach by Sublessee exists as of the expiration or termination of this Sublease, Sublessor shall return to Sublessee the Letter of Credit or the balance of the security deposit then held by Sublessor, as applicable; provided, however, that in no event shall any such return be construed as an admission by Sublessor that Sublessee has performed all of its covenants and obligations hereunder.

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7.	Additional Rent:

Throughout the Sublease Term Sublessee shall be responsible for and shall pay to Sublessor as “Additional Rent” (collectively with Base Rent, “Rent”) payable under the Master Lease, consisting of increases in all Operating Expense charges and any other additional rent amounts payable under the terms of the Master Lease, as incorporated herein, and arising out of Sublessee’s occupancy of the Sublet Premises; provided, however, that for the purposes of calculating any increases in such costs payable by Sublessee with respect to Operating Expense increases (i) the “Base Year” under the Master Lease shall be deemed to be calendar year 2017, and (ii) Sublessee shall only be liable to pay such increases in Operating Expense over the 2017 Base Year with respect to calendar years thereafter. Sublessor shall provide Sublessee with a copy of Landlord’s reconciliation statements for Operating Expenses promptly following receipt thereof, and for the purposes of Sublessee’s obligation to pay such amounts to Sublessor (x) Sublessee shall be responsible for payment of 37.6% of such increases in Operating Expenses over a 2017 Base Year as shown on Master Landlord’s statement, and (y) Master Landlord’s statement and calculations shall be deemed accurate absent manifest error. From and after January 1, 2018, Sublessee shall pay to Sublessor estimated Operating Expenses in an amount reasonably calculated by Sublessor to equal the increases in such amounts over a 2017 Base Year, subject to adjustment based on Master Landlord’s statements of actual expenses delivered to Sublessor pursuant to the Master Lease. Following the Sublease Term, each of Sublessor and Sublessee will, as applicable, reconcile Sublessee’s estimated payments against the actual costs imposed by Master Landlord and “true up” the other party for any overpayment or underpayment, as applicable, within thirty (30) days after Sublessor’s receipt of Master Landlord’s reconciliation of Operating Expenses under the Master Lease for the calendar year in which the Sublease expires or is earlier terminated. Sublessee does not have any right to independently audit Master Landlord’s books and records pursuant to the terms and conditions of Section 5.5 of the Master Lease. The Master Lease contains express representations made by Master Landlord and describes Master Landlord’s duties in connection with the maintenance of business records relating to the calculation of Operating Expenses. However, if Sublessor elects to audit Operating Expenses as permitted in Section 5.5 of the Master Lease, Sublessor shall use its good faith efforts to notify Sublessee thereof (or if Sublessor fails to so notify Sublessee that it has elected to audit Operating Expenses so notify Sublessee if Sublessee inquires whether Sublessor has so elected) and, upon request, provide Sublessee with the results of such audit.

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8.	Insurance:

At all times during the Sublease Term Sublessee shall maintain all insurance required of the “Tenant” under the Master Lease, and all liability policies shall include as additional insureds Sublessor and Master Landlord (including all other persons that Sublessor is required to include in accordance with the Master Lease). Sublessor and Sublessee agree, and by its consent to this Sublease Master Landlord agrees, that the waivers of subrogation set forth in the Master Lease shall be deemed to be a three-way agreement between Master Landlord, Sublessor and Sublessee and their respective insurers. If either party to this Sublease is a self-insurer of any coverages required under the Master Lease, the self-insuring party shall be deemed an insurer for purposes of waiver of subrogation.

9.	Consents; Notices:

All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease, at the addresses shown below. Whenever the consent of Master Landlord is required under the Master Lease, Sublessee shall request that Sublessor obtain the consent of Master Landlord and Sublessor shall make commercially reasonable efforts, at no cost to Sublessor, to obtain the same.

Sublessor’s	PayPal Inc.	Sublessee’s	Free Stream Media Corp.
Address:	2211 North First Street	Address:	Prior to Commencement Date:
	San Jose, CA 95131		301 Brannan Street,
Attn:	Global Real Estate Manager		San Francisco, CA 94107
Phone:	(408) 967-2928	Attn:	Facilities Manager
		Phone:	(415) 796-2167

After Commencement Date:
123 Townsend St., Suite 500
San Francisco, CA 94107

		Attn:	Facilities Manager
		Phone:	(415) 796-2167

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10.	Furniture:

Sublessor and Sublessee hereby agree that, in addition to Sublessee’s sublease of the Sublet Premises, Sublessee shall have the right to elect to retain and use, throughout the Sublet Term, certain unaffixed office furniture and related FF&E (collectively “Furniture”) pursuant to the license agreement attached hereto as Exhibit B (the “Furniture License”), subject to Sublessee’s reimbursement of Sublessor’s expenses for such Furniture as more particularly set forth in the Furniture License.

11.	Brokers:

The parties hereby represent and warrant to each other that neither party has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than Touchstone Commercial Partners, acting as the Sublessee’s broker, and JLL, acting as the Sublessor’s broker, who shall be paid pursuant to a separate agreement with Sublessor, and with no liability to Master Landlord for any such fees or commissions. Each party shall indemnify and hold harmless the other party for any and all claims, losses, damages, liability, cost and expense (including reasonable attorneys’ fees) arising out of any breach of the foregoing representation and warranty.

10.	Signage:

Subject to Master Landlord’s written consent pursuant to the terms and conditions of the Master Lease (i) Sublessor hereby assigns to Sublessee, at all times during the Sublease Term, the lobby signage rights granted to Sublessor under the Master Lease to the extent applicable to the Sublet Premises, and (ii) Sublessor approves Sublessee’s installation of identification signage near the entry to the Sublet Premises.

11.	Existing Alterations:

Sublessor confirms that any improvements existing in the Sublet Premises as of the Commencement Date are not subject to any removal requirement under the Master Lease or this Sublease, and agrees that Sublessee shall have no obligation to remove any other preexisting alterations or preexisting cabling in the Sublet Premises, which shall be separated from Sublessor’s cabling and made available for Sublessee’s use; provided, however, that all cabling and any other Changes installed by Sublessee shall remain subject to the Section 13.2 “removal” provisions of the Master Lease, incorporated herein.

12.	Master Landlord Consent:

This Sublease shall not be effective, and the Commencement Date hereunder shall not be deemed to have occurred, until and unless Master Landlord, has executed and delivered a written consent to this Sublease. In consideration for such agreement Sublessee agrees to attorn to Master Landlord in the event of any termination of the Master Lease which does not effect a termination of this Sublease.

13.	Entire Agreement:

This Sublease (including all provisions incorporated herein by reference) represents the entire agreement between Sublessor and Sublessee and may not be modified orally or in any manner other than by an agreement in writing signed by both parties to this Agreement or their respective successors and assigns and, if required, subject to the prior written consent of Master Landlord.

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14.	Counterparts:

This Sublease may be executed by facsimile or scanned .pdf (or similar electronic file format) and in counterparts, each of which shall be deemed an original, and such counterparts, when taken together, shall constitute a complete, fully-executed Sublease.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed and delivered this Sublease as of the date first set forth above.

SUBLESSOR:		SUBLESSEE:

PayPal, Inc., a Delaware corporation		Free Stream Media Corp., a Delaware corporation

By:	Illegible	By:	Illegible
Name:	Illegible	Name:	Illegible
Its:	Illegible	Its:	Illegible

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Master Landlord Consent to Sublease

SFI Real Estate Holdings, LLC, as the “Master Landlord”, hereby consents to the Sublease to which this Consent is attached, dated March 30, 2017, by and between PayPal, Inc., as Sublessor and Free Stream Media Corp., as Sublessee.

SFI Real Estate Holdings, LLC,
a Delaware limited liability company

By:	/s/ Bayard R. Kraft III
Bayard R. Kraft III, Authorized Agent

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EXHIBIT A

Master Lease

AGREEMENT OF LEASE

By and Between

SFI Real Estate Holdings LLC

a Delaware limited liability company

(“Landlord”)

and

PayPal, Inc.,

a Delaware corporation

(“Tenant”)

ii

34.	Performance by Tenant	40

35.	Mortgagee and Senior Lessor Protection	41

36.	Definition of Landlord	41

37.	Waiver	41

38.	Identification of Tenant	42

39.	Terms and Headings	42

40.	Examination of Lease	42

41.	Time	42

42.	Prior Agreement; Amendments	42

43.	Severability	42

44.	Recording	42

45.	Limitation on Liability	43

46.	Signs	43

47.	Modification for Lender	43

48.	Accord and Satisfaction	43

49.	Financial Statements	44

50.	Tenant as Corporation	44

51.	No Partnership or Joint Venture	44

52.	Counterparts	44

53.	Extension Option	44

54.	Bike Parking	46

55.	Landlord Common Area Improvements	46

56.	Right of First Offer	47

57.	Parking	49

58.	Right of First Refusal	49

59.	Guaranty	50

60.	Base Building Penetration	50

61.	Confidentiality	50

62.	Definitions	50

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SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building (the “Building”) which is located at 123 Townsend Street, San Francisco, California. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE	DESCRIPTION
(a.) Date:	April 21, 2014

(b.) Landlord:	SFI Real Estate Holdings LLC, a Delaware limited liability company

(c.) Address of Landlord:	SFI Real Estate Holdings LLC c/o Manchester Capital Management, LLC 3657 Main Street Manchester Village, Vermont 05254

(d.) Tenant:	PayPal, Inc., a Delaware corporation

(e.) Address of Tenant:

(i) Subsequent to Occupancy:	123 Townsend Street Suite 600 San Francisco, California 94107. With a Copy to: c/o eBay Inc. 2211 N. First Street San Jose, CA 95105 Attn: Work Place Resources/Real Estate Legal

(ii) Prior to Occupancy:	c/o eBay Inc. 2211 N. First Street San Jose, CA 95105 Attn: Work Place Resources/Real Estate Legal

(f.) Premises (Section 1):	The Premises is 60,581 rentable square feet consisting of 14,640 rentable square feet of space located on the fourth (4th) floor of the Building (“Fourth Floor Premises”), 22,783 rentable square feet of space on the fifth (5th) floor of the Building (“Fifth Floor Premises”), and 23,158 rentable square feet of space located on the sixth (6th) floor of the Building (“Sixth Floor Premises”), measured in accordance with the ANSI/BOMA Z65.1 – 2010 measurement standard provided that an estimate has been made with respect to the determination of rentable square footage assuming that the construction of the Gym and Bike Area as referenced in Section 55 has been completed with a configuration as currently anticipated (“BOMA Standard”), applied consistently throughout the Building, and in the configuration shown on Exhibit A attached hereto. The Fourth Floor Premises, the Fifth Floor Premises and the Sixth Floor Premises may be referred to collectively herein as the “Premises”. The rentable square footage of the Premises is subject to adjustment with respect to the additions to the Common Areas described in Section 55 below as determined pursuant to the BOMA Standard pursuant to Section 55 and further subject to adjustment to the extent that Tenant elects to acquire additional space within the Building pursuant to its rights described in Sections 56 and 58 or otherwise.

(g.) Building (Section 1):	123 Townsend Street, San Francisco, California. Total rentable square footage of the Building: 136,113 rentable square feet which shall be deemed to remain fixed throughout the Term, excepting only any adjustment in Common Areas resulting from the addition of the Common Area improvements listed in Section 55 below, determined pursuant to the BOMA Standard applied consistently throughout the Building.

(h.) Term (Section 2):

(i) Lease Commencement Date:	Upon the date of mutual execution and delivery of this Lease which execution and delivery shall entitle Tenant to possession of the entire Premises pursuant to the provisions of this Lease.

(ii) Rent Commencement Date:

	Fourth Floor Premises	The date that is fourteen (14) months following the Lease Commencement Date

	Fifth Floor Premises	The date that is ten (10) months following the Lease Commencement Date

	Sixth Floor Premises	The date that is four (4) months following the Lease Commencement Date

(iii) Lease Expiration Date: (Section 2)	The date that is eight (8) years and six (6) months after the Rent Commencement Date for the Sixth Floor Premises (“Lease Expiration Date”), subject to the Extension Options, if applicable, set forth in Section 53 below.

(i.) Monthly Basic Rent net of direct Utilities & Janitorial Costs (Section 4):

The Monthly Basic Rent is as designated on Exhibit E attached hereto.

(j.) Security Deposit:	None

(k.) Operating Expenses (Section 5):

(i) Base Year:	Calendar year 2014, subject to adjustment with respect to each Extension Option, if applicable, as provided in Section 53(c) below.

(ii) Tenant’s Percentage Share:	Forty-Four and Five Tenth’s Percent (44.5%) (“Tenant’s Percentage Share”) to remain fixed during the Term other than as expressly provided in Section 5.1(b).

(1.) Brokers (Section 9):	Tenant’s Broker:	CBRE and Cornish & Carey Newmark Knight Frank

	Landlord’s Broker:	Cornish & Carey Newmark Knight Frank

(m.) Extension Option (Section 53)	Tenant shall have two (2) options to extend the Term for a period of sixty (60) months each with Monthly Basic Rent during each Extended Term at the then current Fair Market Rent.

(n.) Right of First Offer (Section 56):	Tenant shall have the ongoing right to lease any available space in the Building subject and subordinate to the existing rights of other tenants.

(o.) Right of First Refusal (Section 58):	Tenant shall have a right of first refusal with respect to any premises in the Building not then included in the Premises.

(p.) Work Letter:	Attached as Exhibit B.

(q.) Guarantor: (Section 59)	Ebay Inc., a Delaware corporation

(r.) Parking: (Section 57)	1 space

The foregoing terms of this Summary are agreed to by Landlord and Tenant.

LANDLORD:		TENANT:

SFI Real Estate Holdings, LLC, a Delaware limited liability company		PayPal, Inc. a Delaware corporation

By:	Illegible	By:	Illegible
Name:	Illegible	Name:	Illegible
Its:	Illegible	Its:	Illegible
April 29, 2014

OFFICE LEASE

THIS LEASE, dated April 21, 2014, for purposes of reference only, is made and entered into by and between SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”) and PayPal, Inc., a Delaware corporation (“Tenant”).

1.     The Premises.

1.1    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises designated in the Summary of Basic Lease Information (“Summary”) attached hereto, and which is more particularly described and outlined on the floor plan attached hereto and marked Exhibit A, all of which is incorporated herein by this reference. The Premises is located in the Building at the address designated in the Summary, and located on the parcel of real property (the “Site”) under the Building. Notwithstanding the foregoing, Landlord reserves those rights described in Section 1.3 below, and this Lease is subject to the Rules and Regulations attached hereto as Exhibit C, and such additional reasonable rules and regulations as Landlord may deliver to Tenant from time to time. Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, Building, or Site except as specifically stated in this Lease. The parties hereto agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed, and this Lease is made upon the condition of such performance. Notwithstanding that the obligation of Tenant to pay Monthly Basic Rent (other than with respect to the first payment) does not commence until the Rent Commencement Date for the Sixth Floor Premises, upon the Lease Commencement Date, Tenant shall be obligated pursuant to all obligations as provided in this Lease except only with respect to the obligation to pay Monthly Basic Rent as provided in Section 4.1.

1.2    Tenant shall have the nonexclusive right to use in common with other tenants in the Building, subject to the Rules and Regulations referred to in Section 29 below and subject to the reasonable discretion of Landlord to determine the manner in which the public and common areas are maintained and operated, the following areas (“Common Areas”) appurtenant to the Premises:

(a)    The common entrances, lobbies, restrooms, future gym facilities, (subject to the Landlord’s ability to reasonably permit and construct as more particularly described in Section 55 below) elevators, stairways and access ways, loading docks, ramps, drives and platforms and any passageways and service ways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises;

(b)    The loading and unloading areas, roadways, sidewalks, walkways, bicycle storage and maintenance areas, roof top Terrace, parkways, and driveways appurtenant to the Building; and

(c)    The existing roof-top terrace (“Terrace”); provided, however, that Landlord agrees that, subject to the rights of other tenants of the Building, upon not less than two

(2) business days prior written notice from Tenant, Tenant shall have the right to reserve the roof-top terrace for its exclusive use on an event by event basis in each case for a period no longer than four (4) consecutive hours and no more often than three (3) times each calendar month. In the event of any such exclusive use of the Terrace, Tenant, at its cost, at the expiration of such exclusive use, shall be responsible for removal of any and all trash resulting from such use and otherwise cleaning the Terrace and repairing any damage resulting from its exclusive use so as to return the Terrace to substantially the same condition as existed prior to the commencement of such exclusive use. Tenant agrees that Landlord may grant similar rights to other tenants of the Building. Landlord shall operate, maintain, repair and replace as reasonably necessary the Common Areas in a manner consistent with that exercised by owners of similar class office buildings in the San Francisco South of Market district, for example 139 Townsend Street, 475 Brannan Street and 625 Second Street (“Comparable Buildings”).

1.3    Landlord reserves the right from time to time to take all of the following actions, provided that Landlord shall use commercially reasonable efforts to insure that any such installation, use, maintenance, repair or replacement that is conducted on the Premises does not unreasonably interfere with Tenant’s use of, access to and/or parking for the Premises:

(a)    To remove, install, reinstall, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand the Building;

(b)    To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic and walkways;

(c)    To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(d)    To use the Common Areas at any time, including, but not limited to, while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and/or

(e)    To do and perform such other acts and make such other changes in, to or with respect to the Site, Common Areas and Building including, without limitation, the roof and windows of the Building as Landlord may, in the exercise of Landlord’s business judgment, deem to be appropriate.

1.4    The rights and obligations of the parties regarding the Initial Tenant Improvements to be performed at the commencement of the Term are described in the Work Letter (“Work Letter”) attached to this Lease as Exhibit B. Any inconsistency between the provisions of the Work Letter and the provisions of the balance of this Lease with respect to such Initial Tenant Improvements (as defined in the Work Letter) shall be governed by the provisions of the Work Letter.

1.5    References in this Lease to “rentable square feet”, “rentable square footage” and “rentable area” shall have the same meanings, and Tenant hereby acknowledges and agrees that the rentable square footage of the Premises as of the Lease Commencement Date shall be deemed, and is, 60,581 rentable square feet, and the rentable square footage of the Building as of the Lease Commencement Date shall be deemed, and is, 136,113 rentable square feet, all pursuant to the BOMA Standard, applied consistently throughout the Building. No adjustment in the Monthly Basic Rent, Tenant’s Percentage Share, any monetary or other obligation of Tenant, or any other term of this Lease shall be made by reason of any discrepancy in the rentable square footage of the Premises or the Building which is later discovered to exist, except as otherwise provided in Section 55 below.

2.    Term. Subject to Sections 3 (Possession) and 53 (Extension Option) below, the term of this Lease (“Term”) shall be for the period designated in the Summary. The Term shall commence on the Lease Commencement Date and end on the Lease Expiration Date, unless the Term shall be sooner terminated or extended as hereinafter provided. The date on which the Lease Commencement Date occurs shall be memorialized pursuant to a memorandum in the form attached hereto as Exhibit D, executed by both Landlord and Tenant concurrently with the Lease Commencement Date.

3.    Possession. Landlord shall tender possession of the Premises to Tenant on the Lease Commencement Date and Tenant shall accept possession on such date subject to the provisions of this Lease.

4.    Monthly Basic Rent/Rent Increases.

4.1    Monthly Basic Rent Payment. Tenant agrees to pay to Landlord, on a monthly basis, the Monthly Basic Rent as designated on Exhibit E attached hereto. It is acknowledged and agreed that consistent with the increases in Monthly Basic Rent as is shown on Exhibit E attached hereto, the Monthly Basic Rent during the Term shall increase by three percent (3%) on each anniversary of the Lease Commencement Date. Tenant shall pay the Monthly Basic Rent in advance on the first day of each and every calendar month during the Term. In the event that the Rent Commencement Date for any portion of the Premises occurs other than on the first day of a calendar month, the Monthly Basic Rent for the initial partial calendar month for such portion of the Premises shall be prorated based on the actual number of days in such month, and the Monthly Basic Rent payable for any calendar month in which the amount of Monthly Basic Rent is to increase as provided in Exhibit E shall be determined by pro rating the applicable lesser and greater Monthly Basic Rent based on the portion of the calendar month for which each is applicable with the sum of such prorated amount being the Monthly Basic Rent for such calendar month. The Monthly Basic Rent and all additional rent, including without limitation Operating Rent, shall be paid to Landlord, without any prior demand therefor and without any deduction or offset whatsoever in lawful money of the United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in Section (c) of the Summary or to such other person or at such other place as Landlord may from time to time designate in not less than fifteen (15) days’ prior written notice to Tenant. Further, all charges to be paid by Tenant hereunder, including, without limitation, payments for repairs and other costs and expenses shall be considered additional rent for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent as well as Monthly Basic Rent and Operating Rent unless the context specifically or clearly implies that only the Monthly Basic Rent or Operating Rent is referenced.

4.2    Priority of Application All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant either in a separate writing or in a check or money order, or otherwise shall modify this clause or have any force or effect.

5.    Operating Expenses.

5.1    For the purposes of this Section 5.1, the following terms are defined as follows:

(a)    Base Year. The Base Year shall be calendar year 2014, subject to adjustment as provided in Section 53 below in connection with the exercise by Tenant of an Extension Option.

(b)    Tenant’s Percentage Share. Tenant’s Percentage Share shall mean the percentage set forth in the Summary, based on the percentage that the rentable square footage of the Premises bears to the rentable square footage of the entire Building, all as determined pursuant to the BOMA Standard. Landlord agrees that, notwithstanding any subsequent changes to the rentable square footage of the Building except as contemplated by Section 55 with respect to any required adjustment, Tenant’s Percentage Share is only subject to adjustment as a result of (i) the addition or subtraction of any areas of the Building to or from the Premises hereunder, in which case the rentable square footage of the Premises and the resulting Tenant’s Percentage Share (based on the rentable square footage of the Building set forth in the Summary) shall be recalculated per BOMA Standard, and (ii) any change in the rentable square footage of the Building, resulting from the increase in Common Areas or other increase or decrease in which the case the Tenant’s Percentage Share shall be recalculated based on the revised rentable square footage of the Building as compared to the then rentable square footage of the Premises.

(c)    Operating Expenses. Operating Expenses shall consist of all costs of operation and maintenance of the Building, the Common Areas and the Site, determined on an accrual basis in accordance with sound accounting principles consistently applied. Operating Expenses shall be based on the current level of services and the current cost therefor at one hundred percent (100%) occupancy of the Building. If, at any time during the Term, the actual occupancy of the Building becomes less than one hundred percent (100%), Operating Expenses that vary with occupancy shall be deemed to be increased to an amount equal to the like Operating Expenses which would normally be incurred had the occupancy of the Building been one hundred percent (100%), and had such full utilization of services occurred throughout the entire Term, including the Base Year. Landlord shall have the right to reasonably estimate the variable Operating Expenses which would be incurred at one hundred percent (100%) of occupancy in Landlord’s reasonable discretion determined on an accrual basis consistent with sound commercial real estate accounting principles consistently applied. Without limiting the foregoing, the parties acknowledge that Landlord does not currently maintain earthquake insurance, and Landlord agrees that, to the extent Operating Expenses increase due to Landlord’s obtaining earthquake insurance covering the Building in any year following the Base Year, such increase may be included in Excess Operating Expenses only to the extent of the increase in cost over the projected costs that would have been included in Operating Expenses for the Base Year if such expense had been in effect during the entire Base Year.

Operating Expenses shall include the following costs by way of illustration, but not limitation: real property taxes and assessments and any taxes or assessments hereafter imposed in lieu thereof; gross receipt taxes (whether assessed against Landlord or assessed against Tenant and collected by Landlord, or both); the cost of insurance for which Landlord is responsible hereunder or which Landlord or any first mortgagee with a lien affecting the Premises reasonably deems necessary in connection with the operation of the Building (including the deductible portion of any insured loss other than earthquake insurance deductibles); janitorial services (other than the cost of janitorial services provided to any tenant occupied portion of the Building) and supplies, security, labor, utility surcharges, and any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or the Premises; the cost of any capital improvements made to the Building by the Landlord which are (a) anticipated to reduce Operating Expenses, (b) replacements or upgrades to any of the Building’s equipment needed to operate the Building at the same quality levels (or levels of efficiency) as prior to the replacement, or (c) required under any governmental law or regulation, except for capital improvements to remedy a condition existing prior to the Lease Commencement Date; provided, however, that any such capital improvements shall be amortized by Landlord over the useful life of the improvement as reasonably determined by Landlord, at an interest rate equal to the prime rate at the time, plus three percent (3%), with only the amortized portion for any calendar year included in Operating Expenses for such calendar year; costs of Landlord’s employees incurred in the management of the Building up to the level of Building manager, if any (including supplies, wages and salaries of employees used in the management, operation and maintenance of the Building, and payroll taxes and similar governmental charges with respect thereto); a commercially reasonable management fee(s) not to exceed, in the aggregate, four percent (4%) of the Monthly Basic Rent hereunder; air conditioning; waste disposal and trash removal; utility costs including heating, electrical, water, sewer and other utility costs for the Building and the Common Areas which are not separately metered to any tenant space in the building and/or paid directly by any tenants (including Tenant) to any utility provider or as a reimbursement to Landlord based on actual use; ventilating; elevator maintenance; supplies; materials; equipment; tools; repair and maintenance of the portions of the Building for which Landlord is responsible including, without limitation, the Building Structure and the plumbing, heating, ventilating, air conditioning and electrical systems installed or furnished by Landlord; and maintenance, costs and upkeep of all Common Areas, rental of personal property used in maintenance; costs and expenses of gardening and landscaping, maintenance of signs (other than Tenant’s signs); personal property taxes levied on or attributable to personal property used in connection with the entire Building, including the Common Areas; reasonable audit or verification fees; and costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate reserves.

Notwithstanding anything contained in this Section 5.1 to the contrary, Operating Expenses shall not include any of the following:

(a)    depreciation and amortization (except as expressly permitted above in this Section 5.1) on the Building or equipment therein;

(b) real estate brokers’ commissions;

(c) expenses for interest, principal, fees, points and penalties in connection with any Building financing, and other Building financing expenses;

(d) all expenses for tenant improvements in the Building;

(e) ground rent;

(f) income and franchise taxes;

(g) the cost of all electricity and water (and sewer) consumed by other tenants of the Building within their respective premises (including allocated amounts of such utilities where other tenant space is not separately metered), with the cost of all electricity and other utilities not consumed by a tenant within its premises, included in Operating Expenses and allocated among all tenants of the Building based on their respective percentage shares;

(h) third party accountants’ fees, attorneys’ fees and other professional fees and costs incurred in connection with disputes or lease negotiations with tenants or other occupants or prospective tenants or occupants of the Building, the enforcement of any leases (including unlawful detainer proceedings and the collection of rents), and requests to assign or sublet;

(i) overhead and profit paid to subsidiaries or affiliates of the Landlord for management or other services on or to the Building for supplies or other materials, to the extent that the overall cost of the services, supplies or materials provided by Landlord materially exceeds the competitive cost of the services, supplies, or materials if obtained from an unrelated third party on an arm’s length basis;

(j) compensation paid to clerks, attendants, or other persons in commercial concessions operated by the Landlord;

(k) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature;

(l) items and services for which Tenant or any other tenant directly reimburses the Landlord or pays third parties or that the Landlord provides selectively to one or more tenants of the Building other than Tenant without reimbursement;

(m) maintenance costs incurred in connection with repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord to the extent Landlord’s property insurance has reimbursed Landlord for such costs (Landlord shall employ reasonable commercial efforts to obtain reimbursement for any insured losses);

(n) all voluntary contributions to any political or charitable organizations;

(o) advertising, marketing and promotion costs and leasing commissions;

(p) costs associated with the operation of the corporation or other entity which constitutes the Landlord, as distinguished from costs of operation of the Building, including accounting and legal costs, costs of defending lawsuits with any mortgagee, and the costs of selling, syndicating, financing, mortgaging or hypothecating any ownership interest in Landlord, or any of the Landlord’s interests in the Building;

(q) costs to the extent Landlord has the right to be reimbursed under any warranty or by insurance companies or other third parties (including other tenants and Tenant);

(r) reserves of any nature;

(s) the cost of Landlord’s removal from the Building or the Site of Hazardous Materials (defined below) not brought to the Premises, Building or the Site by Tenant, its agents, employees, contractors or invitees;

(t) costs fines and penalties incurred due to Landlord’s operation of the Building in violation of Laws (defined below), due to Landlord’s failure to timely pay real property taxes and/or arising out of the gross negligence or willful misconduct of Landlord, any Landlord Parties and their respective independent contractors; and

(u) any costs to remedy any noncompliance with Landlord’s express warranties set forth in Sections 7.1 (compliance with applicable building codes), 7.2 (existing Hazardous Materials) and 14.2 (Building Systems in good working order as of the Lease Commencement Date) below.

As used herein, the term “real property taxes” shall include any form of assessment, license fee, license tax, business license fee, tax, levy, charge, or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Building and/or Premises, including, but not limited to, the following:

(a) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(b) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real estate tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants prior to “Proposition 13”. It is the intention of Tenant and Landlord that all such assessments, taxes, fees, levies and charges be included within the definition of “real property taxes” for the purposes of this Lease;

(c) any assessment, tax, fee, levy or charge (including, without limitation, any gross receipts tax) allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any excise tax levied by the state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(d) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(e) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system instituted within the geographic area of which the Building is a part; or

(f) reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce real property taxes.

Notwithstanding any provision of this Section 5.1 expressed or implied to the contrary, “real property taxes” shall not include Landlord’s federal or state income, franchise, inheritance and estate taxes and transfer taxes.

5.2 During the Term, Tenant shall be responsible for payment of Tenant’s Percentage Share of the Operating Expenses in excess of the Operating Expenses incurred at the Building during the Base Year (the “Excess Operating Expenses”). Landlord shall estimate the monthly Operating Expenses and Tenant’s Percentage Share of the Excess Operating Expenses, and shall deliver written notice thereof to Tenant (“Estimate Statement”). Tenant shall pay on the first day of each and every calendar month during the Term as additional rent such estimated monthly amount, if any. If Landlord determines that Tenant’s Percentage Share of the Excess Operating Expenses for such current calendar year is greater than that set forth in the Estimate Statement, then Landlord may, at any time, but not more frequently than once during each calendar year during the Term, deliver a revised Estimate Statement, and Tenant shall pay to Landlord within thirty (30) days of the delivery of such revised Estimate Statement the difference between such revised Estimate Statement and the original Estimate Statement for the portion of the current calendar year which has then expired and Tenant shall thereafter pay during the balance of such current calendar year Tenant’s Percentage Share of the new estimate of Excess Operating Expenses.

By March 31 of each calendar year during the Term, or as soon thereafter as possible, Landlord shall deliver to Tenant a statement (“Actual Statement”) wherein Landlord shall state the actual Operating Expenses for the preceding calendar year, including the Base Year (and any adjusted Base Year pursuant Section 53(c) below). If the Actual Statement reveals an amount of Tenant’s Percentage Share of Excess Operating Expenses in excess of that which was estimated by Landlord in the Estimate Statement delivered as provided herein, then within thirty (30) days following receipt of the Actual Statement by Tenant, Tenant shall pay a lump sum equal to said Excess Operating Expenses. If the Actual Statement reveals that Tenant overpaid Excess Operating Expenses for any calendar year, any overpayment made by Tenant on the monthly installment basis provided above shall be credited toward the next monthly Operating Rent (as defined in Section 5.4) falling due and the monthly installment of Tenant’s Percentage Share of Excess Operating Expenses to be paid pursuant to the then current Estimate Statement shall be adjusted to reflect such lower expenses for the most recent calendar year, or if this Lease has been terminated, such excess shall be credited against any amount which Tenant owes Landlord pursuant to this Lease and, to the extent all amounts which Tenant owes Landlord pursuant to this Lease have been paid, Landlord shall promptly pay such excess to Tenant. Any delay or failure by Landlord in delivering any estimate or statement pursuant to this Section shall not constitute a waiver of its right to require an increase in Tenant’s Percentage Share of the Excess Operating Expenses nor shall it relieve Tenant of its obligations pursuant to this Section, except that (i) Tenant shall not be obligated to make any payments based on such estimate or statement until thirty (30) days after receipt of such estimate or statement, and (ii) Tenant shall not be required to pay any Operating Rent noted in any determination or invoice provided by Landlord more than six (6) months following the end of the calendar year in which the Term expires.

5.3 Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Percentage Share of the Excess Operating Expenses for the year in which this Lease terminates which determination shall be made not later than six (6) months following the end of the calendar year in which the Lease terminates, Tenant, within thirty (30) days after receipt of Landlord’s determination, shall pay any increase due over the estimated expenses paid and conversely any overpayment made in the event said expenses decrease shall be rebated by Landlord to Tenant, within thirty (30) days after Landlord’s determination.

5.4 Notwithstanding anything contained in this Section 5, the rent payable by Tenant each month shall in no event be less than the Monthly Basic Rent specified in Section 4 hereof. The Excess Operating Expenses to be paid by Tenant to Landlord pursuant to the provisions of this Section 5 shall sometimes be referred to in the aggregate as the “Operating Rent.”

5.5 Landlord shall maintain, and shall cause any third party property manager of the Building to maintain, reasonably detailed books and records with respect to the Operating Expenses in accordance with sound accounting principles consistently applied and such records shall be retained by Landlord (and any third party property manager(s) for a period of not less than two (2) years following each calendar year during the Term. Within ninety (90) days after receipt by Tenant of an Actual Statement for any prior calendar year during the Term, Tenant or its authorized representative shall have the right to inspect the books of Landlord upon reasonable notice and during the business hours of Landlord at such location in San Francisco, California as Landlord reasonably may specify, for the purpose of verifying the information contained in the statement. Unless Tenant requests an audit of such records within ninety (90) days after receipt of the statement, the statement shall be deemed correct as between Landlord and Tenant. If Tenant’s audit discloses any overpayment of Operating Rent by Tenant, any such overpayment shall be credited or refunded to Tenant in the same manner as overpayments of estimated Excess Operating Expenses as set forth in Sections 5.2(2nd para.) and 5.3 above, and if Tenant’s audit determines that Landlord’s original determination of annual Operating Expenses with respect to Operating Expenses for the calendar year being audited by Tenant overstated the amounts thereof, in the aggregate, by more than five percent (5%), then Landlord shall credit or reimburse Tenant for its reasonable, out of pocket costs of such audit in the same manner as any overpayments of Operating Rent disclosed thereby.

6. Security Deposit. [INTENTIONALLY OMITTED].

7. Use.

7.1 Tenant shall use the Premises for general office and administrative purposes and all purposes incident thereto and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion. Tenant shall not use or occupy the Premises in violation of any covenants, conditions and restrictions affecting the Site or of any law, code, regulation, rule, order, or injunction applicable to the Building, or of the Certificate of Occupancy issued for the Building. Upon five (5) days written notice from Landlord, Tenant shall discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of any recorded covenants, conditions and restrictions affecting the Site or of any law, code, regulation, rule, order, or injunction or of said Certificate of Occupancy. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building; provided, however, that subject to availability and the agreement of Landlord and Tenant with respect to the size, location and method of installation, Tenant shall be entitled to install up to two (2) rooftop antennas, with each antenna no more than five (5) feet high (from the rooftop) and/or five (5) feet in diameter. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere and if it is determined that any of Tenant’s equipment is causing interference, Tenant agrees to promptly address the issue. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s specific use or alteration of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Site, the Building, the Premises, and/or property located therein and shall comply with all rules, orders, regulations and requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function. Upon demand, Tenant shall promptly reimburse Landlord as additional rent for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section 7.1. Tenant shall not do or permit anything to be done in or about the Site, the Building, and/or the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them, or use or allow the Premises to be used for any unlawful purpose. Tenant shall not cause, maintain or permit any nuisance in, on or about the Site, the Building and/or the Premises, or allow any noxious odors to exist at or emanate from the Site, the Building and/or the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Site, the Building and/or the Premises and shall keep the Premises in substantially the same repair and appearance as the Premises was in upon delivery to Tenant (and after completion of the Initial Tenant Improvements pursuant to the Work Letter), reasonable wear and tear and casualty excepted. Tenant shall not place a load upon the Premises which exceeds the average pounds of live load per square foot of floor area specified for the Building by Landlord’s architect, with the partitions to be considered a part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Tenant shall be responsible for all structural engineering required to determine structural load in the event Tenant proposes placing a load upon the Premises which exceeds the average pounds of live load per square foot of floor area specified for the Building by Landlord’s architect. Tenant shall fasten all files, bookcases and like furnishings to walls in a manner to prevent tipping over in the event of earth movements. Landlord shall not be responsible for any damage or liability for such events. Landlord warrants to Tenant that as of the Lease Commencement Date each component of the Premises is in compliance with all applicable building codes including, without limitation, the Americans with Disabilities Act.

7.2 Except for the normal and proper use and storage of typical cleaning fluids and solutions, and office equipment supplies (such as copier toner), in amounts commensurate with Tenant’s permitted use and occupancy of the Premises, Tenant shall not use, introduce to the Site, the Building and/or the Premises, generate, manufacture, produce, store, release, discharge or dispose of, on, under or about the Site, the Building and/or the Premises or transport to or from the Site, the Building and/or the Premises any Hazardous Material (as defined below) or allow its employees, agents, contractors, invitees or any other person or entity to do so. Tenant warrants that it shall not make any use of the Site, the Building and/or the Premises which may cause contamination of the soil, the subsoil or ground water. Tenant shall keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of any and all federal, state or local laws, ordinances, rules or regulations governing Hazardous Materials and/or otherwise pertaining to health, industrial hygiene or the environmental conditions on, under or about the Premises (“Environmental Requirements”). Tenant shall give immediate written notice to Landlord of (i) any action, proceeding or inquiry by any governmental authority or any third party with respect to the presence of any Hazardous Material on the Site, the Building and/or the Premises or the migration thereof from or to other property or (ii) any spill, release or discharge of Hazardous Materials that occurs with respect to the Site, the Building and/or the Premises or Tenant’s operations. To the best of Landlord’s knowledge, as of the Lease Commencement Date there are no Hazardous Materials actually existing and present at the Building or the Site or within the Premises in concentrations which present a known health hazard or require remediation or other action pursuant to any Environmental Requirements, and Landlord agrees that Tenant shall have no liability whatsoever for any testing, investigation, remediation or other ameliorative work of any Hazardous Materials in, on or about the Site, the Building and/or the Premises, except to the extent arising from Tenant’s use thereof in violation of Environmental Requirements.

(a) Tenant shall indemnify and hold harmless Landlord, its directors, officers, members, employees, agents, successors and assigns (collectively “Landlord Parties”, individually a “Landlord Party”) from and against any and all claims related to Hazardous Materials arising from Tenant’s use of the Building and/or the Premises in violation of the terms, covenants and conditions of this Lease. The indemnity shall include all costs, fines, penalties, judgments, losses, attorney’s fees, expenses and liabilities incurred by any of the Landlord Parties for any such claim or any action or proceeding brought thereon including, without limitation, (a) all foreseeable consequential damages including without limitation loss of rental income and diminution in property value; and (b) the costs of any cleanup, detoxification or other ameliorative work of any kind or nature required by any governmental agency having jurisdiction thereof, including without limitation all costs of monitoring and all fees and expenses of consultants and experts retained by and of the Landlord Parties. This indemnity shall survive the expiration or termination of this Lease. In any action or proceeding brought against any of the Landlord Parties by reason of any such claim, upon notice from such Landlord Party if such Landlord Party does not elect to retain separate counsel, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to such Landlord Party.

(b) Landlord shall indemnify and hold harmless Tenant, its directors, officers, employees, agents, successors and assigns from and against any and all claims arising from or relating to Hazardous Materials to the extent existing and present at the Building or the Site or within the Premises as of the Lease Commencement Date or not otherwise arising out of Tenant’s use of the Building and/or the Premises in violation of the terms, covenants and conditions of this Lease. The indemnity shall include all costs, fines, penalties, judgments, losses, attorney’s fees, expenses and liabilities incurred by Tenant for any such claim or any action or proceeding brought thereon including the cost of any investigation, reports, clean up, detoxification or other ameliorative work of any kind or nature required by any governmental agency having jurisdiction thereof. This indemnity shall survive the expiration or termination of this Lease. Any action or proceeding brought against Tenant by reason of any such claim, upon notice from Tenant, if Tenant does not elect to retain separate counsel, Landlord shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

(c) As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city or state in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, the California Water Resources Control Board, the Regional Water Quality Control Board, San Francisco Bay Region, the California Air Resources Board, CAL/OSHA Standards Board, Division of Occupational Safety and Health, the California Department of Food and Agriculture, the California Department of Health Services, and any federal agencies that have overlapping jurisdiction with such California agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment. Without limiting the generality of the foregoing, the term “Hazardous Material” shall include all of those materials and substances defined as “hazardous materials” or “hazardous waste” in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as the same shall be amended from time to time, petroleum, petroleum-related substances and the by-products, fractions, constituents and sub-constituents of petroleum or petroleum-related substances, asbestos, and any other materials requiring remediation now or in the future under federal state or local statutes, ordinances, regulations or policies.

8. Payments and Notices. All rent payable by Tenant to Landlord hereunder shall be paid to Landlord by check, cashier’s check, wire transfer or ACH, at Landlord’s option, at the address designated by Landlord in the Summary or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and addressed to Landlord or Tenant, as the case may be, as provided in the Summary and may be given by personal delivery, registered or certified mail, or by recognized overnight courier. If notice is given by personal delivery, such notice shall be deemed to be given upon delivery. If notice is given by registered or certified mail addressed to Landlord or Tenant at the addresses designated in the Summary, then such notice shall be deemed given three (3) business days following deposit in the U.S. mail, postage prepaid. If notice is given by overnight courier, notice shall be deemed given the next business day following delivery to the courier for next business day delivery, charges prepaid, addressed as stated above. Either party may by written notice to the other specify a different address for notice purposes except that Landlord may in any event use the Premises as Tenant’s address for notice purposes. If more than one person or entity constitutes the “Tenant” under this Lease, service of any notice upon any one of said persons or entities shall be deemed as service upon all of said persons or entities.

9. Brokers. The parties recognize that the brokers who negotiated this Lease are the brokers whose names are stated in Section (k) of the Summary, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said brokers pursuant to separate written agreement. Tenant shall have no responsibility therefor. As part of the consideration for the granting of this Lease, Tenant represents and warrants to Landlord that no other broker, agent or finder was hired, negotiated or was instrumental in negotiating or consummating this Lease and there is no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation in connection with this Lease. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall hold Landlord (and/or each of the Landlord Parties) harmless from all damages and indemnify Landlord (and/or each of the Landlord Parties) for all said damages paid or incurred by Landlord (and/or each of the Landlord Parties) resulting from any claims that may be asserted against Landlord (and/or each of the Landlord Parties) by any broker, agent or finder who has, or has claimed to have, rendered services to Tenant undisclosed by Tenant herein. Landlord shall hold Tenant harmless from all damages and indemnify Tenant for all said damages paid or incurred by Tenant resulting from any claims that may be asserted against Tenant by any broker, agent or finder who has, or has claimed to have, rendered services to Landlord undisclosed by Landlord herein.

10. Holding Over. If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease with Landlord’s express consent, Tenant’s occupancy shall be a month to month tenancy at a rent agreed upon by Landlord and Tenant but, in no event less than the Monthly Basic Rent and Operating Rent payable under this Lease during the last full month before the date of expiration or earlier termination. The month to month tenancy shall be on the terms and conditions of this Lease except as provided in the preceding sentence and the Lease clauses concerning extension rights. If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred fifty percent (150%) of the Monthly Basic Rent which would be applicable to the Premises upon the date of expiration of the Term (prorated on a daily basis), and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable including, without limitation, the obligation to pay increased Operating Expenses as provided in Section 5. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute consent to a holdover hereunder or result in a renewal. The foregoing provisions of this Section 10 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration of this Lease and if any holdover by Tenant exceeds seven (7) days, Tenant shall indemnify and hold Landlord harmless from all loss or liability arising out of such failure, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender. No provision of this Section 10 shall be construed as implied consent by Landlord to any holding over by Tenant. Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon expiration or other termination of this Lease. The provisions of this Section 10    shall not be considered to limit or constitute a waiver of any other rights or remedies of Landlord provided in this Lease or at law.

11. Taxes on Tenant’s Property. Tenant shall be liable for and shall pay before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed value of the Site, the Building, and/or the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, then, upon demand Tenant shall repay to Landlord the taxes levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment. Notwithstanding the foregoing, at Tenant’s sole cost and expense and at no expense or cost to Landlord, Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring a good faith suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, and any amount so recovered will belong to Tenant.

12. Condition of Premises. Except as expressly provided in Sections 7.1, 7.2 and 14.2, Tenant acknowledges that neither Landlord nor any of the Landlord Parties have made any representation or warranty of any kind whatsoever with respect to the Site, the Premises and/or the Building or with respect to the suitability of either for the conduct of Tenant’s business and Tenant hereby acknowledges and agrees that Tenant is accepting the Premises on the Lease Commencement Date from Landlord in its “as is” condition. The acceptance of possession of the Premises by Tenant on the Lease Commencement Date, shall conclusively establish that the Site, the Premises and the Building were at such time in satisfactory condition. Tenant acknowledges and agrees that Tenant is relying solely upon Tenant’s own inspection of the Site, the Building and the Premises, and Tenant is not relying on any representation or warranty from the Landlord regarding the Site, the Premises or the Building, except as specifically set forth in this Lease, including, without limitation, any representation or warranty as to the physical condition, design or layout of the Site, the Building and the Premises.

13. Alterations.

13.1 Tenant may, at any time and from time to time during the Term of this Lease, at its sole cost and expense, make alterations, additions, installations, substitutions, improvements and decorations in addition to its Initial Tenant Improvements in the Premises (hereinafter collectively called “Changes” and individually, a “Change”) in and to the Premises, on the following conditions, provided that such Changes will not result in a violation of any laws, codes, regulations, orders and directives of public authorities or injunctions applicable to the Building and the Premises (collectively “Laws”) or require a change in the Certificate of Occupancy applicable to the Premises:

(a) The outside appearance, character or use of the Building shall not be affected, and no Changes shall weaken or impair the structural strength or, as determined by Landlord, lessen the value of the Building, the Site, and/or the Premises or result in unusual expenses to be incurred upon the removal of Changes and the restoration of the Premises upon the termination of this Lease.

(b) No part of the Building outside of the Premises shall be physically affected excepting any signage and antennae approved by Landlord in accordance with this Lease.

(c) The proper functioning of any of the mechanical, electrical, sanitary and other service systems or installations of the Building (“Service Facilities”) shall not be adversely affected, and there shall be no construction which might interfere with Landlord’s free access to the Service Facilities or interfere with the moving of Landlord’s equipment to or from the enclosures containing the Service Facilities.

(d) In performing the work involved in making such Changes, Tenant shall be bound by and observe all of the conditions and covenants contained in this Section 13, and Tenant shall not unreasonably interfere with or disturb any other tenants (or such tenant’s invitees, employees, or agents) use and enjoyment of the Site and the Building.

(e) All work shall be done at such times and in such manner as Landlord from time to time may reasonably designate, provided, however, that to the extent reasonably practicable and subject to limitations imposed by Landlord with respect to unreasonable interference with other tenants of the building Landlord agrees such work may be performed during normal business hours.

(f) Tenant shall not be permitted to install and make part of the Premises (i.e., any items which would be considered “fixtures” under applicable Laws, as opposed to Tenant’s removable furnishings, fixtures and equipment) any materials, fixtures or articles which are subject to liens, conditional sales contracts or chattel mortgages.

(g) On or before the Lease Expiration Date, or the date of any earlier termination of this Lease, Tenant shall, unless otherwise requested by Landlord in writing, restore the Premises to its condition prior to the making of any Changes permitted by this Section, reasonable wear and tear excepted, and further restore the Premises as required pursuant to the provisions of Section 60. If Tenant fails to complete the restoration before expiration of the Term, Landlord may complete the restoration and charge the cost of the restoration to Tenant. Tenant shall have no obligation to restore the Premises to its condition prior to the construction of the Initial Tenant Improvements contemplated by Section 1.4 or to restore the Premises with respect to any Changes which Landlord has agreed in writing pursuant to the Section 13.2 below need not be removed from the Premises at the expiration or earlier termination of this Lease.

13.2    Before proceeding with any Change (exclusive only of changes to items constituting Tenant’s personal property), Tenant shall submit to Landlord plans and specifications for the work to be done, which shall in all cases require Landlord’s prior written approval, not to be unreasonably withheld. Landlord shall respond in writing to any proposed plans and specifications delivered by Tenant within ten (10) business days of Landlord’s receipt thereof. If Landlord shall disapprove of any of the Tenant’s plans, Tenant shall be advised of the reasons of such disapproval in Landlord’s responsive notice, including any requirements or recommendations by Landlord for changes to any disapproved elements of Tenant’s plans. In any event, Tenant agrees to pay to Landlord, as additional rent, the reasonable cost of such consultation and review immediately upon receipt of invoices either from Landlord or such consultant(s), not to exceed Three Thousand Five Hundred Dollars ($3,500) for any request for approval. Any Change for which approval has been received shall be performed strictly in accordance with the approved plans and specifications, and no material amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord, not to be unreasonably withheld. At the time of requesting Landlord’s consent to Changes, Tenant shall have the right to request that the Landlord inform Tenant in Landlord’s responsive notice whether such Changes may remain in the Premises following, or must be removed from the Premises prior to, the expiration or sooner termination of this Lease.

13.3    If the proposed Change requires approval by or notice to the lessor of a superior lease or the holder of a mortgage, no Change shall be commenced until such approval has been received, or such notice has been given, as the case may be, and all applicable conditions and provisions of said superior lease or mortgage with respect to the proposed Change or alteration have been met or complied with at Tenant’s expense; and Landlord, if it approves the Change, will request such approval or give such notice, as the case may be.

13.4    Tenant shall submit to Landlord the name and address of each contractor intended to be used by Tenant in connection with construction of Changes for Landlord’s written approval within five (5) business days of Tenant’s notice, not to be unreasonably withheld. No contractor which is unacceptable to Landlord shall be engaged by Tenant. All costs and expenses incurred in connection with any Changes shall be timely paid by Tenant. If Landlord approves the construction of specific interior improvements in the Premises by contractors or mechanics selected by Tenant and approved by Landlord, then Tenant’s contractors shall obtain on behalf of Tenant and at Tenant’s sole cost and expense, all necessary governmental permits and certificates for the commencement and prosecution of Tenant’s Changes and for final approval thereof upon completion. In the event Tenant shall request any material Changes in the work to be performed after the submission of the plans referred to in this Section 13, such additional Changes shall be subject to the same approvals and notices as the Changes initially submitted by Tenant.

13.5    All Changes and the performance thereof shall at all times comply with (i) all applicable Laws, (ii) all rules, orders, directions, regulations and requirements of the Pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all rules and regulations of Landlord applicable to all occupants of the Building, and Tenant shall cause Changes to be performed in compliance therewith and in good and workmanlike manner, using materials and equipment at least equal in quality and class to the installations of the Building. Changes shall be performed in such manner as not to unreasonably interfere with the occupancy of any other tenant in the Building nor delay or impose any material additional expense upon Landlord in construction, maintenance or operation of the Building, and shall be performed by Contractors or mechanics approved by Landlord and submitted to Tenant pursuant to this Section, who shall coordinate their work in cooperation with any other work being performed with respect to the Site and/or the Building. Throughout the performance of Changes, Tenant, at its expense, shall carry, or cause to be carried, workmen’s compensation insurance in statutory limits, and general liability insurance for any occurrence in or about the Building, of which Landlord and its managing agent shall be named as parties insured, with limits of no less than $2,000,000 per occurrence and $3,000,000 annual aggregate, with insurers reasonably satisfactory to Landlord all in compliance with Section 20.2. Notwithstanding any provision of this Lease to the contrary, (i) in no event shall Landlord be required to undertake any alteration or any improvements of any kind whatsoever in connection with the Premises or the Building as a result of or in connection with any Changes being made by Tenant, and (ii) without limiting the foregoing, Landlord shall not be required to make any improvements or alteration of any kind whatsoever in order to comply with any Laws which may be required in connection with Changes being made by Tenant.

13.6    Tenant further covenants and agrees that any mechanic’s lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond (pursuant to California Civil Code Section 8424) or otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant. Except to the extent that Tenant is required to remove Changes and restore the Premises as provided in Section 13.1(g) above all permanently-affixed Changes and any other alterations, decorations, additions or improvements upon the Premises, made by either party, including (without limiting the generality of the foregoing) all wall covering, built-in cabinet work, paneling and the like, shall become the property of Landlord, and shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Term hereof.

13.7    All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant. Tenant may remove such items at Tenant’s sole cost and expense at any time during the Term and shall repair any damage caused by such removal and shall otherwise perform such removal in accordance with Landlord’s reasonably imposed scheduling and other requirements. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof. Tenant agrees to pay Landlord upon demand any and all reasonable expenses incurred in such removal, including storage charges on such effects for any length of time that the same shall be in Landlord’s possession, or Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain Landlord shall apply such proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.

13.8    Landlord reserves the right at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Site or the Building (including the Premises) and to the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, stairways, windows and roof thereof; provided, that no such changes by Landlord shall materially adversely affect Tenant’s use of, access to, or parking for the Premises. Without limitation to the foregoing, Landlord may change the name by which the Building is commonly known, as Landlord may deem necessary or desirable. Nothing contained in this Section 13, shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to the terms, covenants and conditions of the Lease, to making any repair, replacement or improvement required hereby, or to complying with any law, order or requirement of any government or other authority. Nothing contained in this Section 13, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision of repair of the Site, the Building and/or the Premises or any part thereof other than as otherwise provided in this Lease.

13.9    Within thirty (30) days of completion of any Changes requiring the approval of Landlord pursuant to the provisions of this Section 13, Tenant shall provide Landlord with a set of final “as-built” plans.

14.    Repairs.

14.1    Tenant accepts the Premises as being in good and sanitary order, condition and repair as of the Lease Commencement Date, subject only to Landlord’s express representations and warranties set forth in Section 7.1 (compliance with applicable building codes), 7.2 (existing Hazardous Materials) and 14.2 (Building Systems in good working order as of the Lease Commencement Date) of this Lease. Tenant shall, at Tenant’s sole cost and expense, maintain and make all repairs to the Premises and each and every part thereof, to keep, maintain and preserve the Premises in substantially the same condition that it was in upon delivery to Tenant (and after completion of the Initial Tenant Improvements pursuant to the Work Letter), excepting ordinary wear and tear. The maintenance and repair obligations of Tenant shall include (a) maintenance and repair of all facilities exclusively serving the Premises including, without limitation, lavatory, shower, toilet, washbasin, and kitchen facilities, electrical systems and heating and air conditioning systems, including all plumbing connected to such facilities or systems installed by Tenant or on behalf of Tenant or existing in the Premises at the time of delivery of possession of the Premises to Tenant by Landlord, leasehold improvements in the Premises, whenever and by whomever installed or paid for, including the Initial Tenant Improvements, any Changes (defined in Section 13.1), and all leasehold improvements installed pursuant to any prior lease, but excluding the Building Structure and Building Systems; (b) all supplemental heating, ventilation and air conditioning units, kitchens (including hot water heaters, dishwashers, garbage disposals, and plumbing) and similar facilities exclusively serving the Premises, whether located inside or outside of the Premises, and whenever and by whomever installed or paid for; and (c) all communications or computer wires and cables serving the Premises, whenever and by whomever installed including any such wires or cables installed pursuant to any prior lease if utilized by Tenant. Any such maintenance and repairs shall be performed by Landlord’s contractor, or a contractor or contractors approved in advance in writing by Landlord which approval shall not be unreasonably withheld. All costs and expenses incurred in any such maintenance and repairs shall be timely paid by Tenant. Upon the expiration or sooner termination of the Term hereof Tenant shall surrender the Premises to

Landlord in the condition required to be maintained by Tenant pursuant to the provisions of this Section 14.1 subject to the obligation of Tenant, if any, to remove Changes and restore the Premises as otherwise provided in this Lease. Notwithstanding anything set forth above in this Section to the contrary, Tenant shall have no obligation to install, maintain or repair any of the elements or systems of the Building required to be repaired and maintained by Landlord as provided in Section 14.2 below, unless such work is required due to Tenant’s specific use and occupancy of the Premises.

14.2    Landlord shall maintain in good condition and in operating order the structural portions of the Building, including, without limitation, the foundation, floor slabs, roof columns, roof, beams, exterior of the Building (including all exterior glass), shafts, stairs, elevators, common area restrooms (“Building Structure”), the base building mechanical, electrical, plumbing, life safety, sprinkler and HVAC systems installed or furnished by Landlord (“Building Systems”), and the Common Areas, all as reasonably necessary and appropriate and consistent with the maintenance and repair standards of owners of Comparable Buildings. All costs to maintain, repair and replace the Building Structure shall be at Landlord’s sole cost and expense, except to the extent of (i) any structural Changes installed by Tenant (e.g., interior stairwells, additional supports for heavy floor loads, etc., if any), and (ii) any damage to the Building Structure caused by Tenant, its agents, employees and contractors, for which costs Tenant shall be responsible subject to Section 20.6 below; all other maintenance and repair costs of Landlord shall be included in the Operating Expenses unless any particular tenant (including Tenant) is responsible for payment of one hundred percent (100%) of such costs directly to Landlord. Landlord warrants to Tenant that the Building Systems for each portion of the Premises shall be in good working order and repair on the Lease Commencement Date. Except as otherwise expressly or provided in this Lease, Tenant shall not be required to repair the Building Structure or the Building Systems and Landlord shall be responsible for all costs to cause such elements of the Building to be in good condition and repair to the extent of any noncompliance with the foregoing warranty. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance, unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Notwithstanding the foregoing, in the event of any emergency (i.e., imminent threat of injury, death or material property damage), Tenant may immediately make any repairs or perform any work which is Landlord’s responsibility hereunder, in the event that Landlord fails to promptly commence such repairs after notice from Tenant to the extent necessary to address or eliminate any such emergency, whereupon Landlord shall reimburse Tenant, for the reasonable, documented cost thereof within thirty (30) days after Tenant’s demand. Except as provided in Sections 21 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar law, statute or ordinance now or hereafter in effect.

15.    Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against the real property of which the Site, the Building, and/or the Premises form a part, nor against the Tenant’s leasehold interest in the Premises, and agrees that if any such lien is nevertheless filed, Tenant shall promptly discharge the same as provided in Section 13.6 above.

Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. Notwithstanding any other provision in this Lease to the contrary, if Tenant does not discharge its obligations with respect to any such liens, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Thereafter Tenant shall promptly pay to Landlord, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.

16.    Entry by Landlord. Landlord reserves and shall at any and all reasonable times have the right to enter the Premises on not less than one (1) business day’s prior notice (which notice may be verbal notice to the office manager of the Premises), although no notice is required in connection with any emergency, to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to submit said Premises to prospective purchasers or mortgagors/lenders or, to post notices of nonresponsibility, to alter, improve or repair the Premises or any other portion of the Building and during the last twelve (12) months of the Term of this Lease to show the Premises to prospective tenants, all without being deemed guilty of any eviction of Tenant and without abatement of rent. In order to carry out such purposes, Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, but without waiving Tenant’s rights under Section 24.6. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes and any other secure areas reasonably designated by Tenant, such as server rooms), and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof. The cost to repair any damages caused on account thereof shall be paid by Landlord. It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein to be performed by Landlord. In the exercise of its rights under this Section 16 Landlord shall attempt to minimize any disturbance of Tenant’s use and possession of the Premises and to provide as much notice to Tenant as may be reasonably possible prior to any such exercise of Landlord’s rights under this Section 16.

17.    Utilities and Services. Landlord agrees during the Lease Term to furnish to the Premises Monday through Friday from 7:00 a.m. through 7:00 p.m., holidays excepted, (unless otherwise stated below), reasonable quantities of electric current for normal lighting and fractional horsepower office machines, hot and cold water for lavatory and drinking purposes, elevator service by non-attended automatic elevators, regular refuse removal, HVAC service sufficient to maintain comfortable temperatures throughout the Premises (“Base Building Services”), all in a manner substantially consistent with services provided in Comparable Buildings. Landlord shall have no responsibility to provide cabling, conduits or equipment to allow Tenant obtain telecommunications and network connectivity and Landlord agrees that Tenant may select its own vendors and providers of telecommunications and network connectivity service notwithstanding the current fiber optic cable connections to the Building by TW Telecom and AT&T, and Landlord shall allow any such alternate providers to install their own cabling, conduits and equipment in the Building and Premises subject to available space and subject to Landlord’s prior approval of the specific plans and specifications therefor in accordance with Exhibit B and Section 13 above. The electrical services, and water (and sewer) provided to the Premises shall be separately submetered to measure the consumption of electricity and water within the Premises, with Landlord to install all such meters or submeters at its expense as soon as reasonably practicable following the Lease Commencement Date to the extent such meters are not in place as of such date. The electricity and other utilities not separately metered employed in connection with the Base Building Services or otherwise shall be included in Operating Expenses and not separately invoiced to or paid directly by Tenant. Tenant shall pay Landlord directly (and not as part of Operating Expenses) for all utilities consumed within the Premises, as measured by such separate meters or submeters. Landlord shall invoice the same to Tenant based on Tenant’s actual usage and Landlord’s actual cost thereof (and Landlord agrees that its books and records for such expenses are subject to the same audit rights as Tenant has for Operating Expenses under Section 5.5 above). Landlord shall provide janitorial services to Tenant with respect to the Premises and charge Tenant directly for such services or in the alternative, Tenant shall be entitled to engage a third party vendor to provide janitorial services for the Premises and in such event Tenant shall timely pay any and all costs of such third party vendor. Landlord shall not be liable for, and except as provided below in this Section 17 Tenant shall not be entitled to any abatement or reduction of rent by reason of Landlord’s failure to furnish any of the Base Building Services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or for other causes beyond Landlord’s reasonable control. Landlord’s cost of providing such utility services shall be part of Operating Expenses (excluding the cost of separately submetered electrical services and other utilities which are separately determined as set forth above which shall be charged directly to Tenant and not included in Operating Expenses). Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of or inability to provide any Base Building Services required to be provided by Landlord hereunder. Except with respect to those Base Building Services which are charged directly to Tenant, if Tenant requires or utilizes more water, electric power or other utility service than is considered typical for general office purposes as reasonably determined by Landlord, which for the purposes of this Lease the parties agree is any electrical load exceeding 6 watts per square foot of useable area, Landlord may at its option, require Tenant to pay as additional rent the cost as reasonably estimated by Landlord incurred by such additional or extraordinary usage as well as the cost of any equipment required to monitor such usage. In the event Tenant requires heat and/or air conditioning outside of the business hours specified above, Tenant shall pay to Landlord as additional rent the sum of $85.00 per hour per zone, for each hour of occupancy outside of the business hours specified above. Landlord represents and warrants that the Premises includes thermostats and Building management system automated controls for the Base Building HVAC Service within the Premises, and that Tenant may control the temperatures maintained within the Premises during normal business hours. All charges levied against Tenant for utility and janitorial (if applicable) services shall be due and payable thirty (30) days after receipt by Tenant of Landlord’s written invoice detailing such charges. Any incandescent light bulbs used in the Premises shall be paid for by the Tenant. Upon Tenant’s request, Landlord’s personnel shall install incandescent light bulbs or other Building nonstandard bulbs in the Premises. Tenant agrees to pay Landlord upon demand Landlord’s cost for the maintenance and/or replacement, as applicable, of all such incandescent light bulbs installed or other Building nonstandard improvements; provided, that Landlord shall not be responsible in any manner for said maintenance, cleaning and repair. Landlord shall provide Tenant access to the Premises on a twenty-four (24) hour per day, seven (7) days per week basis, subject to events beyond Landlord’s reasonable control.

Notwithstanding anything to the contrary in this Section 17, if Tenant is prevented, on account of the failure of any service listed above, from using all or a portion of the Premises for more than five (5) consecutive business days following notice to Landlord of any such interruption and such interruption is not the result of any negligence or willful misconduct of Tenant, its agents, employees or contractors (a “Service Interruption”), then from and after the end of such period until such essential service is restored, all rent, or a just and proportionate part thereof for any Service Interruption affecting only a portion of the Premises, shall be abated. In such event Tenant may elect, but is not obligated, to avail itself of the remedies set forth in Section 24.6 below. This paragraph shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Sections 21 or 22 apply and further this paragraph shall not apply and Tenant shall not be entitled to any abatement or reduction of rent by reason of a Service Interruption which results from a cause beyond Landlord’s reasonable control. Notwithstanding the foregoing, on not less than five (5) days’ prior written notice to Tenant and verbal notice to Tenant’s then office manager at the Premises, Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) without any abatement or reduction of rent for required maintenance and safety inspections; provided that no notice is required in cases of emergency, so long as Landlord uses its best efforts to restore such services as soon as reasonably practicable.

18.    Indemnification.

18.1    To the fullest extent permitted by law Tenant hereby agrees to defend, indemnify, protect and hold Landlord and Landlord Parties harmless against and from any and all loss, cost, damage or liability arising in whole or in part from Tenant’s use of the Site, the Building, and/or the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant, its agents, contractors, employees or invitees in or about the Site, the Building, and/or the Premises or elsewhere, except to the extent arising out of the negligence or willful misconduct of Landlord, any Landlord Parties and their respective independent contractors, Tenant hereby agrees to further indemnify and hold harmless Landlord and Landlord Parties against and from any and all loss, cost, damage or liability arising in whole or in part from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease or arising from any act, neglect, fault or omission of Tenant, or of its agents, employees or invitees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred for such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against Landlord and/or any of the Landlord Parties by reason of any such claim, Tenant, upon notice from Landlord, hereby agrees to defend the

Landlord and the Landlord Parties at Tenant’s expense by counsel reasonably acceptable to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Site, the Building, and/or the Premises from any cause whatsoever except to the extent caused by the negligence or willful misconduct of Landlord, any Landlord Parties and their respective independent contractors, and Tenant hereby waives all its claims in respect thereof against Landlord.

18.2    Landlord shall indemnify Tenant and hold it harmless from any loss by reason of injury to person or property to the extent such injury is caused by the negligence or intentional misconduct of Landlord, including without limitation any liability or injury to the person or property of Landlord, its officers, directors, partners, employees, agents, invitees or guests. Nothing herein shall relieve Tenant of liability for its own willful acts or negligence.

18.3     The indemnification provisions set forth in this Section 18 are subject to the mutual waivers in Section 20.6 below, and shall survive the expiration of the Term or earlier termination of this Lease.

19.    Damage to Tenant’s Property. Notwithstanding any provisions of Section 18 to the contrary, Landlord and each of the Landlord Parties shall not be liable for any damage to property entrusted to employees of the Building, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building (including, but not limited to, the Premises) or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other patent or latent cause whatsoever. Landlord and each of the Landlord Parties shall not be liable for interference with the light, air, view or intangible characteristics or qualities of the Premises. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects known to Tenant therein or in the fixtures or equipment located therein. Notwithstanding any provision of Section 18 to the contrary, neither Landlord nor any partner, director, officer, member, agent, servant or employee of Landlord shall be liable: (i) for any such damage caused by other tenants or persons in, upon or about the Building, or caused by operations in the construction of any private, public or quasi-public work (the limitations of liability set forth in this clause (i) shall not apply to any damage or liability caused by the gross negligence or intentional misconduct of Landlord, any Landlord Parties and/or their respective independent contractors); or (ii) for consequential damages, including lost profits, of Tenant or any person claiming through or under Tenant.

20.    Insurance.

20.1    During the Term hereof, Tenant, at its sole expense, shall obtain and keep in force the following insurance:

(a)    Commercial general liability insurance naming the Landlord as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.

(b)    Personal property insurance insuring all equipment, trade fixtures, inventory, and personal property located on or in the Premises for perils covered by the causes of loss - All Risk and in addition, coverage for flood, and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to the full replacement value of the aggregate of the foregoing less any applicable deductible.

(c)    Workers’ compensation insurance in accordance with statutory law.

(d)    Any other form or forms of insurance as Tenant, Landlord or Landlord’s mortgagee or ground or primary lessors may reasonably require from time to time (with additions not be required more than once in any calendar year) in form, amount and for insurance risk against which a prudent tenant of a comparable size in a comparable business would protect itself.

20.2    The policies required to be maintained by Tenant shall be with companies rated A-VII or better in the most current issue of Best’s Insurance Reports. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall be subject to Tenant’s self insurance rights under Section 20.8 below. Tenant shall be responsible for the payment of all deductible amounts in the event of any occurrence covered by the insurance required to be maintained by Tenant under this Lease. Certificates of insurance evidencing Tenant’s coverage shall be delivered to Landlord prior to the Lease Commencement Date and annually thereafter not less than five (5) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each liability insurance policy maintained by Tenant shall provide that Landlord, Landlord’s managing agent and any mortgagee are additional insureds. Landlord shall be provided with at least five (5) days prior written notice of any cancellation of any of Tenant’s required insurance coverage.

20.3    During the Term hereof, Landlord shall insure the Building, including all of the Initial Tenant Improvements and any subsequent permanent alterations to the Building and Premises, but excluding any property which Tenant is obligated to insure under Section 20.1(b) hereof, against damage with All Risk insurance in the amount of the full replacement cost of the Building, and public commercial liability insurance, all in commercially reasonable amounts and subject to commercially reasonable deductibles. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as it or Landlord’s mortgagees may determine advisable. Landlord may, but shall not be required to, maintain earthquake coverage. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.

20.4    Tenant will not knowingly keep, use, sell, or offer for sale in, or upon, the Premises any article which may be prohibited by any insurance policy periodically in force covering the Building. If Tenant’s occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance periodically carried by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as additional rent within twenty (20) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Building or the Premises showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

20.5    If any of Landlord’s insurance policies shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the specific use of the Premises or any part thereof by Tenant or any assignee or sub-tenant of Tenant or by anyone Tenant permits on the Premises for any use other than general office and administrative use, and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within 72 hours after receipt of Landlord’s written notice thereof, Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as additional rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry, except to the extent arising out of the negligence or willful misconduct of Landlord, any Landlord Parties and/or their respective independent contractors. If Landlord is unable, or elects not, to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease in the event of any Default by Tenant. Notwithstanding the foregoing provisions of this Section 20.5, if Tenant fails to remedy as aforesaid, Tenant’s failure shall be a Default hereunder and Landlord shall have no obligation to remedy such Default.

20.6    Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property, to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage, with any deductible or self-insured retention maintained in connection with such insurance to be deemed included within such coverage for the purposes of the waivers in this Section 20.6. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. The provisions of this clause shall not apply to those instances in which waiver of subrogation would cause either party’s insurance coverage to be voided or otherwise made uncollectible.

20.7    In the event Tenant is in Default of its obligation to maintain the insurance required by this Lease throughout the Term, Landlord may, but shall not be obligated to purchase the necessary insurance and pay the premium. The Tenant shall repay to Landlord, as additional rents the amount so paid within thirty (30) days after Landlord’s written demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expense (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.

20.8    So long as Tenant remains a wholly-owned subsidiary of a publicly traded company, or is itself a publicly traded company, Tenant may elect to self-insure any or all of the risks required to be insured by Tenant hereunder. In such event, Tenant shall provide a certificate in a form reasonably acceptable to Landlord confirming any such self-insurance to Landlord in lieu of providing the insurance certificates set forth in Section 20.2 above.

21.    Damage or Destruction.

21.1    In the event that the Building is damaged by fire or other casualty which is covered under insurance pursuant to the provisions of the foregoing section, Landlord shall restore such damage provided that: (i) the cost to repair the damage to the Building does not exceed thirty percent (30%) of the then replacement cost of the Building; (ii) the insurance proceeds plus the amount of any deductible under Landlord’s property insurance policy covering the Building are sufficient to pay substantially all costs of restoration; and, (iii) in the reasonable judgment of Landlord and its contractor, the restoration can be completed pursuant to applicable Laws within one (1) year after the date of the damage or casualty. If any of the conditions as provided in clauses (i), (ii) or (iii) fail, Landlord shall be entitled to elect not to repair the damage to the Building and to terminate the Lease. Landlord shall notify Tenant whether or not the Building will be restored under this section within sixty (60) days of the occurrence of the casualty, and in either case shall within such sixty (60) day period provide Tenant with a written notice indicating Landlord’s restoration election and including (a) an estimate of the estimated time and cost of all restoration work, and (b) a written confirmation indicating whether or not the damage is covered under Landlord’s property insurance policy, and if so an estimate of any restoration costs which would not be covered by such insurance (such notice is referred to as a “Restoration Notice”). If such conditions apply so as to require Landlord to restore such damage pursuant to this section, then as soon as reasonably practicable Landlord shall restore the Building, including without limitation the Initial Tenant Improvements and all other permanent improvements (exclusive of any property described in Section 20.1(b)) in and to the Premises, and this Lease shall continue in full force and effect unless otherwise agreed to in writing by Landlord and Tenant. Tenant shall be entitled to a proportionate abatement of all rent at all times during which Tenant’s use of the Premises is interrupted, based on the extent to which Tenant is unable to use the Premises, in Tenant’s good faith business judgment, as a result of such casualty. Tenant’s right to abatement of rent hereunder shall be Tenant’s sole and exclusive remedy in connection with any such damage.

21.2    If Landlord is not required to restore such damage in accordance with the provisions of the immediately preceding section because (a) the damage was caused by casualty against which Landlord does not maintain insurance hereunder, or (b) the insurance proceeds plus the amount of any deductible are not sufficient to pay substantially all of the repair/restoration costs, Landlord shall have the option to either (i) repair or restore such damage, with the Lease continuing in full force and effect, with rent proportionately abated as provided above; or (ii) include in the Restoration Notice to Tenant Landlord’s election to terminate the Lease so long as Landlord also terminates all other leases then in force for any space in the Building. If Landlord elects to terminate the Lease, the Lease shall terminate as of a date to be specified in such termination notice which date shall not be less than thirty (30) nor more than sixty (60) days after the date on which such notice of termination is given. If Landlord elects to so terminate the Lease, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such termination notice and the rent, reduced by any proportionate abatement of Rent as provided for above, shall be paid to the date of such termination. Notwithstanding the foregoing, if Landlord elects to terminate this Lease pursuant to this Section 21.2, and if within thirty (30) days after receipt of Landlord’s notice Tenant elects to provide the funds necessary to make up the shortage (or absence) of insurance proceeds, Landlord shall restore the Building provided that the Building is subject to restoration within one (1) year following the date on which the casualty occurs and the cost to repair the damage does not exceed thirty percent (30%) of the then replacement cost of the Building.

21.3    Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease if (i) the Restoration Notice indicates that restoration of the Building cannot be completed pursuant to applicable Laws within one (1) year following the casualty, or (ii) such damage or casualty occurs during the last twelve (12) months of the Term of this Lease (or any Extension Term, if applicable) by giving the other notice thereof (which notice by Landlord shall be the Restoration Notice) at any time within sixty (60) days following occurrence of such damage or casualty. Notwithstanding the foregoing, Tenant may elect to void any termination election by Landlord under subsection 21.3(ii) above by timely exercising, within thirty (30) days following receipt of a Restoration Notice that includes Landlord’s election to terminate the Lease on such basis, any Extension Option which Tenant may have the right to exercise at the time of Landlord’s election, in which case Landlord shall restore the Building and Premises as provided above in this Section 21 provided that Landlord is otherwise obligated to restore the Building as provided in Section 21.1 or 21.2 above. Furthermore, if the Restoration Notice estimates that restoration of the Building and Premises can be completed pursuant to applicable Laws within one (1) year following the casualty, but Landlord does not substantially complete such work within such period (subject to extension for any force majeure delays set forth in Section 21.4 below), then at any time thereafter and prior to Landlord’s substantial completion of such work, Tenant may elect to terminate this Lease by providing written notice to Landlord. In the event either party elects to terminate this Lease, Landlord’s Restoration Notice or Tenant’s responsive notice electing to terminate this Lease (where Tenant has such election hereunder) shall specify the effective date of termination, which date shall not be less than forty-five (45) nor more than ninety (90) days following the date on which such notice of termination is given, whereupon this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such termination notice and the rent shall be paid to the date of such termination subject to any proportionate abatement of rent as provided for above in this Section 21.

21.4    Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Section 21. Notwithstanding anything to the contrary contained in this Section 21, should Landlord be delayed or prevented from repairing or restoring the damaged Building and Premises after the occurrence of such damage or destruction by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or other cause or force majeure beyond the control of Landlord, excepting financial distress, the time period permitted to Landlord for repair or restoration shall be extended by one day for each day completion of the work to restore the Building is delayed thereby.

21.5    Landlord and Tenant hereby agree that if Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of the permanent improvements in the Premises (i.e., all Initial Tenant Improvements and any subsequent permanent alterations and improvements), but excluding all other property of Tenant, and only to the extent insurance proceeds have been received by Landlord. The repair and restoration of items with respect to the Premises not provided at Landlord’s expense shall be the obligation of Tenant.

21.6    Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and California Civil Code Sections 1941 and 1942, providing for repairs to and of Premises.

22.    Eminent Domain.

22.1    In case the whole of the Building, or such part thereof as shall substantially interfere with Tenant’s use and occupancy thereof shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (provided that Tenant may present a separate claim for Tenant’s relocation costs and lost personal property, so long as such claim- does not diminish any award otherwise available to Landlord), and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. In the event that less than the whole of the Building is taken such that the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant and this Lease shall remain in full force and effect so long as Landlord reasonably determines that the Building can be restored so as to result in a premises reasonably useable by Tenant. If, in connection with a partial taking, this Lease is not terminated, Landlord shall promptly proceed to restore the Building to substantially the same condition existing prior to such partial taking to the extent reasonably feasible, and Tenant shall be entitled to (i) a proportionate abatement of rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration, and (ii) to the extent of any permanent reduction or change in the size and configuration of the Premises, an equitable reduction (but not increase) in Monthly Basic Rent (based on the then-applicable square footage of the Premises) and Tenant’s Percentage Share. Nothing contained in this Section shall be deemed to give Landlord any interest in any award separately made to Tenant for the taking of personal property and trade fixtures belonging to Tenant or for moving costs incurred by Tenant in relocating Tenant’s business. Notwithstanding any provision to the contrary of this Section 22.1, Landlord and Tenant hereby agree that if Landlord is obligated to repair or restore the Building pursuant to this Section 22.1, Landlord shall be obligated to make repairs or restoration only of the permanent improvements in the Premises (i.e., all Initial Tenant Improvements and any subsequent permanent alterations and improvements), but excluding all other property of Tenant, and only to the extent of any award amount received by Landlord and in no event shall Landlord have any obligation to restore the Building or the Premises if the award amount received by Landlord is less than that required to perform such restoration pursuant to applicable Laws.

22.2    In the event of taking of the Building or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby, and (ii) Tenant shall be entitled to an a proportionate abatement of all Rent at all times during which Tenant’s use of the Premises is interrupted, based on the extent to which Tenant is unable to use the Premises, in Tenant’s good faith business judgment, as a result of such taking. For purpose of this Section 22.2, a temporary taking shall be defined as a taking for a period of one hundred eighty (180) days or less.

22.3    Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future law, ordinance or governmental regulation providing for, or allowing either party to petition the courts of the state of California for, a termination of this lease upon a partial taking of the Premises and/or the Building.

23.    Bankruptcy. If Tenant shall file a petition in bankruptcy under any Chapter of federal bankruptcy law as then in effect, or if Tenant be adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within thirty (30) days from the date thereof, or if a receiver or trustee be appointed of Tenant’s property and the order appointing such receiver or trustee not be set aside or vacated within thirty (30) days after the entry thereof, or if Tenant shall assign Tenant’s estate or effects for the benefit of creditors, or if this Lease shall otherwise by operation of law pass to any person or persons other than Tenant, then in any such event Landlord may, if Landlord so elects, with or without notice of such election and with or without entry or action by Landlord, forthwith terminate this Lease. Notwithstanding any other provisions of this Lease, Landlord, in addition to any and all rights and remedies allowed by law or equity, shall upon such termination be entitled to recover damages in the amount provided in Section 24.2 below. Neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Premises, and Tenant shall forthwith quit and surrender the Premises to Landlord. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of damages recoverable under the provisions of this Section 23.

24.    Defaults and Remedies.

24.1    The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a)    The abandonment of the Premises (as defined in California Civil Code Section 1951.3) by Tenant.

(b)    The failure by Tenant to make any payment of Monthly Basic Rent, when due, where such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161.

(c)    The failure by Tenant to make any payment of Operating Rent, additional rent or any other payment required to be made by Tenant hereunder as and when due, where such failure continues for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161.

(d)    The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 24.1(a), 24.1(b) or 24.1(c) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty-day period and thereafter diligently and without interruption prosecute such cure to completion provided that in all events such cure shall be completed within ninety (90) days.

(e)    (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

24.2    In the event of any such default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. Upon such termination of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future law, ordinance or regulation providing for recovery of damages for such breach, including but not limited to the following:

(a)    the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b)    the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)    the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)    any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Sections 24.2(a) and 24.2(b) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in Section 24.2(c) above, the Worth at the time of award is computed by discounting to present value at the time of the award such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

24.3    If a default exists under this Lease, Landlord may exercise its rights under California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant has breached this Lease and abandoned the Premises and Landlord may recover rent as it becomes due; provided, however that Tenant has the right to sublet or assign this Lease, subject to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

24.4    During the continuance of a Default by Tenant, Landlord may enter the Premises without termination of this Lease and remove Tenant’s personal property and trade fixtures, if any, from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable Landlord shall provide reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith; and the balance shall be applied to any past due amount owing hereunder. Tenant hereby waives all claims for damages that may be caused by Landlord’s entering and taking possession of the Property or removing and storing Tenant’s personal property pursuant to this Section 24. No entry by Landlord into the Premises shall constitute or be construed as a forcible entry by Landlord.

24.5    All rights, options’ and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval or Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

24.6    Landlord shall be in default under this Lease if Landlord breaches any agreement, covenant or obligation in this Lease and does not remedy the breach within thirty (30) days after Tenant’s written notice to Landlord specifying the breach, or if the breach cannot, with due diligence, be cured within thirty (30) days, Landlord does not commence curing within such thirty (30) days and with reasonable diligence completely cure the breach as soon as reasonably practicable following Tenant’s notice. However, in the case of any necessity for repairs and maintenance for which Landlord is responsible under Section 14.2, failure of which would materially adversely affect Tenant’s use and occupancy of the Premises (and which do not constitute a casualty addressed in Section 21 above), Landlord shall perform such repairs (“Emergency Repairs”) as soon as reasonably practicable following receipt of notice from Tenant. If Landlord fails to (i) timely perform any Emergency Repairs for which Landlord is responsible hereunder, and/or (ii) remedy any Service Interruption which prevents the Tenant from using all or a material portion of the Premises for more than two (2) consecutive business days which interruption is not the result of any negligence or wilful misconduct of Tenant, its agents, employees, contractors or invitees, then if Landlord fails to make such Emergency Repairs and/or remedy such Service Interruption within an additional two (2) business days after notice from Tenant or, in the case of an Emergency Repair or Service Interruption which cannot reasonably be cured within such time, Landlord fails to commence such cure within two (2) business days after such notice and diligently prosecutes the same to completion, then Tenant may take all actions reasonably necessary to perform such Emergency Repairs and/or to remedy any such Service Interruption. In such event, and in the case of any “emergency” work by Tenant pursuant to Section 14.2 above, Landlord shall reimburse Tenant for its reasonable, documented costs thereof within thirty (30) days after Tenant’s written demand. If Landlord fails to make timely payment of any such amounts, then Tenant may pursue all remedies and law or equity for reimbursement of the same. Without limiting the foregoing, such expenses shall include, if necessary, Tenant’s expenses incurred in connection with any short term occupancy of substitute premises and/or parking.

25.    Assignment and Subletting. Tenant shall not voluntarily assign, hypothecate or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, encumbrance, hypothecation or sublease without Landlord’s prior written consent shall be voidable, at Landlord’s election, and shall constitute a Default. For purposes hereof, in the event Tenant is a partnership, a withdrawal or change of partners, or change of ownership of partners, owning more than a fifty percent (50%) interest in the partnership, or if Tenant is a corporation, any transfer of fifty percent (50%) of its stock, or of voting control of such corporation, shall constitute a voluntary assignment and shall be subject to these provisions; provided, that if the Tenant or any parent company that owns a controlling interest in Tenant is a corporation whose shares are publicly traded then no transfer of such publicly traded shares shall be considered to be an assignment for purposes hereof. No consent to any assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this Section. No later than twenty (20) days prior to the effective date of the proposed assignment or sublease, Tenant shall notify Landlord in writing of Tenant’s intent to assign, encumber, hypothecate or sublease, the name of the proposed assignee or sublessee, information concerning the financial responsibility of the proposed assignee or sublessee and the terms of the proposed assignment or subletting, and Landlord shall, within ten (10) days of receipt of such written notice as well as any additional information requested by Landlord concerning the proposed assignee’s or sublessee’s financial responsibility, provide written notice to Tenant elect one of the following:

(a)    Consent to such proposed assignment, encumbrance or sublease; or

(b)    Refuse such consent, which refusal shall be on reasonable grounds specified in Landlord’s notice, including but not limited to those matters set forth herein below; or

(c)    If and only if Tenant requests Landlord’s consent to a complete assignment of the Lease or a sublease of all of the Premises for the remainder of the Term, elect to terminate this Lease. In the event that Landlord elects to terminate the Lease by reason of a proposed assignment or by reason of a proposed sublease as described immediately above, Landlord’s notice provided within the foregoing ten (10) day period shall in addition to stating Landlord’s election to terminate this Lease, state the effective date of termination of the Lease, which, in no event, shall be no earlier than the proposed effective date of the assignment or sublease transaction proposed by Tenant in its request for Landlord’s consent to such transaction, nor more than sixty (60) days after Tenant’s proposed effective date.

Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent (i) if the proposed assignee, is an existing tenant of the Building, (ii) Landlord is actively negotiating a lease for space in the Building with such proposed assignee or subtenant, (iii) if at the time the consent is requested the Tenant is in Default pursuant to this Lease, or (iv) if the proposed assignee or subtenant’s character or business or professional standing does not meet the reasonable standards of Landlord.

In the event that Landlord shall consent to any assignment or sublease under the provisions of this Section 25, Tenant shall pay all of Landlord’s processing costs and attorneys’ fees incurred in giving such consent provided, however, in no event shall such costs and fees exceed Two Thousand Five Hundred Dollars ($2,500) for any single request. If for any proposed assignment or sublease Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent hereunder and monthly amortization of Transfer Costs (defined below) called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of the monthly amortization of all Transfer Costs and such rent allocable to such portion based on the rentable square footage thereof, Tenant shall pay to Landlord as additional rent hereunder fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. As used herein, “Transfer Costs” shall mean commercially reasonable brokerage commissions and attorneys’ fees incurred by Tenant in negotiating and documenting such assignment or sublease as well as any tenant improvement costs incurred by Tenant in connection such assignment or sublease. The Transfer Costs shall be amortized (without interest) for the purposes of Tenant’s recovery of same from excess consideration, on a straight-line basis over the remaining initial Term of this Lease as of the effective date of such assignment or subletting. Landlord’s waiver or consent to any assignment or subletting shall not relieve Tenant from any obligation under this Lease.

Without limiting the foregoing, Tenant may assign this Lease or sublet the Premises to any Affiliate (“Affiliate Transfer”) without Landlord’s prior written consent provided that Tenant gives Landlord written notice of the Affiliate Transfer at least ten (10) days prior to the proposed Affiliate Transfer (or within ten (10) days thereafter if Tenant is legally prohibited from disclosing such transaction in advance). Tenant shall promptly provide Landlord with any supporting information reasonably requested by Landlord in connection with an Affiliate Transfer. In no event shall an Affiliate Transfer relieve Tenant or any Guarantor from any obligation under this Lease. For purposes hereof, the term “Affiliate” shall refer to any entity (i) controlled by, controlling or under common control with Tenant, (ii) within whom Tenant is merged or consolidated, or (iii) who acquires all or substantially all of Tenant’s assets or voting stock.

26.    Quiet Enjoyment. Landlord covenants and agrees with Tenant that so long as no Default has occurred and is continuing in the performance of any or all of the covenants and provisions aforesaid on Tenant’s part to be observed and performed under this Lease and subject to the terms and conditions of this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease.

27.    Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any first mortgagee with a lien on the Site, the Premises, the Building (or any portion thereof) or any ground lessor with respect to the Site and/or the Building (or any portion thereof), this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Site, the Premises, the Building (or any portion thereof) or the land upon which the Building is situated or both, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Site, the Building, land, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security; provided, however, that any such self-operating subordination of any ground lease or lien of a mortgage or deed of trust attaching to the Property after the Lease Commencement Date shall be expressly conditioned on Tenant’s receipt of a commercially reasonable subordination, non-disturbance and attornment agreement, in form and substance reasonably acceptable to Tenant (“SNDA”) from the lessor or holder under such encumbrances which provides that Tenant’s quiet enjoyment of the Premises shall not be disturbed so long as no Default by Tenant exists in the performance of each and every material covenant of this Lease to be performed by Tenant hereunder. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease to which this Lease is subordinated terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall attorn to and become the Tenant of the successor in interest to Landlord pursuant to the terms and conditions of the applicable SNDA. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in a form reasonably requested by Landlord, any SNDA or any documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust. Tenant shall execute and return any SNDA or any documents within twenty (20) days of Landlord’s demand and in the event that Tenant fails to timely execute and return any such SNDA within such period and such failure continues for five (5) days after a second written demand from Landlord, Tenant shall be in Default pursuant to this Lease.

28.    Estoppel Certificate.

28.1    Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement, in a commercially reasonable form acceptable to Landlord, certifying at minimum; (i) the Lease Commencement Date; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the rental and other sums payable under this Lease have been paid; (iv) the fact that to Tenant’s actual, current knowledge there are no ongoing defaults under this Lease by either Landlord or Tenant except as specified in such statement; and (v) such other matters reasonably requested by the requesting party and included in a commercial lease estoppel certificate. Landlord and Tenant intend that any statement delivered pursuant to this Section 28 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Site and/or Building or any interest therein.

28.2    Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in the requesting party’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance. If Tenant fails to deliver said statement to Landlord within ten (10) business days of Landlord’s demand, and in the event that Tenant fails to timely execute and return any such statement within such period and such failure continues for five (5) days after a second written demand from Landlord, Tenant shall be in Default pursuant to this Lease.

29.    Rules and Regulations. Tenant shall faithfully observe and comply with the “Rules and Regulations” a copy of which is attached hereto and marked Exhibit C, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put imposed by Landlord, by written notice to Tenant and all other tenants of the Building, that do not materially increase any obligations or materially diminish any rights of Tenant. Landlord agrees that such Rules and Regulations shall be applicable to all tenants of the Building and shall be enforced by Landlord in a consistent, nondiscriminatory manner. In the event of any conflict between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall prevail. Landlord shall not be responsible to Tenant for the violation or nonperformance by any other tenant or occupant of the Building of any of said Rules and Regulations.

30.    Conflict of Laws. This Lease shall be governed by and construed pursuant to the laws of the State of California, without regard for its conflicts of laws principles.

31.    Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representative, successors and assigns.

32.    Surrender of Premises. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. Upon the expiration or termination of this Lease, Tenant shall peaceably surrender the Premises and all alterations and additions thereto broom-clean, in good order, repair and condition, reasonable wear and tear excepted and shall in addition restore the Premises as may be required pursuant to the provisions of Section 13.1(g) above. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

33.    Professional Fees. In the event that Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant or Landlord hereunder, or should either party bring suit against the other with respect to matters arising from or growing out of this Lease, then all costs and expenses, including without limitation, its reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

Should Landlord and/or any of the Landlord Parties be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord and/or such Landlord Party its costs and expenses incurred in such suit as and when incurred, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees.

34.    Performance by Tenant. Except as otherwise expressly set forth in this Lease, all covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises or the Building of which the Premises are a part. Therefore, if any amount due Landlord from Tenant hereunder has not been received within five (5) days after written notice from Landlord that any payment was not received on or before the due date, Tenant shall pay to Landlord, without notice or demand, as additional rent, five percent (5%) of the overdue amount as a late charge. Such overdue amount shall also bear interest, as additional rent, at the maximum rate permissible by law calculated, as appropriate, from the date of receipt of said notice until the date of payment to Landlord. Landlord’s acceptance of any late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect.

35.    Mortgagee and Senior Lessor Protection. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease (if any), shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to Landlord and to any beneficiary of a deed of trust or mortgage covering the Site and/or the Building (or any portion thereof) and to the lessor under any master or ground lease covering the Building, the Site or any interest therein whose identity and address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary, mortgagee or lessor a reasonable opportunity (but in no event less than any period provided to Landlord under this Lease) to cure the default, subject to extension for time to obtain possession of the Premises by power of sale or of judicial foreclosure if possession of the Premises is necessary to effect a cure. Landlord shall, from time to time, give Tenant written notice of the identity and address of the beneficiary of any deed of trust or mortgage covering the Site and/or the Building (or any portion thereof) and/or the lessor under any master or ground lease. Notwithstanding the foregoing, so long as Tenant has provided a notice of any Landlord default to any such beneficiary or ground lessor, if such party has not commenced to cure any such Landlord default within the time provided for Landlord to do so under this Lease, and irrespective of whether such party requires possession of the Premises to effect such cure, Tenant may exercise its rights under Section 24.6 above.

36.    Definition of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean, and include only, the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Site or master lease of the Building. In the event of any transfer, assignment or other conveyance or transfer of any such title or interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter, to the extent accruing or to be performed after the effective date of such transfer and, without further agreement, the transferee of such title or interest shall be deemed to have agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises; provided, however, that the foregoing shall not release any transferor Landlord from any obligations of “Landlord” hereunder to the extent accruing in or applicable to the period prior to such transfer. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease so long as Landlord provides written notice of any such transfer immediately following its effectiveness, including the name and address of the transferee and a copy of an assignment and assumption agreement in which such transferee agrees to assume all of the rights and obligations of Landlord under this Lease.

37.    Waiver. The failure of either party to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition of this Lease or the Rules and Regulations attached hereto as Exhibit D, shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce of any of said rules and regulations against any other tenant of the Building be deemed a waiver of any such rules or regulations, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with said terms. The subsequent acceptance or payment of rent hereunder by Landlord or Tenant shall not be deemed to be a waiver of any preceding Default by Tenant or Landlord’s default in the performance of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of any such preceding Default by Tenant at the time of acceptance of such rent.

38.    Identification of Tenant. If more than one person executes this Lease as Tenant, (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (b) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally and the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy or this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

39.    Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. If there be more than one Tenant, i.e., if two or more persons or entities are jointly referred to in this Lease as “Tenant,” the obligations hereunder imposed upon Tenant shall be joint and several. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Terms capitalized but not otherwise defined herein shall have the respective meanings given to such terms in the Summary.

40.    Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for Lease and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.    Time. Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

42.    Prior Agreement; Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not incorporated herein.

43.    Severability. Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

44.    Recording. Tenant shall neither record this Lease nor a short memorandum thereof without the consent of Landlord and if such recording occurs, it shall be at the sole cost and expense of Tenant, including any documentary transfer taxes or other expenses related to such recordation.

45.    Limitation on Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, members, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual partners, members, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord, the sole and exclusive remedy shall be against Landlord’s interest in the Building, including all rents, profits, sales proceeds, insurance proceeds and any condemnation awards.

46.    Signs. Except as otherwise expressly provided in this Section 46, Tenant shall not place any sign outside the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s discretion. Notwithstanding the foregoing, Tenant shall be entitled to have Building standard signage in the lobby of the Building, on the lobby directory and on the entrance to the Premises. The signage in the lobby of the building shall be supplied at Landlord’s cost and any other signage on the Premises shall be at Tenant’s cost. Tenant, at its sole cost and expense, shall be allowed to install its own custom signage within the elevator vestibule on any full floor of the Building occupied by Tenant and at the entrance to the Premises. All signs shall be in full compliance with all applicable Laws and subject to Landlord’s reasonable prior approval. Tenant shall have the exclusive right to exterior Building signage at Tenant ’s cost on the Townsend Street side of the Building and the right to shared exterior signage on the King Street side of the Building. Should Tenant occupy the ground floor premises by reasons of the terms of Sections 56 or 58, Tenant shall also have the exclusive right to exterior signage at Tenant’s cost on the King Street side of the Building. All Tenant’s exterior signage rights shall be subject to Tenant leasing at least 55,000 rentable square feet of space in the Building. Landlord and Tenant shall work together to obtain all necessary approvals for the maximum permissible exterior signage desired by Tenant provided such cooperation shall be at no cost or expense to Landlord and Tenant shall be responsible for all out of pocket costs associated with obtaining such approvals.

47.    Modification for Lender. If in connection with obtaining construction, interim or permanent financing for the Site and/or the Building (or any interest therein), the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or reduce any of Tenant’s rights hereunder.

48.    Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this lease or imposed by any statute or at common law.

49.     Financial Statements. At any time during the Term of this Lease, and if requested by Landlord in connection with a potential sale or financing of the Site and/or the Building (or any interest therein), Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year for Tenant, and any guarantors or subtenants. Such statement shall be certified by Tenant’s chief financial officer. Landlord shall use commercially reasonable efforts to protect the confidentiality of any such statement and to request that any proposed buyer or lender similarly treat the information contained in such statement as being confidential in nature, such that such information shall only be disclosed to the consultants, analysts or counsel as may be reasonably necessary in order to evaluate a potential purchase of, or loan upon, the Site and/or the Building (or any interest thereof). Notwithstanding the foregoing, Tenant shall have no obligation to provide financial reports so long as Tenant or its parent company is a publicly traded company whose financial reports are publicly available.

50.     Tenant as Corporation. If Tenant executes this Lease as a legal entity, then Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that (a) the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on the entity’s behalf in accordance with a duly adopted resolutions of the board of directors (or the equivalent thereof) of Tenant and in accordance with the organizational documents of Tenant and (b) that this Lease is binding upon Tenant in accordance with its terms.

51.     No Partnership or Joint Venture. Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers. It is the express intent of the parties hereto that their relationship with regard to this Lease be and remain that of landlord and tenant.

52.     Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

53.     Extension Option. Tenant shall have two options (each, an “Extension Option”) to extend the Term of this Lease for an additional sixty (60) months each (each, an “Extended Term”) on all the terms and conditions contained in this Lease with the exception of the Monthly Basic Rent which shall be adjusted pursuant to the provisions of this Section 53 and the further exception that in the event of the exercise of the first Extension Option, only one (1) Extension Option shall remain and in the event of the exercise of the second Extension Option, no further right to extend the Term shall remain. In order to exercise an Extension Option, Tenant shall deliver written notice to Landlord of its exercise (“Election Notice”) at least twelve (12) months and no sooner than eighteen (18) months before the expiration of the initial Term or the initial Extended Term, as the case may be. Each Extension Option shall be subject to the following terms and conditions:

(a)     Each Extension Option may be exercised only by timely delivery of the Election Notice as provided in this Section and only, if as of the date of delivery of the Election Notice and the commencement date of the applicable Extended Term, no material Default by Tenant has occurred and is continuing. In the event that Tenant fails to duly exercise the Extension Option with respect to the initial Term, Tenant shall thereafter have no further right to any Extended Term and in the event that Tenant fails to duly exercise the Extension Option with respect to the second Extended Term, Tenant shall thereafter have no further right to extend the Term.

(b)     If Tenant properly exercises an Extension Option and no material Default has occurred and is continuing at the end of the initial Term or the first Extended Term, as the case may be, the Term shall be extended for the applicable Extended Term.

(c)     If and when the first Extended Term commences, the Base Year shall automatically be revised to be calendar year 2023. If and when the second Extended Term commences, the Base Year shall automatically be revised to be calendar year 2028.

References in this Lease to the “Term” shall include the initial Term and shall in addition, include each Extended Term, if applicable.

53.1     In the event Tenant exercises its option to extend the Term pursuant to the provisions of this Section 53, with respect to the initial Extension Option, and, as applicable with respect to the second Extension Option, the Monthly Basic Rent shall be adjusted at the commencement of the Extended Term to reflect one hundred percent (100%) of the then Fair Market Rent of the Premises. For the purposes of this Lease, the “Fair Market Rent” of the Premises means the rental rate at which new, nonsublease, nonequity, nonexpansion tenants are then on an arms’ length basis leasing premises of comparable size and amenities as the Premises in buildings which are comparable for a term comparable to the Extended Term, taking into consideration and making equitable adjustments for typical rental abatements and including any then “fair market” annual escalations of Monthly Basic Rent during the applicable Extended Term. Landlord shall notify Tenant of Landlord’s good faith estimation of the Fair Market Rent (stated in terms of Monthly Basic Rent and including any annual percentage escalation in Monthly Basic Rent) in writing within thirty (30) days of receipt of the Election Notice. If Tenant does not agree with Landlord’s proposal, Tenant shall deliver written notice of Tenant’s objection to Landlord within thirty (30) days of receipt of notice from Landlord, with Tenant’s failure to respond timely to be deemed Tenant’s disapproval of Landlord’s estimate. If Tenant objects (or is deemed to object) to Landlord’s estimation, Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rent of the Premises on or before the thirtieth (30th) day following delivery of Tenant’s written objection to Landlord’s estimation (the “Outside Agreement Date”).

53.2     If Landlord and Tenant are unable to agree on the new Monthly Basic Rent by the Outside Agreement Date, the Fair Market Rent of the Premises shall be determined by real estate brokers pursuant to this Section. Within thirty (30) days of the Outside Agreement Date each party shall appoint a Broker (defined below) and notify the other party of its selection, which Brokers together shall attempt to determine the Fair Market Rent of the Premises. If either party fails to appoint a Broker within such time period, the Broker timely appointed by the other party shall be the sole Broker, whose determination shall be binding on both parties. If two Brokers are timely appointed, but they are unable to agree on the Fair Market Rent of the Premises within sixty (60) days of the Outside Agreement Date, they shall mutually select a third Broker meeting the requirements for the initial Brokers, and the third Broker shall, within thirty (30) days of his/her selection, choose either of the first two Brokers’ determination of Fair Market Rent as the applicable determination based on which of the two (2) it believes to be closest to its own determination. The third Broker shall have no option but to select one or the other of the first two Brokers’ determination, and shall not have the power to propose a different Fair Market Rent. In the event that the two Brokers are unable to agree on the selection of a third broker, either Landlord or Tenant may apply to the presiding judge of the Superior Court for the City and County of San Francisco for the appointment of a third Broker in accordance with the procedures established by such court. Each party shall bear the cost of their respective Broker; if a third Broker is necessary, the parties shall share equally the cost of the third Broker. The term “Broker” means a commercial real estate broker having a minimum of seven (7) years’ full time experience as a real estate agent active in the leasing of commercial office projects in the San Francisco South of Market district. In addition to the characteristics described in Section 53.1 above the Fair Market Rent shall be based on comparable space in the San Francisco South of Market district taking into consideration location, views, quality, nature of improvements, and the nature of the use of the Premises, which shall (i) not be subleased, and (ii) shall be leased for a term comparable to the subject option term, upon terms comparable to those contained in this Lease other than Monthly Basic Rent. The Monthly Basic Rent shall be adjusted to reflect the Fair Market Rent, as so determined, as of the commencement of the applicable Extended Term. The brokers shall expressly consider in their determination of Fair Market Rent of the Premises the date on which the Extended Term is to commence, acknowledging that the date on which the determination is made may be several months prior to the date on which the Extended Term commences. The determination of Fair Market Rent shall also include the determination of annual increases in the Monthly Basic Rent throughout the Extended Term, to the extent that such increases are being applied in the leases of comparable properties used in determining the Fair Market Rent.

53.3     The rights contained in this Section 53 shall be personal to Tenant and may not be exercised by any assignee, sublessee or transferee. Tenant’s exercise of an Extension Option shall not operate to cure any Default by Tenant, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such Default. Time is of the essence with respect to the provisions of this Section 53.

54.     Bike Parking. Subject to reasonable rules and regulations established by Landlord from time to time, Tenant and its employees shall be permitted to park bikes in the Building garage on the Townsend Street side of the Building or in any designated bike parking spaces established by Landlord from time to time without any additional cost or charge.

55.     Landlord Common Area Improvements. Notwithstanding Tenant’s acceptance of the Premises and the Building in their “as-is” condition, within six (6) months following the Lease Commencement Date, provided it can be constructed upon commercially reasonable terms and conditions as determined by Landlord in its discretion and subject to receipt of all required approvals from applicable governmental agencies, Landlord, at its cost, will construct in the lower level of the Building, certain improvements to the Building Common Areas in a location, with dimensions and utilizing finishes as determined by Landlord and subject to Tenant’s prior written approval, not to be unreasonably withheld, conditioned or delayed, (i) a gym including a shower(s) and lockers (“Gym”), and (ii) a bike storage and/or bike maintenance area (“Bike Area”). It is anticipated that the square footage of the Gym will be approximately 6,000 square feet. Operational and maintenance costs for these new common area improvements shall be included in Operating Expenses and allocated among all occupants of the Building. Tenant agrees that Landlord may adjust the rentable square footage of the Building, rentable square footage of the Premises and Tenant’s Percentage Share as a result of the addition of the Gym and/or Bike Area to the Common Areas of the Building, so long as any such adjustment is made consistently under the BOMA Standard. With respect to any adjustment to the rentable square footage of the Premises, Landlord shall be entitled to adjust the initial Monthly Basic Rent payable by Tenant pursuant to this Lease based on $54 per rentable square foot per annum and any adjustment so the Monthly Basic Rent will be increased by reason of any increase in the rentable square footage of the Premises and will be decreased in the event of any decrease in the rentable square footage of the Premises. Landlord shall give written notice to Tenant of any such adjustment (“Adjustment Notice”) together with supporting documentation with respect to the adjustment. Any underpayments of Monthly Basic Rent as a result of the adjustment as provided in the Adjustment Notice shall be paid by Tenant to Landlord within ten (10) business days following the date on which the Adjustment Notice is given and any overpayment of Monthly Basic Rent then having been paid by Tenant to Landlord shall be credited by Landlord against the next Monthly Basic Rent then due.

56.     Right of First Offer. During the Term of this Lease, Tenant shall have the on-going right of first offer (the “Right of First Offer”) with respect to the any space within the Building from time to time which is vacant or will become vacant (any such space being referred to herein as the “Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: (i) promptly after Landlord has determined that any tenant in the Offering Space whose lease was in effect prior to the date hereof and who has an option to extend its term (x) has elected not extend the term of its lease for the Offering Space, or (y) Landlord and such tenant have failed to otherwise negotiate an extension of the term of its lease, or (ii) prior to the expiration of any lease of any Offering Space not subject to any extension option, and in each case prior to leasing such Offering Space to any other party (including the existing tenant), Landlord shall advise Tenant in writing (the “ROFO Notice”) of the date when any Offering Space is anticipated to become vacant and that Tenant has the opportunity to incorporate such Offering Space into the Premises under this Lease for the remainder of the Term or for such other term as is designated by Landlord in the ROFO Notice. The ROFO Notice shall state the terms on which Landlord is prepared to lease the Offering Space including the Monthly Basic Rent to be charged by Landlord for the Offering Space which Monthly Basic Rent shall reflect the Prevailing Market for such Offering Space as reasonably determined by Landlord. Tenant may elect to lease such Offering Space, in its entirety only (i.e., all Offering Space covered under such ROFO Notice), under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) business days after the date on which the ROFO Notice is given, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with a ROFO Notice during any period in which a Default by Tenant has occurred and is continuing. If Tenant’s fails to timely provide a Notice of Exercise for any Offering Space, Landlord may offer to lease and lease such space to any third party on any terms and conditions subject to Landlord’s obligation to again offer such Offering Space to Tenant if it subsequently becomes available during the Term.

56.1     Terms for Offering Space. The term for any Offering Space for which Tenant has duly provided a Notice of Exercise shall commence upon the date of delivery of such Offering Space to Tenant, and thereafter such Offering Space shall be considered a part of the Premises.

(a)     Any Offering Space incorporated into the Premises shall be subject to all of the terms and conditions of this Lease other than (i) Monthly Basic Rent, which shall be established at the then-current Prevailing Market as reasonably determined by Landlord and set forth by Landlord in the ROFO Notice and (ii) the term for the lease for Offering Space which shall be as determined by Landlord and set forth in the ROFO Notice.

(b)     The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the date of delivery to Tenant of such Offering Space, unless the ROFO Notice specifies any work to be performed in and to the Offering Space by Landlord or the previous occupant, in which case such work shall be completed in the Offering Space prior to its delivery to Tenant. If Landlord is delayed in delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

56.2     Priority of Rights to Offering Space. Tenant agrees that its Right of First Offer is subordinate to any rights of other tenants in the Building, to the extent provided in any leases binding on Landlord as of the Lease Commencement Date, to expand their premises to other portions of the Building and/or extend the term of their lease with respect to any potential Offering Space, all of which rights are listed on Exhibit F, attached hereto. With respect to any tenant having an option to extend the term of its lease binding on Landlord as of the Lease Commencement Date Tenant agrees that Landlord retains the right to negotiate with any such tenant the terms and conditions for the extension of its lease, which terms and conditions may be other than the terms for extension set forth in such lease, so long as the duration of any such option period(s) is not extended. Landlord agrees that any and all leases executed by Landlord for space in the Building following the Lease Commencement Date (including without limitation all leases for Offering Space which may have previously been declined by Tenant) shall expressly provide that any option of the tenant thereunder to (i) exercise one or more options to extend the term and/or (ii) expand its premises to any other portions of the Building, are subject and subordinate to Tenant’s rights to such space, as Offering Space hereunder. Furthermore, Landlord agrees that it shall not enter into any agreement following the Lease Commencement Date with any existing tenant of the Building to expand its premises beyond the area of such premises which exists as of Lease Commencement Date or extend the term of its lease beyond the term (including extension options) which exists as of the Lease Commencement Date provided that, with respect to any extension of term pursuant to an existing extension option, Landlord retains the right to negotiate the terms and conditions of any such extension other than any increase in the duration of such extension.

56.3     Documentation. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment to this Lease in such form as Landlord reasonably deems appropriate to incorporate the Offering Space into the Premises, memorialize the Monthly Basic Rent for the Offering Space, and to adjust Tenant’s Percentage Share based on the change in the rentable square footage of the Premises (the “Offering Document”). A copy of the Offering Document shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Document to Landlord within fifteen (15) days thereafter, as a condition to the effectiveness of the Notice of Exercise of Tenant.

56.4     Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building within a five (5) mile radius of the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has no windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

57.     Parking. Tenant shall have the right (but not the obligation) to lease one (1) parking space in the Building garage at the then current parking rate. Tenant shall comply with all rules and regulations established by Landlord with respect to parking. In the event that any existing tenant with parking rights vacates the Building or relinquishes its parking rights, Landlord agrees to make the spaces available to Tenant at then current parking rates.

58.     Right of First Refusal. During the Term of this Lease (and not otherwise) Tenant shall have an ongoing right of first refusal (the “Right of First Refusal”) to lease any rentable area in the Building not leased by Tenant pursuant to this Lease (the “Right of First Refusal Space”). Such Right of First Refusal shall be exercisable by Tenant only if no Default by Tenant under this Lease then exists and is continuing as of the date of submission of the Offer (as defined below) by Landlord to Tenant. If Landlord receives a bona fide offer (an “Offer”) from a prospective tenant to lease all or any part of the Right of First Refusal Space, Landlord shall give Tenant written notice of such fact, setting forth in such notice all of the material terms and conditions of the Offer. After Landlord notifies Tenant in writing of the Offer, Tenant shall have five (5) business days to exercise the Right of First Refusal by written notice to Landlord. If Tenant exercises the Right of First Refusal, Tenant shall be required to lease all of the Right of First Refusal Space that is the subject of the Offer. If Tenant fails to notify Landlord of its election within the aforesaid five (5) business day period, Tenant shall be deemed to have waived the Right of First Refusal with respect to the Offer. Upon any exercise by Tenant of the Right of First Refusal in accordance herewith, Landlord and Tenant shall promptly execute, at the request of either, an amendment to this Lease whereby Tenant leases such space, provided that the terms of such lease of such Right of First Refusal Space shall in such event be upon the same terms and conditions as set forth in this Lease provided that the rental rate, length of term and allowances for such space shall be the rental terms as set forth in the Offer, and the amendment shall contain the other specific terms of the bona fide Offer that are inconsistent with the terms of the Lease. If Tenant fails or refuses to exercise the Right of First Refusal or is deemed to have waived the Right of First Refusal with respect to the subject space of such Offer, then the Right of First Refusal shall lapse as to the then applicable third party Offer, time being of the essence with respect to the exercise thereof, and Landlord may thereafter lease the applicable space, in whole or in part, to the prospective tenant identified in the Offer or to a third party on the terms set forth in the Offer or on terms for a Net Effective Rate (as defined herein below) which is not lower than that offered to Tenant pursuant to the Offer by more than ten (10%); it being hereby agreed that, as used herein, the term “Net Effective Rate” shall mean the actual rental rate to be received per year, on the average, during the proposed term determined by deducting from the face rental value for the term thereof the dollar value of all inducements, free rent, tenant improvements and other concessions proposed to be given.

59. Guaranty. Concurrently with execution of this Lease, Ebay, Inc. a Delaware corporation, shall execute a guaranty of this Lease in form attached hereto as Exhibit G.

60. Base Building Penetration. Tenant acknowledges that it accepts the condition of the Base Building in its “as-is” condition as of the Lease Commencement Date, subject only to Landlord’s express representations and warranties in Sections 7.1, 7.2 and 14.2. Tenant desires to explore the feasibility of constructing certain features in the Premises which would require penetration of the Base Building including installing skylights in the Sixth Floor Premises (“Skylights”) and constructing atriums and/or connecting stairways between the Fourth Floor Premises, Fifth Floor Premises and Sixth Floor Premises (“Atria”). Landlord agrees to reasonably cooperate with Tenant in exploring the feasibility of such alterations provided that (i) all costs associated with exploring the feasibility of the alterations shall be paid by Tenant (ii) Landlord retains all rights to review and approve such alterations in accordance with the Lease (iii) all costs associated with constructing the Skylights and Atria shall be paid by Tenant and (iv) Tenant agrees that Landlord shall have the right, in its sole discretion, to require Tenant, at Tenant’s sole cost and expenses to remove any such Atria and/or Skylights and restore the Premises to its previous condition prior to such installations upon expiration of the Term or earlier termination of this Lease.

61. Confidentiality. The terms of this Lease are confidential. Neither party shall disclose the contents of this Lease without the other party’s consent unless required to do so by law or a governmental authority, except the parties may disclose information to their employees and to those consultants who are actively and directly participating in the evaluation of the Premises and the negotiation and execution of this Lease. This confidentiality provision shall be in force even after the expiration/termination of this Lease.

62. Definitions.

“Actual Statement’’ has the meaning ascribed in Section 5.2	12

“Adjustment Notice” has the meaning ascribed in Section 55	47

“Affiliate Transfer” has the meaning ascribed in Section 25(c)	38

“Affiliate” has the meaning ascribed in Section 25(c)	38

“Atria” has the meaning ascribed in Section 60	50

“Base Building Services” has the meaning ascribed in Section 17	24

“Base Year” has the meaning ascribed in Section (k)(i) of the Summary	3

“Bike Area” has the meaning ascribed in Section 55	46

“BOMA Standard” has the meaning ascribed in Section (f) of the Summary	2

“Broker” has the meaning ascribed in Section 53.2	46

“Building Structure” has the meaning ascribed in Section 14.2	23

“Building Systems” has the meaning ascribed in Section 14.2	23

“Building” has the meaning ascribed in the opening paragraph of the Summary	1

“Changes” has the meaning ascribed in Section 13.1	18

“Common Areas” has the meaning ascribed in Section 1.2	5

“Comparable Buildings” has the meaning ascribed in Section 1.2(c)	6

“Default” has the meaning ascribed in Section 24.1	33

“Election Notice” has the meaning ascribed in Section 53	44

“Emergency Repairs” has the meaning ascribed in Section 24.6	36

“Environmental Requirements” has the meaning ascribed in Section 7.2	15

“Estimate Statement” has the meaning ascribed in Section 5.2	12

“Excess Operating Expenses” has the meaning ascribed in Section 5.2	12

“Extended Term” has the meaning ascribed in Section 53	44

“Extension Option” has the meaning ascribed in Section 53	44

“Fair Market Rent” has the meaning ascribed in Section 53.1	45

“Fifth Floor Premises” has the meaning ascribed in Section (f) of the Summary	2

“Fourth Floor Premises” has the meaning ascribed in Section (f) of the Summary	2

“Gym” has the meaning ascribed in Section 55	46

“Hazardous Material” has the meaning ascribed in Section 7.2(c)	16

“Landlord Parties” has the meaning ascribed in Section 7.2(a)	15

“Landlord Party” has the meaning ascribed in Section 7.2(a)	15

“Landlord” has the meaning ascribed in the opening paragraph and in Section 36	5

“Laws” has the meaning ascribed in Section 13.1	19

“Lease Expiration Date” has the meaning ascribed in Section (h)(iii) of the Summary	3

“Lease” has the meaning ascribed in the opening paragraph	1

“Net Effective Rate” has the meaning ascribed in Section 58	50

“Notice of Exercise” has the meaning ascribed in Section 56	47

“Offer” has the meaning ascribed in Section 58	49

“Offering Document” has the meaning ascribed in Section 56.3	48

“Offering Space” has the meaning ascribed in Section 56	47

“Operating Rent.” has the meaning ascribed in Section 5.4	13

“Outside Agreement Date” has the meaning ascribed in Section 53.1	45

“Premises” has the meaning ascribed in Section (f) of the Summary	2

“Prevailing Market” shall have the meaning ascribed in Section 56.4	49

“rent” has the meaning ascribed in Section 4.1	7

“Restoration Notice” has the meaning ascribed in Section 21.1	30

“Right of First Offer” has the meaning ascribed in Section 56	47

“Right of First Refusal Space” has the meaning ascribed in Section 58	49

“Right of First Refusal” has the meaning ascribed in Section 58	49

“ROFO Notice” has the meaning ascribed in Section 56	47

“Rules and Regulations” has the meaning ascribed in Section 29	39

“Service Facilities” has the meaning ascribed in Section 13.1(c)	19

“Service Interruption” has the meaning ascribed in Section 17	26

“Site” has the meaning ascribed in Section 1.1	5

“Sixth Floor Premises” has the meaning ascribed in Section (f) of the Summary	2

“Skylights” has the meaning ascribed in Section 60	50

“SNDA” has the meaning ascribed in Section 27	38

“Summary” has the meaning ascribed in Section 1.1	5
“Summary” has the meaning ascribed in the opening paragraph	1
“Tenant’s Percentage Share” has the meaning ascribed in Section (k)(ii) of the Summary	3
“Tenant” has the meaning ascribed in the opening paragraph and Section 38	5
“Term” has the meaning ascribed in Section 2 and in Section 53	7
“Terrace” has the meaning ascribed in Section 1.2(c)	5
“Transfer Costs” has the meaning ascribed in Section 25(c)	37
“Work Letter” has the meaning ascribed in Section 1.4	6

IN WITNESS WHEREOF, the parties have executed and delivered this Lease as of the day and year first above written.

LANDLORD:	TENANT:

SFI Real Estate Holdings LLC, a Delaware limited liability company	PayPal, Inc. a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:	/s/ David Marcus
Name:	Bayard R. Kraft III	Name:	David Marcus
Its:	Authorized Agent	Its:	President
April 29, 2014

The undersigned as the Guarantor pursuant to this Lease hereby agrees to execute and deliver as a condition of the effectiveness of this Lease the Guaranty in the form attached hereto as Exhibit G.

Guarantor

Ebay Inc., A Delaware corporation		Approved as to form eBay Legal SViernes April 22, 2014

By:	/s/ Brad Serwin
Name:	Brad Serwin
Its:	SVP & Deputy General Counsel eBay Inc.

EXHIBIT B

TENANT WORK LETTER

123 Townsend Street, San Francisco, California

This Tenant Work Letter (“Work Letter”) is entered into effective April 21, 2014, and shall set forth the terms and conditions controlling the construction of certain initial improvements to the Premises. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in that certain lease between PayPal, Inc., a Delaware corporation (“Tenant”), and SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”) dated April 21, 2014 (the “Lease”).

ARTICLE 1.

DELIVERY OF THE PREMISES

Except for the representations of Landlord as expressly provided in Sections 7.1 (with respect to applicable building codes), 7.2 (with respect to Hazardous Material) and 14.2 (with respect to the Building Systems) on the Lease Commencement Date, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises from Landlord, in its presently existing, “as-is” condition. Tenant acknowledges and agrees that Landlord shall have no obligation or responsibility to perform any work, repairs, construction or improvements to the Premises in advance of Tenant’s occupation and possession of the Premises and Tenant acknowledges and agrees that Landlord shall have no obligation to perform any work construction or improvements which may be required by reason of the Initial Tenant’s Improvements to be constructed by Tenant in order to satisfy applicable governmental authorities, Laws, regulations or otherwise. Landlord shall have only those obligations of repair and maintenance with respect to the Premises and/or the Building as specifically set forth in the Lease. All Initial Tenant Improvements (defined below) in and to the Premises prior to Tenant’s occupancy for the operation of its business in the Premises are governed by the terms and conditions of this Work Letter, and to the extent of any conflict between the terms and conditions of the Lease and this Work Letter, the Work Letter shall be controlling with respect to such Initial Tenant Improvements.

ARTICLE 2.

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of forty dollars ($40.00) for each of the 60.581 rentable square feet of the Premises, for a total Tenant Improvement Allowance of $2,423,240, which shall be applied toward the costs of construction of those certain improvements to the Premises contemplated by this Work Letter, including cabling, engineering and architectural fees, and code compliance work within the Premises (the “Initial Tenant Improvements”). Landlord hereby approves the Initial Tenant Improvements to the extent shown on the preliminary “test fit” plans attached hereto as Exhibit B-1 (the “Preliminary Plans”).

Exhibit B, Page 1

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord pursuant to the terms of this Work Letter and only for such items and costs as are directly related to design costs, architectural fees, engineering fees, fixtures, code compliance work within the Premises, computer cabling/networking expenses, mutually agreed other consultants, and hard construction costs related to those improvement components expressly approved by Landlord (collectively the “Tenant Improvement Allowance Items”).

2.2.2 Disbursement of Tenant Improvement Allowance. The Tenant Improvement Allowance shall be payable as the construction of the Initial Tenant Improvements progresses, not more than once during each calendar month, and any amount so funded will be paid to Tenant within fifteen (15) days following Landlord’s receipt of all of the following items: (i) a payment request (“Payment Request”) accompanied by reasonable documentation evidencing the construction costs incurred for construction of Initial Tenant Improvements subsequent to the prior Payment Request seeking that percentage of the Tenant Improvement Allowance which corresponds to the percentage of completion of the Initial Tenant Improvements work which has been achieved as of the date of the Payment Request; (ii) a certificate of the Architect to Landlord certifying the percentage of completion of the Initial Tenant Improvements work in accordance with the Approved Working Drawings (as defined below) which Tenant has achieved as of the date of such certificate; and (iii) conditional lien releases (in statutory form) for all the Tenant Improvement work for which payment is being requested. Upon receipt and approval of all such items, Landlord shall be obligated to disburse the amount requested to be funded to Tenant from each such progress payment. Landlord shall additionally have the right to request and receive unconditional lien releases (in statutory form) for all portions of the Initial Tenant Improvements for which Landlord has previously made payment (other than that portion which is subject to the then-current Payment Request) as a condition to making any progress payment.

Upon completion of the construction of all Initial Tenant Improvements, which shall be deemed to have occurred only at such time as the Premises has been issued a Certificate of Occupancy and/or all other final governmental approvals are obtained with respect to the Initial Tenant Improvements, the Architect has signed off on all construction as being completed, a Notice of Completion has been recorded and unconditional lien releases have been obtained from the Contractor and all of Tenant’s Agents (as defined below), Landlord, upon receipt of sufficient documentation reasonably necessary for Landlord to confirm the actual costs incurred by Tenant in constructing the Tenant Improvement Allowance Items, shall reimburse Tenant for such costs of construction up to a maximum amount of the total Tenant Improvement Allowance. Such reimbursement shall occur within twenty (20) days of receipt of all documentation required by Landlord to verify Tenant’s expenditures. In no event shall Landlord be obligated to reimburse Tenant for costs in connection with the Tenant Improvements in an amount in excess of the Tenant Improvement Allowance and Tenant shall be responsible for and shall timely pay any and all costs incurred in connection with construction of the Initial Tenant Improvements in excess of the Tenant Improvement Allowance.

Exhibit B, Page 2

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent verifiable, design and hard construction costs are incurred for Tenant Improvement Allowance Items.

2.2.4 HVAC Consultants. Tenant, in connection with performing its construction obligations under this Work Letter, shall be required to retain Landlord’s designated HVAC consultants to achieve adequate air balancing of the HVAC distribution system, which cost shall be reimbursed to Tenant as part of the Tenant Improvement Allowance.

2.2.5 Unused Allowance. In the event that, after thirty six (36) months from the Lease Commencement Date, there remains any unused portion of the Tenant Improvement Allowance following all required disbursements by Landlord in connection with completing the Tenant Improvements, such unused portion of the Initial Tenant Improvement Allowance shall be retained by Landlord.

ARTICLE 3.

CONSTRUCTION DRAWINGS

3.1 Selection of Architects and Engineers. Tenant shall retain an architect/space planner subject to the reasonable approval of Landlord (the “Architect”) to prepare the Construction Drawings. Tenant shall retain engineering consultants subject to the reasonable approval of Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work required to the Premises as a consequence of the Initial Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall sometimes be referred collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, shall be subject to Landlord’s reasonable approval, not to be unreasonably delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of any Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant hereby waives any and all claims against Landlord of any kind whatsoever in connection with or relating in any fashion to errors or omission in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises which shall include all updates to the Preliminary Plans before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included

Exhibit B, Page 3

in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect, including Landlord’s specific bases for disapproval and suggestions for changes to cause the same to be acceptable to Landlord. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect, including Landlord’s specific bases for disapproval and suggestions for changes to cause the same to be acceptable to Landlord. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the City of San Francisco for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, that the foregoing shall not prohibit Tenant from making minor changes to the Initial Tenant Improvements during the course of construction that do not require any adjustment to the Approved Working Drawings or modification of the then issued building permits or otherwise constitute any material change in the scope of the Tenant Improvements.

ARTICLE 4.

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor.

4.1.1 The Contractor. A licensed, qualified general contractor shall be retained by Tenant to construct the Initial Tenant Improvements. Such general contractor (“General Contractor”) shall be selected by Tenant subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed.

Exhibit B, Page 4

4.1.2 Tenant’s Contractors. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the General Contractor to be known collectively as “Tenant’s Contractors”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any proposed Tenant’s Contractors, Tenant shall submit other proposed Tenant’s Contractors for Landlord’s written approval.

4.2 Construction of Tenant Improvements by General Contractor.

4.2.1 Construction Cost Budget. Prior to the commencement of the construction of the Initial Tenant Improvements, and after Tenant has accepted substantially all bids for the Tenant Improvements and reached agreement with General Contractor on a stipulated sum or guaranteed maximum price for the Initial Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, in connection with the design and construction of the Initial Tenant Improvements pursuant to the Construction Drawings to be performed by or at the direction of Tenant or the General Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements materially changes (i.e., by more than five percent (5%)), either as a result of a change in scope of the Initial Tenant Improvements, Tenant shall notify Landlord of any such additional costs.

(a) Landlord’s General Conditions for Tenant’s Contractors and Tenant Improvement Work. Tenant’s and Tenant’s Contractor’s construction of the Initial Tenant Improvements shall comply with the following: (i) the Initial Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) the General Contractor shall adhere to a project schedule, a copy of which shall be provided to Landlord prior to commencement of the Initial Tenant Improvements; and (iii) Tenant shall abide by all rules made by Landlord’s property manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Initial Tenant Improvements; provided, however, that Landlord agrees that there shall be no cost or charge to Tenant or Tenant’s Contractors for the use of any such facilities of the Building in connection with the construction of the Initial Tenant Improvements.

(b) Indemnity. Tenant’s indemnity of Landlord as set forth in Section 18.1 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant’s Contractors, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s nonpayment of any amount arising out of the Initial Tenant Improvements. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Initial Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, except to the extent any noncompliance with applicable Laws in any portions of the Building unaffected by and unrelated to the Initial Tenant Improvements delays or prevents issuance of the same.

Exhibit B, Page 5

(c) Requirements of Tenant’s Contractors. Tenant shall cause General Contractor to guarantee to Tenant for the benefit of Landlord, and to cause all Tenant’s Contractors engaged by or under General Contractor to guaranty, that the portion of the Initial Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. General Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Initial Tenant Improvements. All such warranties or guarantees as to materials or workmanship of or with respect to the Initial Tenant Improvements shall be written in Tenant’s contract with the General Contractor such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. In the event of any circumstance in which Landlord elects to assert such rights, upon Landlord’s written demand Tenant shall provide Landlord with any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(d) Insurance Requirements.

(i) General Coverages. Tenant shall cause General Contractor to carry, and to require all Tenant’s Contractors engaged by or under General Contractor to carry (A) worker’s compensation insurance covering all of their respective employees, and (B) commercial general liability insurance, including property damage, all with limits as may be reasonably acceptable to Landlord and commercially appropriate, taking into account each of the particular Tenant’s Contractors’ role and scope of work with respect to constructing the Tenant Improvements, and in form and with companies as are required of Tenant pursuant to the terms of the Lease.

(ii) Special Coverages. Tenant shall carry, or shall require General Contractor to carry, “Builder’s All Risk” insurance in an amount equal to the total cost of the construction of the Initial Tenant Improvements, it being understood and agreed that the Initial Tenant Improvements shall be insured by Landlord pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that General Contractor carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii) General Terms. Certificates for all insurance carried pursuant to this Section 4.2.1(d) shall be delivered to Landlord before the commencement of construction of the Initial Tenant Improvements and before General Contractor’s equipment is moved onto the site. General Contractor’s policy of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date of such insurance. In the event that the Initial Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant

Exhibit B, Page 6

shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Contractors shall maintain all of the foregoing insurance coverage in force until the Initial Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.1(d) shall insure Landlord and Tenant, as their interests may appear, as well as General Contractor and Tenant’s Contractors. All insurance, except Workers’ Compensation, maintained by Tenant’s Contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.1(b) of this Work Letter.

4.2.2 Governmental Compliance. The Initial Tenant Improvements shall comply in all respects with the following: (i) Laws; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications to the extent provided by Landlord to Tenant in writing.

4.2.3 Inspection by Landlord. Landlord shall have the right to inspect the Initial Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Initial Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Initial Tenant Improvements which are inconsistent with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved, whereupon any such defects or deviations in, and/or disapproval by Landlord of, the Initial Tenant Improvements shall be rectified by Tenant at no expense to Landlord.

4.3 Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Initial Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and General Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

Exhibit B, Page 7

4.4 Landlord’s Supervision Fee. In connection with Landlord’s review and supervision of construction of the Initial Tenant Improvements as provided in this Work Letter, Landlord has designated Bart Kraft to serve as its representative and supervisor of the construction of the Tenant Improvements and all related matters. In connection with such function, Landlord shall be entitled to a supervision fee allowance equal to Landlord’s actual out-of-pocket costs up to $20,000, which fee shall cover all of Landlord’s expenses incurred in connection with its review, approval and oversight of the Initial Tenant Improvements (including without limitation any out of pocket costs incurred for professional consultants and designers engaged by Landlord in connection therewith). Landlord shall provide to Tenant documentation for all such costs. Such fee shall be payable to Landlord in the form of a reduction in Landlord’s obligation to reimburse Tenant pursuant to Section 2.2.2 above.

ARTICLE 5.

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated John Solis as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2 Landlord’s Representative. Landlord has designated Bart Kraft as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3 Time of the Essence in This Tenant Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, during any period in which a Default by Tenant exists and is continuing (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease and so long as Landlord has not elected to terminate the Lease by reason of such Default (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

5.5 Tenant’s Contractors. All Tenant’s Contractors shall conduct their activities in and around the Premises, Building and the Site in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building and Site.

5.6 Hazardous Materials. If the construction of the Initial Tenant Improvements or Tenant’s move into the Premises will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances.

Exhibit B, Page 8

5.7 Incorporated into the Lease. For all purposes, this Work Letter shall be and is hereby deemed a part of the Lease, and to the extent necessary, they shall together be construed as one and the same document.

IN WITNESS WHEREOF, the parties have executed and delivered this Work Letter on the day and year first above written.

LANDLORD	TENANT:

SFI REAL ESTATE HOLDINGS LLC, a Delaware limited liability company	PayPal Inc., a Delaware corporation

By: /s/ Bayard R. Kraft III	By: /s/ David Marcus
Name: Bayard R. Kraft III	Name: David Marcus
Its: Authorized Agent	Its: President

Approved as to form eBay Legal Sviernes April 22, 2014

Exhibit B, Page 9

EXHIBIT B-1

PRELIMINARY PLANS

Exhibit B, Page 10

EXHIBIT C

RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the Site and/or on the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors, windows and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord, using materials of Landlord’s choice and in a style and format approved by Landlord.

2. Tenant must use Landlord’s window coverings in all exterior and atrium window offices. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions, doors, or windows which may appear unsightly from outside the Premises.

3. Tenant shall not obstruct any sidewalks, halls passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, shopping malls, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Site and/or the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Excepting Tenant’s access to the rooftop terrace, no tenant and no employee or invitee of any tenant shall go upon the roof of the Building without Landlord’s consent.

4. The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord except as otherwise provided in the Lease. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any tenant for any loss of property on the Premises, however occurring, or for any damage to any tenant’s property by the janitor or any other employee or any other person.

6. Landlord will furnish Tenant, free of charge, with five hundred and fifty (550) electronic keys to Tenant’s Premises and to the Building. Landlord may make a reasonable charge for any additional keys or card keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises without Landlord’s prior approval, not to be unreasonably withheld; provided, however, that Landlord agrees that Tenant shall be entitled to install its standard, additional security system

.

Exhibit C, Page 1

(consisting of additional card key controls and turnstiles) on Premises entry doors and internal doors, subject to Landlord’s reasonable approval of the specific manner of installation and so long as Landlord shall be provided card keys for Tenant’s additional security system for Premises entry. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or card keys of all doors which have been furnished to Tenant, and in the event of loss of any keys or card keys so furnished, shall pay Landlord therefor. In the event Tenant requires additional or replacement keys, or requires any special access requirements over and above the existing access system at the Building and the Premises, Tenant shall be responsible for the cost of such keys or special access requirements.

7. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

8. Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.

9. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10. Tenant shall not use or keep in the Building, on the Site and/or in the Premises any kerosene, gasoline or flammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Building, on the Site and/or in the Premises any foul or noxious gas or substance, or permit or allow the Site, the Building, and/or the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals, except seeing-eye dogs when accompanied by their masters.

11. Tenant shall not use any method of heating or air conditioning other than that supplied or approved by Landlord. No space heaters of any type are to be used within the Premises. Landlord reserves the right to remove space heaters found during normal inspection of Premises.

Exhibit C, Page 2

12. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving Laws of which Tenant has actual notice, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day.

13. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Site, the Building and/or the Premises.

14. Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a m. the following day, or such other hours as may be established from time to time by Landlord, and on Saturdays, Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Site and/or the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15. Tenant shall close and lock the doors of its Premises and shall institute controls on all other equipment and systems used in the Premises to as to maximize energy efficiency, subject to any equipment which must remain powered on a “24/7” basis.

16. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

17. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Site, the Building and/or the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant’s Lease.

18. Excepting any Tenant Improvements and subsequent alterations in and to the Premises, Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except to install normal wall hangings, and to secure files and bookcases and other furniture that could fall over. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires without Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

Exhibit C, Page 3

19. Canvassing, soliciting and distribution of handbills or any other written material and peddling in the Building or the Site are prohibited, and each tenant shall cooperate to prevent same.

21. Landlord reserves the right to exclude or expel from the Site and/or the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

22. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

23. The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Site, the Building and/or the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted by any tenant on the Premises, except that use by tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven shall be permitted, provided that such equipment and use is in accordance with all applicable Laws. If odor is objectionable by Landlord or other tenants of Building, microwave use may be prohibited by Landlord.

24. Tenant shall not use in any space or in the public halls of the Building any mail carts or hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve.

25. Without the written consent of Landlord, Tenant shall not use the name of the Site or the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

26. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

28. The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

Exhibit C, Page 4

29. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

30. These Rules and Regulations are in addition to the terms, covenants, agreements and conditions of any lease of premises in the Building. In the event these Rules and Regulations conflict with any provision of the Lease, the Lease shall control.

31. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees and agents and shall make commercially reasonable efforts to cause such observance by its clients, customers, invitees and guests.

31. Smoking is prohibited in all enclosed Common Areas of the Building, including, but not limited to, the roof deck, main lobbies, hallways, stairwells, elevators, elevator lobbies, locker/shower rooms, restrooms and conference room. The foregoing shall not be deemed to prohibit smoking within demised Premises. When smoking outside the Building, ash receptacles must be used and provided by the smoker if not provided by Landlord. Smokers must not leave any ashtrays, smoking material or debris in the area where they have been smoking, except in ash receptacles provided by Landlord.

Exhibit C, Page 5

EXHIBIT D

FORM OF LEASE COMMENCEMENT DATE MEMORANDUM

With reference to that certain Agreement of Lease (“Lease”) between SFI Real Estate Holdings LLC, a Delaware limited liability company (“Landlord”) and PayPal Inc., a Delaware corporation (“Tenant”) dated April 21, 2014, each of Landlord and Tenant hereby agree and confirm that the Lease Commencement Date pursuant to the Lease is                                 , 2014 and that the Rent Commencement Date for each of the Fourth Floor Premises, Fifth Floor Premises, and Sixth Floor Premises, is                             ,                                  and                         , respectively.

LANDLORD	TENANT:

SFI REAL ESTATE HOLDINGS LLC,	PayPal Inc.,
a Delaware limited liability company	a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

Exhibit D, Page 1

LEASE COMMENCEMENT DATE MEMORANDUM

With reference to that certain Agreement of Lease (“Lease”) between SFI Real Estate Holdings LLC, a Delaware limited liability company (“Landlord”) and PayPal Inc., a Delaware corporation (“Tenant”) dated April 21, 2014, each of Landlord and Tenant hereby agree and confirm that the Lease Commencement Date pursuant to the Lease is May 1, 2014 and that the Rent Commencement Date for each of the Fourth Floor Premises , Fifth Floor Premises, and Sixth Floor Premises, is, July 1, 2015 (Fourth Floor), March 1, 2015 (Fifth Floor) and September 1, 2014 (Sixth Floor), respectively.

LANDLORD	TENANT:

SFI REAL ESTATE HOLDINGS LLC,	PayPal Inc.,
a Delaware limited liability company	a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:

Name:	Bayard R. Kraft III	Name:
Its:	Authorized Agent	Its:
April 29, 2014

1

Exhibit E

[1]

All months are calculated from the Lease Commencement Date and refer to full or partial calendar months. By way of example, if the Lease Commencement Date occurs on the first day of a calendar month, such month, together with the three successive calendar months would constitute months 1 through 4. By way of further example, if the Lease Commencement Date occurs on the tenth day of a calendar month, each month would be calculated from the tenth day of the applicable calendar month to the ninth day of the following calendar month and months 1 through 4 would commence as of the Lease Commencement Date and continue through and including the ninth day of the fourth successive calendar month after the calendar month in which the Lease Commencement Date occurs.

EXHIBIT F

SUPERIOR OPTION AND EXPANSION RIGHTS

1.

The Lease by and between SFI Real Estate Holdings LLC and OutCast Communications, Inc., a California corporation, which expires November 15, 2015 contains a right to one (1) five (5) year option to renew which tenant must exercise by providing written notice to Landlord nine (9) months prior to the Lease Expiration Date.

Exhibit F, Page 1

EXHIBIT G

GUARANTY

THIS GUARANTY OF LEASE (this “Guaranty”) made as of April 21, 2014, by and between Ebay Inc., a Delaware corporation (“Guarantor”), in favor of SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”).

WITNESSETH:

WHEREAS, Landlord has entered into a Lease (the “Lease”) with PayPal Inc., a Delaware corporation (“Tenant”) dated April 21, 2014 for certain premises constituting a portion of the real property (“Property”) commonly known as 123 Townsend Street, San Francisco, California 94107 as more particularly described in the Lease, upon the terms and conditions therein; and

WHEREAS, Tenant is a wholly owned subsidiary of Guarantor and Landlord is willing to enter into the Lease with Tenant but only if Guarantor agrees to guarantee the full, prompt, complete and faithful performance and payment of all the terms, covenants, conditions, obligations, duties and payments on Tenant’s part to be performed or made by Tenant under the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guaranty. Guarantor unconditionally guarantees the full, prompt, complete and faithful performance, payment, observance and fulfillment by Tenant of all of Tenant’s obligations, covenants, duties and conditions of the Lease (including any and all amendments, modifications or supplements thereto that hereafter may be agreed to by Tenant and Landlord), including the payment of all sums that may become due to Landlord from Tenant thereunder; and in the event that Tenant should fail to perform or discharge any of its obligations or covenants or fail to pay any of said sums to Landlord, Guarantor agrees, upon Landlord’s request, to perform said covenants and obligations immediately, or promptly pay said sums, or cause the same to be promptly performed or paid.

2. No Limitations. This Guaranty shall not be limited to any particular period of time, but shall continue and be irrevocable until all the terms, covenants, obligations, duties and conditions of Tenant under the Lease arising during the term thereof (including any and all amendments, modifications, supplements or extensions thereto) have been fully and completely performed by Tenant, or otherwise discharged and/or released by Landlord. Guarantor shall not be released from any duty, obligation or liability under this Guaranty so long as there is any claim of Landlord against Tenant arising out of the Lease during the term thereof (including any and all amendments, modifications, supplements or extensions thereto) which has not been performed, settled or discharged in full. Further, Guarantor shall not be released, nor shall Guarantor’s obligations hereunder in any way be diminished, by (i) any extension of time for payment granted Tenant by Landlord; (ii) any action taken under the Lease by Landlord in the exercise of

Exhibit G, Page 1

any right thereby conferred; (iii) any delay, failure or omission on the part of Landlord to enforce any such right or which results in or aids in the discharge or release of Tenant or any security; (iv) any delay or failure of Landlord to marshal assets; (v) any failure of Landlord to comply with applicable laws in connection with the sale or other disposition of any security, including, but not limited to, the failure to give notice of sale or other disposition of security or any other defect in any notice in connection with any sale or disposition thereof or to conduct a commercially reasonable sale thereof; (vi) any failure of Landlord to file or enforce or compromise a claim in any bankruptcy proceeding; (vii) the election by Landlord in any bankruptcy proceeding of the application or nonapplication of Section 1111(b)(2) of the Bankruptcy Code or any subsequent or equivalent provision; (viii) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code, any use of cash collateral under Section 363 of the Bankruptcy Code or any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding; (ix) the avoidance of any lien in favor of Landlord for any reason; or (x) any exercise or failure to exercise any right or remedy against any other person. Landlord shall have the full power and authority, without notice to Guarantor, to grant any extension of time for payment of any indebtedness or the performance of any obligations by Tenant under the Lease.

3. Waivers. Guarantor hereby waives (i) notice of acceptance and reliance upon this Guaranty by Landlord, (ii) notice of any and all extensions, modifications and/or waivers of the obligations of Tenant to Landlord under the Lease, and (iii) the benefit of any statute of limitations to the enforcement thereof to the full extent permitted by law. Any part payment by Tenant or other circumstances which operate to toll any statute of limitations as to Landlord’s rights against Tenant shall operate to toll the statute of limitations as to Landlord’s rights against Guarantor. Guarantor waives all rights under Sections 2808, 2809, 2810, 2819, 2845 and 2850 of the California Civil Code. Guarantor waives the right to require Landlord to proceed against Tenant, to proceed against or exhaust any security now or hereafter held by Landlord, or to pursue any other remedy in Landlord’s power. Landlord may, at its election, exercise any right or remedy it may have against Tenant or any security now or hereafter held by Landlord, including, without limitation, the right to foreclose on any security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the obligations of Tenant under the Lease may thereby be paid or satisfied. Guarantor waives any and all defenses at any time arising out of or asserted by reason of the absence, impairment or loss of any right of reimbursement or subrogation or other right to or remedy of Guarantor against Tenant or any such security, whether resulting from any such election by Landlord or otherwise. Guarantor waives any defense arising by reason of any disability or other defense of Tenant or by reason of the cessation from any cause whatsoever of the liability of Tenant. Guarantor waives any and all defenses at any time arising out of or asserted by reason of the unenforceability of or invalidity of or the lack of perfection, continuing perfection or failure of priority of any security. Guarantor waives any setoff, defense or counterclaim which the Tenant or Guarantor may have or claim to have against Landlord, including, but not limited to, Sections 726, 580a and 580b of the California Code of Civil Procedure. Guarantor waives all rights under Section 2849 of the California Civil Code, any other benefit of or right to participate in any security now or hereafter held by Landlord and all other suretyship defenses which otherwise might or would be available under California law, whether or not expressly waived herein. Guarantor waives any and all defenses at any time arising out of or asserted by reason of any law which provides that the obligation of the Guarantor must neither be larger in amount nor

Exhibit G, Page 2

in other respects more burdensome than that of the principal or which reduces a guarantor’s obligations in proportion to that for the principal’s obligation. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default, notices of acceptance of this Guaranty and diligence. Guarantor hereby acknowledges and agrees that any failure on the part of Landlord to give notice to Guarantor of any default by or on behalf of Tenant under the Lease shall not in any way jeopardize or impair the rights of Landlord to proceed against Guarantor for recovery of any and all sums properly due under the Lease and this Guaranty

4. No Affect. Guarantor’s liability hereunder shall not be affected in any manner by the fact that Landlord may (i) receive or accept additional or other security for the performance and payment of Tenant’s obligations under the Lease, nor shall such liability be affected in any manner by the fact that Landlord may from time to time release, exchange, enforce, waive, surrender, modify, change, renew, continue or compromise, in whole or in part, any security for the performance and payment of Tenant’s obligations under the Lease; (ii) apply such security and direct the order or manner of sale thereof as Landlord in its sole discretion may determine; (iii) release or substitute, in whole or in part, Tenant or any other guarantor of any or all of Tenant’s obligations under the Lease; (iv) consent to any assignment or subleasing by Tenant; (v) settle or compromise any or all of the obligations of Tenant under the Lease; or (vi) amend or modify the Lease in any fashion whatsoever. All indebtedness of Tenant now or hereafter held by Guarantor is hereby subordinated to all obligations of Tenant to Landlord under the Lease. Upon the occurrence of an uncured default by Tenant under the Lease, such indebtedness of Tenant to Guarantor shall, if Landlord so requests, be collected, enforced and received by Guarantor as trustee for Landlord and be paid to Landlord on account of the indebtedness of Tenant to Landlord but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

5. Primary Liability. Guarantor’s liability hereunder shall be primary, direct and immediate, and shall not be conditioned or contingent upon Landlord’s exhaustion or pursuit of whatever remedies it may have against Tenant, including a resort to the Property or other security, for the performance of any obligation of Tenant under the Lease, and suit may be brought, instituted or maintained against Guarantor in the first instance and without the necessity of the joinder of Tenant or any other party or parties. The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant and a separate action or actions may be brought and prosecuted against Guarantor whether or not an action is brought against Tenant or Tenant is joined in any such action or actions.

6. Payments. Any and all payments made pursuant to the provisions of this Guaranty shall be regarded as payments in gross and, consequently, Guarantor shall not have the right to subrogation to, or rights of contribution, reimbursement or indemnity from, Tenant. Guarantor hereby waives any rights or remedies that Guarantor may now or hereafter have or acquire against Tenant, its successors and assigns, unless and until Landlord’s claims against Tenant, its successors and assigns, shall have been satisfied in full.

Exhibit G, Page 3

7. Representations and Warranties. Guarantor hereby represents and warrants to Landlord that:

(a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing as a foreign corporation in every jurisdiction in which the nature of its business requires such qualification.

(b) The execution and delivery of this Guaranty and the performance by Guarantor of its obligations hereunder will not conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, other instrument or undertaking, order, decree or judgment to which Guarantor is a party or by which it is bound.

(c) Guarantor will assume the responsibility for being and keeping itself informed of the financial condition of Tenant and of all other circumstances bearing upon the risk of Tenant’s nonperformance of the Lease which diligent inquiry would reveal, and agrees that Landlord has no duty to advise Guarantor of information known to Landlord regarding such condition or any such circumstance.

(d) There is no litigation pending or threatened against Guarantor or Tenant before any court or administrative agency which may have a materially adverse effect on the assets, business, financial condition or operations of Guarantor, or which would prevent or hinder the performance by Guarantor of its obligations under this Guaranty.

(e) This Guaranty is the valid obligation of Guarantor, binding and enforceable against it in accordance with the terms hereof, subject, however, to the laws of general application relating to bankruptcy, insolvency and the relief of debtors as they may apply to the Guarantor.

8. Interest. In the event that Guarantor should fail or decline to pay any sums properly due Landlord hereunder within ten (10) days following Landlord’s request for payment of any such sums, then said sums shall bear interest at the maximum rate permitted by the law.

9. Insolvency. In the event that Tenant becomes insolvent or is adjudicated to be bankrupt or files a petition for insolvency, reorganization, liquidation, dissolution, arrangement, composition or similar relief under any present or future provision of the Federal Bankruptcy Code or any other federal or state debtor relief statute, or is such a petition is filed against Tenant, and in any such proceeding any or all of the obligations of Tenant to Landlord under the Lease is terminated or rejected or any such obligation of Tenant is barred, stayed, discharged, modified or abrogated, Guarantor agrees that Guarantor’s liability under this Guaranty shall not thereby be affected or modified, and such liability of Guarantor shall continue in full force and effect as if no such action, proceeding or ruling had occurred. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment by Tenant or Guarantor must be returned by Landlord upon the insolvency, bankruptcy, liquidation, dissolution, reorganization or discharge of Tenant or Guarantor, or otherwise, as through such payment had not been made.

10. Governing Law. This Guaranty shall be construed under and be governed by the laws of the State of California, without regard to any otherwise applicable principles of conflicts of laws. Any action arising out of this Guaranty must be commenced by Landlord or Guarantor in the

Exhibit G, Page 4

State Courts of the State of California, City and County of San Francisco or in U.S. Federal Court for the Northern District of California and each party hereby consents to the jurisdiction of the above Courts in any such action and to the laying of venue in the State of California, City and County of San Francisco. Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, to the parties at the respective address described in Section 16 hereof.

11. Successors and Assigns. This Guaranty shall inure to the benefit of Landlord, its successors and assigns, and shall be binding upon Guarantor, its heirs, successors and assigns. Landlord shall have the right, without any consent from Guarantor, to assign this Guaranty in whole or in part, but only in connection with the assignment of Landlord’s interest in the Lease.

12. Attorneys’ Fees. All parties to this Guaranty shall pay to the other parties all reasonable sums as and for attorneys’ fees and such other costs and expenses as may be awarded by a court of competent jurisdiction to the prevailing party in accordance with any action taken by any party in connection with this Guaranty.

13. Enforceability. If any provision of this Guaranty is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Guaranty shall not be affected.

14. Estoppel. Within ten (10) days from and after delivery of written demand thereof from Landlord, Guarantor shall execute, acknowledge and deliver to Landlord a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Guaranty, as so modified, is in full force and effect). Any such statement may be conclusively relied upon by any prospective purchaser or encumbrance of the Property.

15. Waiver of Jury Trial. To the extent allowed by applicable law, each of Guarantor and Landlord hereby expressly waives any right to trial by jury of any claim, demand or action or cause of action (each an “action”): (a) arising out of this Guaranty, including any present or future amendment thereof, or (b) in any way connected with or related or incidental to the dealings of parties or any of them with respect to this Guaranty (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case, whether such action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which such party asserts such action; and each of Guarantor and Landlord hereby agrees and consents that any such action shall be decided by court trial without a jury, and that either Landlord or Guarantor may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

16. Notice. All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1)

Exhibit G, Page 5

business day after delivery to a commercial courier, as the case may be. Each party shall be entitled to modify its address by notice given in accordance with this Section 16.

If to Guarantor:	eBay Inc. 2211 N. First Street San Jose, CA 95105 Attn: Work Place Resources/Real Estate Legal

If to Landlord:	SFI Real Estate Holdings LLC c/o Manchester Capital Management, LLC 3657 Main Street Manchester Village, Vermont 05254

IN WITNESS WHEREOF, the parties hereto have set forth hands and seals as of the day and year first above written.

GUARANTOR:	LANDLORD:

Ebay Inc. a Delaware corporation	SFI Real Estate Holdings, LLC a Delaware limited liability company

By:	By:
Name:	Name:
Its:	Its:

Exhibit G, Page 6

GUARANTY

THIS GUARANTY OF LEASE (this “Guaranty”) made as of April 21, 2014, by and between Ebay Inc., a Delaware corporation (“Guarantor”), in favor of SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”).

WITNESSETH:

WHEREAS, Landlord has entered into a Lease (the “Lease”) with PayPal Inc., a Delaware corporation (“Tenant”) dated April 21, 2014 for certain premises constituting a portion of the real property (“Property”) commonly known as 123 Townsend Street, San Francisco, California 94107 as more particularly described in the Lease, upon the terms and conditions therein; and

WHEREAS, Tenant is a wholly owned subsidiary of Guarantor and Landlord is willing to enter into the Lease with Tenant but only if Guarantor agrees to guarantee the full, prompt, complete and faithful performance and payment of all the terms, covenants, conditions, obligations, duties and payments on Tenant’s part to be performed or made by Tenant under the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guaranty. Guarantor unconditionally guarantees the full, prompt, complete and faithful performance, payment, observance and fulfillment by Tenant of all of Tenant’s obligations, covenants, duties and conditions of the Lease (including any and all amendments, modifications or supplements thereto that hereafter may be agreed to by Tenant and Landlord), including the payment of all sums that may become due to Landlord from Tenant thereunder; and in the event that Tenant should fail to perform or discharge any of its obligations or covenants or fail to pay any of said sums to Landlord, Guarantor agrees, upon Landlord’s request, to perform said covenants and obligations immediately, or promptly pay said sums, or cause the same to be promptly performed or paid.

2. No Limitations. This Guaranty shall not be limited to any particular period of time, but shall continue and be irrevocable until all the terms, covenants, obligations, duties and conditions of Tenant under the Lease arising during the term thereof (including any and all amendments, modifications, supplements or extensions thereto) have been fully and completely performed by Tenant, or otherwise discharged and/or released by Landlord. Guarantor shall not be released from any duty, obligation or liability under this Guaranty so long as there is any claim of Landlord against Tenant arising out of the Lease during the term thereof (including any and all amendments, modifications, supplements or extensions thereto) which has not been performed, settled or discharged in full. Further, Guarantor shall not be released, nor shall Guarantor’s obligations hereunder in any way be diminished, by (i) any extension of time for payment granted Tenant by Landlord; (ii) any action taken under the Lease by Landlord in the exercise of any right thereby conferred; (iii) any delay, failure or omission on the part of Landlord to enforce

1

any such right or which results in or aids in the discharge or release of Tenant or any security; (iv) any delay or failure of Landlord to marshal assets; (v) any failure of Landlord to comply with applicable laws in connection with the sale or other disposition of any security, including, but not limited to, the failure to give notice of sale or other disposition of security or any other defect in any notice in connection with any sale or disposition thereof or to conduct a commercially reasonable sale thereof; (vi) any failure of Landlord to file or enforce or compromise a claim in any bankruptcy proceeding; (vii) the election by Landlord in any bankruptcy proceeding of the application or nonapplication of Section 1111(b)(2) of the Bankruptcy Code or any subsequent or equivalent provision; (viii) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code, any use of cash collateral under Section 363 of the Bankruptcy Code or any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding; (ix) the avoidance of any lien in favor of Landlord for any reason; or (x) any exercise or failure to exercise any right or remedy against any other person. Landlord shall have the full power and authority, without notice to Guarantor, to grant any extension of time for payment of any indebtedness or the performance of any obligations by Tenant under the Lease.

3. Waivers. Guarantor hereby waives (i) notice of acceptance and reliance upon this Guaranty by Landlord, (ii) notice of any and all extensions, modifications and/or waivers of the obligations of Tenant to Landlord under the Lease, and (iii) the benefit of any statute of limitations to the enforcement thereof to the full extent permitted by law. Any part payment by Tenant or other circumstances which operate to toll any statute of limitations as to Landlord’s rights against Tenant shall operate to toll the statute of limitations as to Landlord’s rights against Guarantor. Guarantor waives all rights under Sections 2808, 2809, 2810, 2819, 2845 and 2850 of the California Civil Code. Guarantor waives the right to require Landlord to proceed against Tenant, to proceed against or exhaust any security now or hereafter held by Landlord, or to pursue any other remedy in Landlord’s power. Landlord may, at its election, exercise any right or remedy it may have against Tenant or any security now or hereafter held by Landlord, including, without limitation, the right to foreclose on any security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the obligations of Tenant under the Lease may thereby be paid or satisfied. Guarantor waives any and all defenses at any time arising out of or asserted by reason of the absence, impairment or loss of any right of reimbursement or subrogation or other right to or remedy of Guarantor against Tenant or any such security, whether resulting from any such election by Landlord or otherwise. Guarantor waives any defense arising by reason of any disability or other defense of Tenant or by reason of the cessation from any cause whatsoever of the liability of Tenant. Guarantor waives any and all defenses at any time arising out of or asserted by reason of the unenforceability of or invalidity of or the lack of perfection, continuing perfection or failure of priority of any security. Guarantor waives any setoff, defense or counterclaim which the Tenant or Guarantor may have or claim to have against Landlord, including, but not limited to, Sections 726, 580a and 580b of the California Code of Civil Procedure. Guarantor waives all rights under Section 2849 of the California Civil Code, any other benefit of or right to participate in any security now or hereafter held by Landlord and all other suretyship defenses which otherwise might or would be available under California law, whether or not expressly waived herein. Guarantor waives any and all defenses at any time arising out of or asserted by reason of any law which provides that the obligation of the Guarantor must neither be larger in amount nor

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in other respects more burdensome than that of the principal or which reduces a guarantor’s obligations in proportion to that for the principal’s obligation. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default, notices of acceptance of this Guaranty and diligence. Guarantor hereby acknowledges and agrees that any failure on the part of Landlord to give notice to Guarantor of any default by or on behalf of Tenant under the Lease shall not in any way jeopardize or impair the rights of Landlord to proceed against Guarantor for recovery of any and all sums properly due under the Lease and this Guaranty

4. No Affect. Guarantor’s liability hereunder shall not be affected in any manner by the fact that Landlord may (i) receive or accept additional or other security for the performance and payment of Tenant’s obligations under the Lease, nor shall such liability be affected in any manner by the fact that Landlord may from time to time release, exchange, enforce, waive, surrender, modify, change, renew, continue or compromise, in whole or in part, any security for the performance and payment of Tenant’s obligations under the Lease; (ii) apply such security and direct the order or manner of sale thereof as Landlord in its sole discretion may determine; (iii) release or substitute, in whole or in part, Tenant or any other guarantor of any or all of Tenant’s obligations under the Lease; (iv) consent to any assignment or subleasing by Tenant; (v) settle or compromise any or all of the obligations of Tenant under the Lease; or (vi) amend or modify the Lease in any fashion whatsoever. All indebtedness of Tenant now or hereafter held by Guarantor is hereby subordinated to all obligations of Tenant to Landlord under the Lease. Upon the occurrence of an uncured default by Tenant under the Lease, such indebtedness of Tenant to Guarantor shall, if Landlord so requests, be collected, enforced and received by Guarantor as trustee for Landlord and be paid to Landlord on account of the indebtedness of Tenant to Landlord but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

5. Primary Liability. Guarantor’s liability hereunder shall be primary, direct and immediate, and shall not be conditioned or contingent upon Landlord’s exhaustion or pursuit of whatever remedies it may have against Tenant, including a resort to the Property or other security, for the performance of any obligation of Tenant under the Lease, and suit may be brought, instituted or maintained against Guarantor in the first instance and without the necessity of the joinder of Tenant or any other party or parties. The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant and a separate action or actions may be brought and prosecuted against Guarantor whether or not an action is brought against Tenant or Tenant is joined in any such action or actions.

6. Payments. Any and all payments made pursuant to the provisions of this Guaranty shall be regarded as payments in gross and, consequently, Guarantor shall not have the right to subrogation to, or rights of contribution, reimbursement or indemnity from, Tenant. Guarantor hereby waives any rights or remedies that Guarantor may now or hereafter have or acquire against Tenant, its successors and assigns, unless and until Landlord’s claims against Tenant, its successors and assigns, shall have been satisfied in full.

7. Representations and Warranties. Guarantor hereby represents and warrants to Landlord that:

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(a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing as a foreign corporation in every jurisdiction in which the nature of its business requires such qualification.

(b) The execution and delivery of this Guaranty and the performance by Guarantor of its obligations hereunder will not conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, other instrument or undertaking, order, decree or judgment to which Guarantor is a party or by which it is bound.

(c) Guarantor will assume the responsibility for being and keeping itself informed of the financial condition of Tenant and of all other circumstances bearing upon the risk of Tenant’s nonperformance of the Lease which diligent inquiry would reveal, and agrees that Landlord has no duty to advise Guarantor of information known to Landlord regarding such condition or any such circumstance.

(d) There is no litigation pending or threatened against Guarantor or Tenant before any court or administrative agency which may have a materially adverse effect on the assets, business, financial condition or operations of Guarantor, or which would prevent or hinder the performance by Guarantor of its obligations under this Guaranty.

(e) This Guaranty is the valid obligation of Guarantor, binding and enforceable against it in accordance with the terms hereof, subject, however, to the laws of general application relating to bankruptcy, insolvency and the relief of debtors as they may apply to the Guarantor.

8. Interest. In the event that Guarantor should fail or decline to pay any sums properly due Landlord hereunder within ten (10) days following Landlord’s request for payment of any such sums, then said sums shall bear interest at the maximum rate permitted by the law.

9. Insolvency. In the event that Tenant becomes insolvent or is adjudicated to be bankrupt or files a petition for insolvency, reorganization, liquidation, dissolution, arrangement, composition or similar relief under any present or future provision of the Federal Bankruptcy Code or any other federal or state debtor relief statute, or is such a petition is filed against Tenant, and in any such proceeding any or all of the obligations of Tenant to Landlord under the Lease is terminated or rejected or any such obligation of Tenant is barred, stayed, discharged, modified or abrogated, Guarantor agrees that Guarantor’s liability under this Guaranty shall not thereby be affected or modified, and such liability of Guarantor shall continue in full force and effect as if no such action, proceeding or ruling had occurred. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment by Tenant or Guarantor must be returned by Landlord upon the insolvency, bankruptcy, liquidation, dissolution, reorganization or discharge of Tenant or Guarantor, or otherwise, as through such payment had not been made.

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10. Governing Law. This Guaranty shall be construed under and be governed by the laws of the State of California, without regard to any otherwise applicable principles of conflicts of laws. Any action arising out of this Guaranty must be commenced by Landlord or Guarantor in the State Courts of the State of California, City and County of San Francisco or in U.S. Federal Court for the Northern District of California and each party hereby consents to the jurisdiction of the above Courts in any such action and to the laying of venue in the State of California, City and County of San Francisco. Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, to the parties at the respective address described in Section 16 hereof.

11. Successors and Assigns. This Guaranty shall inure to the benefit of Landlord, its successors and assigns, and shall be binding upon Guarantor, its heirs, successors and assigns. Landlord shall have the right, without any consent from Guarantor, to assign this Guaranty in whole or in part, but only in connection with the assignment of Landlord’s interest in the Lease.

12. Attorneys’ Fees. All parties to this Guaranty shall pay to the other parties all reasonable sums as and for attorneys’ fees and such other costs and expenses as may be awarded by a court of competent jurisdiction to the prevailing party in accordance with any action taken by any party in connection with this Guaranty.

13. Enforceability. If any provision of this Guaranty is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Guaranty shall not be affected.

14. Estoppel. Within ten (10) days from and after delivery of written demand thereof from Landlord, Guarantor shall execute, acknowledge and deliver to Landlord a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Guaranty, as so modified, is in full force and effect). Any such statement may be conclusively relied upon by any prospective purchaser or encumbrance of the Property.

15. Waiver of Jury Trial. To the extent allowed by applicable law, each of Guarantor and Landlord hereby expressly waives any right to trial by jury of any claim, demand or action or cause of action (each an “action”): (a) arising out of this Guaranty, including any present or future amendment thereof, or (b) in any way connected with or related or incidental to the dealings of parties or any of them with respect to this Guaranty (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case, whether such action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which such party asserts such action; and each of Guarantor and Landlord hereby agrees and consents that any such action shall be decided by court trial without a jury, and that either Landlord or Guarantor may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

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16. Notice. All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery to a commercial courier, as the case may be. Each party shall be entitled to modify its address by notice given in accordance with this Section 16.

If to Guarantor:	eBay Inc. 2211 N. First Street San Jose, CA 95105 Attn: Work Place Resources/Real Estate Legal

If to Landlord:	SFI Real Estate Holdings LLC c/o Manchester Capital Management, LLC 3657 Main Street Manchester Village, Vermont 05254

IN WITNESS WHEREOF, the parties hereto have set forth hands and seals as of the day and year first above written.

GUARANTOR:		LANDLORD:

Ebay Inc. a Delaware corporation		SFI Real Estate Holdings, LLC a Delaware limited liability company

By:	/s/ Brad Serwin	By:	/s/ BAYARD R. KRAFT III
Name:	Brad Serwin	Name:	BAYARD R. KRAFT III
Its:	SVP & Deputy General Counsel eBay Inc.	Its:	Authorized Agent April 29, 2014

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TENANT WORK LETTER

123 Townsend Street, San Francisco, California

This Tenant Work Letter (“Work Letter”) is entered into effective April 21, 2014, and shall set forth the terms and conditions controlling the construction of certain initial improvements to the Premises. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in that certain lease between PayPal, Inc., a Delaware corporation (“Tenant”), and SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”) dated April 21, 2014 (the “Lease”).

ARTICLE 1.

DELIVERY OF THE PREMISES

Except for the representations of Landlord as expressly provided in Sections 7.1 (with respect to applicable building codes), 7.2 (with respect to Hazardous Material) and 14.2 (with respect to the Building Systems) on the Lease Commencement Date, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises from Landlord, in its presently existing, “as-is” condition. Tenant acknowledges and agrees that Landlord shall have no obligation or responsibility to perform any work, repairs, construction or improvements to the Premises in advance of Tenant’s occupation and possession of the Premises and Tenant acknowledges and agrees that Landlord shall have no obligation to perform any work construction or improvements which may be required by reason of the Initial Tenant’s Improvements to be constructed by Tenant in order to satisfy applicable governmental authorities, Laws, regulations or otherwise. Landlord shall have only those obligations of repair and maintenance with respect to the Premises and/or the Building as specifically set forth in the Lease. All Initial Tenant Improvements (defined below) in and to the Premises prior to Tenant’s occupancy for the operation of its business in the Premises are governed by the terms and conditions of this Work Letter, and to the extent of any conflict between the terms and conditions of the Lease and this Work Letter, the Work Letter shall be controlling with respect to such Initial Tenant Improvements.

ARTICLE 2.

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of forty dollars ($40.00) for each of the 60.581 rentable square feet of the Premises, for a total Tenant Improvement Allowance of $2,423,240, which shall be applied toward the costs of construction of those certain improvements to the Premises contemplated by this Work Letter, including cabling, engineering and architectural fees, and code compliance work within the Premises (the “Initial Tenant Improvements”). Landlord hereby approves the Initial Tenant Improvements to the extent shown on the preliminary “test fit” plans attached hereto as Exhibit B-l (the “Preliminary Plans”).

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2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord pursuant to the terms of this Work Letter and only for such items and costs as are directly related to design costs, architectural fees, engineering fees, fixtures, code compliance work within the Premises, computer cabling/networking expenses, mutually agreed other consultants, and hard construction costs related to those improvement components expressly approved by Landlord (collectively the “Tenant Improvement Allowance Items”).

2.2.2 Disbursement of Tenant Improvement Allowance. The Tenant Improvement Allowance shall be payable as the construction of the Initial Tenant Improvements progresses, not more than once during each calendar month, and any amount so funded will be paid to Tenant within fifteen (15) days following Landlord’s receipt of all of the following items: (i) a payment request (“Payment Request”) accompanied by reasonable documentation evidencing the construction costs incurred for construction of Initial Tenant Improvements subsequent to the prior Payment Request seeking that percentage of the Tenant Improvement Allowance which corresponds to the percentage of completion of the Initial Tenant Improvements work which has been achieved as of the date of the Payment Request; (ii) a certificate of the Architect to Landlord certifying the percentage of completion of the Initial Tenant Improvements work in accordance with the Approved Working Drawings (as defined below) which Tenant has achieved as of the date of such certificate; and (iii) conditional lien releases (in statutory form) for all the Tenant Improvement work for which payment is being requested. Upon receipt and approval of all such items, Landlord shall be obligated to disburse the amount requested to be funded to Tenant from each such progress payment. Landlord shall additionally have the right to request and receive unconditional lien releases (in statutory form) for all portions of the Initial Tenant Improvements for which Landlord has previously made payment (other than that portion which is subject to the then-current Payment Request) as a condition to making any progress payment.

Upon completion of the construction of all Initial Tenant Improvements, which shall be deemed to have occurred only at such time as the Premises has been issued a Certificate of Occupancy and/or all other final governmental approvals are obtained with respect to the Initial Tenant Improvements, the Architect has signed off on all construction as being completed, a Notice of Completion has been recorded and unconditional lien releases have been obtained from the Contractor and all of Tenant’s Agents (as defined below), Landlord, upon receipt of sufficient documentation reasonably necessary for Landlord to confirm the actual costs incurred by Tenant in constructing the Tenant Improvement Allowance Items, shall reimburse Tenant for such costs of construction up to a maximum amount of the total Tenant Improvement Allowance. Such reimbursement shall occur within twenty (20) days of receipt of all documentation required by Landlord to verify Tenant’s expenditures. In no event shall Landlord be obligated to reimburse Tenant for costs in connection with the Tenant Improvements in an amount in excess of the Tenant Improvement Allowance and Tenant shall be responsible for and shall timely pay any and all costs incurred in connection with construction of the Initial Tenant Improvements in excess of the Tenant Improvement Allowance.

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2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent verifiable, design and hard construction costs are incurred for Tenant Improvement Allowance Items.

2.2.4 HVAC Consultants. Tenant, in connection with performing its construction obligations under this Work Letter, shall be required to retain Landlord’s designated HVAC consultants to achieve adequate air balancing of the HVAC distribution system, which cost shall be reimbursed to Tenant as part of the Tenant Improvement Allowance.

2.2.5 Unused Allowance. In the event that, after thirty six (36) months from the Lease Commencement Date, there remains any unused portion of the Tenant Improvement Allowance following all required disbursements by Landlord in connection with completing the Tenant Improvements, such unused portion of the Initial Tenant Improvement Allowance shall be retained by Landlord.

ARTICLE 3.

CONSTRUCTION DRAWINGS

3.1 Selection of Architects and Engineers. Tenant shall retain an architect/space planner subject to the reasonable approval of Landlord (the “Architect”) to prepare the Construction Drawings. Tenant shall retain engineering consultants subject to the reasonable approval of Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work required to the Premises as a consequence of the Initial Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall sometimes be referred collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, shall be subject to Landlord’s reasonable approval, not to be unreasonably delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of any Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant hereby waives any and all claims against Landlord of any kind whatsoever in connection with or relating in any fashion to errors or omission in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises which shall include all updates to the Preliminary Plans before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included

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in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect, including Landlord’s specific bases for disapproval and suggestions for changes to cause the same to be acceptable to Landlord. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect, including Landlord’s specific bases for disapproval and suggestions for changes to cause the same to be acceptable to Landlord. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the City of San Francisco for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, that the foregoing shall not prohibit Tenant from making minor changes to the Initial Tenant Improvements during the course of construction that do not require any adjustment to the Approved Working Drawings or modification of the then issued building permits or otherwise constitute any material change in the scope of the Tenant Improvements.

ARTICLE 4.

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor.

4.1.1 The Contractor. A licensed, qualified general contractor shall be retained by Tenant to construct the Initial Tenant Improvements. Such general contractor (“General Contractor”) shall be selected by Tenant subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed.

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4.1.2 Tenant’s Contractors. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the General Contractor to be known collectively as “Tenant’s Contractors”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any proposed Tenant’s Contractors, Tenant shall submit other proposed Tenant’s Contractors for Landlord’s written approval.

4.2 Construction of Tenant Improvements by General Contractor.

4.2.1 Construction Cost Budget. Prior to the commencement of the construction of the Initial Tenant Improvements, and after Tenant has accepted substantially all bids for the Tenant Improvements and reached agreement with General Contractor on a stipulated sum or guaranteed maximum price for the Initial Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, in connection with the design and construction of the Initial Tenant Improvements pursuant to the Construction Drawings to be performed by or at the direction of Tenant or the General Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements materially changes (i.e., by more than five percent (5%)), either as a result of a change in scope of the Initial Tenant Improvements, Tenant shall notify Landlord of any such additional costs.

(a) Landlord’s General Conditions for Tenant’s Contractors and Tenant Improvement Work. Tenant’s and Tenant’s Contractor’s construction of the Initial Tenant Improvements shall comply with the following: (i) the Initial Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) the General Contractor shall adhere to a project schedule, a copy of which shall be provided to Landlord prior to commencement of the Initial Tenant Improvements; and (iii) Tenant shall abide by all rules made by Landlord’s property manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Initial Tenant Improvements; provided, however, that Landlord agrees that there shall be no cost or charge to Tenant or Tenant’s Contractors for the use of any such facilities of the Building in connection with the construction of the Initial Tenant Improvements.

(b) Indemnity. Tenant’s indemnity of Landlord as set forth in Section 18.1 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant’s Contractors, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s nonpayment of any amount arising out of the Initial Tenant Improvements. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Initial Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, except to the extent any noncompliance with applicable Laws in any portions of the Building unaffected by and unrelated to the Initial Tenant Improvements delays or prevents issuance of the same.

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(c) Requirements of Tenant’s Contractors. Tenant shall cause General Contractor to guarantee to Tenant for the benefit of Landlord, and to cause all Tenant’s Contractors engaged by or under General Contractor to guaranty, that the portion of the Initial Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. General Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Initial Tenant Improvements. All such warranties or guarantees as to materials or workmanship of or with respect to the Initial Tenant Improvements shall be written in Tenant’s contract with the General Contractor such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. In the event of any circumstance in which Landlord elects to assert such rights, upon Landlord’s written demand Tenant shall provide Landlord with any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(d) Insurance Requirements.

(i) General Coverages. Tenant shall cause General Contractor to carry, and to require all Tenant’s Contractors engaged by or under General Contractor to carry (A) worker’s compensation insurance covering all of their respective employees, and (B) commercial general liability insurance, including property damage, all with limits as may be reasonably acceptable to Landlord and commercially appropriate, taking into account each of the particular Tenant’s Contractors’ role and scope of work with respect to constructing the Tenant Improvements, and in form and with companies as are required of Tenant pursuant to the terms of the Lease.

(ii) Special Coverages. Tenant shall carry, or shall require General Contractor to carry, “Builder’s All Risk” insurance in an amount equal to the total cost of the construction of the Initial Tenant Improvements, it being understood and agreed that the Initial Tenant Improvements shall be insured by Landlord pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that General Contractor carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii) General Terms. Certificates for all insurance carried pursuant to this Section 4.2.1(d) shall be delivered to Landlord before the commencement of construction of the Initial Tenant Improvements and before General Contractor’s equipment is moved onto the site. General Contractor’s policy of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date of such insurance. In the event that the Initial Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant

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shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Contractors shall maintain all of the foregoing insurance coverage in force until the Initial Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.1(d) shall insure Landlord and Tenant, as their interests may appear, as well as General Contractor and Tenant’s Contractors. All insurance, except Workers’ Compensation, maintained by Tenant’s Contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.1(b) of this Work Letter.

4.2.2 Governmental Compliance. The Initial Tenant Improvements shall comply in all respects with the following: (i) Laws; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications to the extent provided by Landlord to Tenant in writing.

4.2.3 Inspection by Landlord. Landlord shall have the right to inspect the Initial Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Initial Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Initial Tenant Improvements which are inconsistent with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved, whereupon any such defects or deviations in, and/or disapproval by Landlord of, the Initial Tenant Improvements shall be rectified by Tenant at no expense to Landlord.

4.3 Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Initial Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and General Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

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4.4 Landlord’s Supervision Fee. In connection with Landlord’s review and supervision of construction of the Initial Tenant Improvements as provided in this Work Letter, Landlord has designated Bart Kraft to serve as its representative and supervisor of the construction of the Tenant Improvements and all related matters. In connection with such function, Landlord shall be entitled to a supervision fee allowance equal to Landlord’s actual out-of-pocket costs up to $20,000, which fee shall cover all of Landlord’s expenses incurred in connection with its review, approval and oversight of the Initial Tenant Improvements (including without limitation any out of pocket costs incurred for professional consultants and designers engaged by Landlord in connection therewith). Landlord shall provide to Tenant documentation for all such costs. Such fee shall be payable to Landlord in the form of a reduction in Landlord’s obligation to reimburse Tenant pursuant to Section 2.2.2 above.

ARTICLE 5.

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated John Solis as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2 Landlord’s Representative. Landlord has designated Bart Kraft as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3 Time of the Essence in This Tenant Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, during any period in which a Default by Tenant exists and is continuing (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease and so long as Landlord has not elected to terminate the Lease by reason of such Default (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

5.5 Tenant’s Contractors. All Tenant’s Contractors shall conduct their activities in and around the Premises, Building and the Site in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building and Site.

5.6 Hazardous Materials. If the construction of the Initial Tenant Improvements or Tenant’s move into the Premises will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances.

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5.7 Incorporated into the Lease. For all purposes, this Work Letter shall be and is hereby deemed a part of the Lease, and to the extent necessary, they shall together be construed as one and the same document.

IN WITNESS WHEREOF, the parties have executed and delivered this Work Letter on the day and year first above written.

LANDLORD		TENANT:

SFI REAL ESTATE DINGS LLC, a Delaware limited liability company		PayPal Inc., a Delaware corporation

By:	/s/ BAYARD R. KRAFT III	By:	/s/ David Marcus
Name:	BAYARD R. KRAFT III	Name:	David Marcus
Its:	Authorized Agent April 29, 2014	Its:	President

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Braintree + venmo SF

VENMO SAN FRANCISCO

TOWNSEND STREET
KING STREET

SPACE PLAN

FLOOR 6 USF - 20,566

04/16/14

SCALE 1/8" = 1'-0"

F:\SFI Real Estate\123 Townsend\Paypal\Tenant Work Letter Final.docx

Braintree venmo SPACE PLAN 04/16/14

10

EXHIBIT B

FURNITURE LICENSE AGREEMENT

THIS FURNITURE LICENSE AGREEMENT (this “Agreement”) is made as of this 30th day of March, 2017, by and between PayPal, Inc., a Delaware corporation (“Licensor”), and Free Stream Media Corp., a Delaware corporation (“Licensee”).

RECITALS

A. Licensor and Licensee have entered into that certain Sublease Agreement dated as of March 30, 2017 (the “Sublease”), pursuant to which Licensee, as the sublessee, shall occupy certain office space known as Suite 500 (the “Sublet Premises”) in the building located at 123 Townsend Street, San Francisco CA (the “Building”), subject to Licensor’s master lease of premises in the Building (the “Master Lease”).

B. Licensee wishes to enter into a nonexclusive license for the use of certain unaffixed office furniture and related personalty owned by Licensor (collectively “Furniture”), to become effective automatically upon Master Landlord’s written consent to the Sublease, and Licensor is willing to grant a license to Licensee, all on the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. License. From and after, and conditioned upon, the Commencement Date of the Sublease, Licensor agrees to and hereby grants to License a personal and revocable license (the “License”) to use, throughout, and limited to, the term of the Sublease (the “Sublease Term”) certain Furniture designated by Licensee and described on “Schedule 1”, attached hereto, comprising all Furniture subject to this License and the Expense (defined below).

2. Expense. In consideration for the License granted herein, Licensee agrees to reimburse Licensor for the use of the Furniture designated on Schedule 1, throughout the Sublease Term, in an amount equal to Licensor’s depreciated book-value cost of such Furniture, up to a maximum amount of Six Thousand Dollars ($6,000) per month. The actual amount of such reimbursement shall be reasonably determined by Sublessor; provided, that absent such notice Sublessee shall pay the above maximum amount from and after the “Commencement Date” under the Sublease (such reimbursement of Licensor’s cost of the Furniture is referred to herein as the “Expense”). The Expense reimbursement shall be delivered by Licensor on or before the first day of each calendar month during the term hereof, with the Expense for any partial month prorated based on the actual number of days in such month.

3. Condition of Furniture; Surrender. Licensee accepts the Furniture listed on Schedule 1 in its “as-is” condition, without any representation or warranty whatsoever by Licensor. At its sole expense Licensee shall maintain the Furniture in reasonably good condition, and upon the expiration or earlier termination of the Sublease shall return the Furniture to Licensor in substantially the same condition as received, subject to normal wear and tear and damage by casualty. At all times this License is in force and at its sole expense Licensee shall cover the Furniture under its property insurance policy and shall replace the same with proceeds from such policy following any casualty damage covered thereby, and shall repair or replace any Furniture damaged or destroyed by neglect or misuse.

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4. Notices. Any notice provided for herein or otherwise required to be given hereunder shall be given by reputable overnight courier (e.g., FedEx) or certified United States mail, postage prepaid with return receipt, addressed to the other as follows:

Licensor’s	PayPal Inc.	Licensee’s	Free Stream Media Corp.
Address:	2211 North First Street	Address:	Prior to Commencement Date:
	San Jose, CA 95131		301 Brannan Street,
Attn:	Global Real Estate Manag		San Francisco, CA 94107
Phone:	(408) 967-2928	Attn:	Facilities Manager
		Phone:	(415) 796-21267

After Commencement Date: 123 Townsend St., Suite 500 San Francisco, CA 94107
		Attn:	Facilities Manager
		Phone:	(415) 796-2167

The address to which notices are to be delivered may be changed by either party by providing written notice of same to the other in accordance with this paragraph. Notices shall be deemed served, delivered or given on the date of actual delivery thereof to the address of the addressee; provided that if any notice is given in accordance with this paragraph, but delivery cannot be accomplished because the addressee refuses to accept delivery, or is no longer at such address, or is not open for business at such address on a normal business day, notice shall be effective when delivery is first attempted

5. Assignment: Successors and Assigns. Licensee may not assign this License and this Agreement without the prior written consent of Licensor, which may be granted or denied in Licensor’s sole discretion. Licensor may assign the License and this Agreement to any assignee or subtenant, pursuant to an assignment or sublease that is permitted by the Lease or approved by the Landlord, and Licensee shall not have any approval rights with respect thereto. Except as specifically limited by this paragraph, this Agreement shall be binding upon and inure to the benefit of the Parties’ respective representatives, successors and assigns

6. Attorneys’ Fees. The prevailing Party shall be entitled to recover from the losing Party the reasonable attorneys’ fees and costs incurred by the prevailing Party in any lawsuit, arbitration, mediation, or other action (a) brought to enforce; (b) in any way related to; or (c) arising out of, this Agreement.

7. Governing Law; Venue. This Agreement and all rights and remedies of the parties hereto shall be construed and enforced in accordance with the laws of the State of California, with venue in San Francisco County, CA, without regard for its choice of law principles.

8. Entire Agreement: Severability. This Agreement contains the sole and complete agreement between the parties relating to the License. This Agreement may not be changed orally and may be amended only by an agreement in writing signed by both Parties. In the event that any provision of this Agreement shall be held to be or become invalid or unenforceable in certain circumstances, the validity and enforceability of the remaining provisions, or such provision in other circumstances, shall not in any way be affected or impaired.

9. Counterparts. This Agreement may be executed by facsimile or scanned .pdf (or similar electronic file format) and in counterparts, each of which shall be deemed an original, and such counterparts, when taken together, shall constitute one agreement.

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IN WITNESS WHEREOF, the Parties hereto enter into this License Agreement by their duly authorized representatives on the date first above written.

LICENSOR:		LICENSEE:

PayPal, Inc., a Delaware corporation		Free Stream Media Corp., a Delaware corporation

By:	/s/ Timothy Ritz	By:	/s/ Alvir Navin
Name:	Its: Timothy Ritz	Name: Alvir Navin
Its:	VP, Real Estate	Its:	SVP Operations

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SCHEDULE 1 to FURNITURE LICENSE

Inventory of Furniture Subject to License:

SCHEDULE 1 to FURNITURE LICENSE Inventory of Furniture Subject to License: Vendor No 113 Townsend, 5th Floor Furniture Inventory Qty Ordered Product Description General Tagging bd, Ad.uxaWe tert WORKSTATIONS SwecMo 52 depth CONFEDENCE CHAIR WITH CONF A 21 CASTERS CHUB 1U«QU« 6 ftWI; Stos ; Meth heck RM 519 LEATHER FRONT/’U BACK CH-4 and CH-9 Woodnoa Marietcg 24 COLOR WMTE Broom stool * Bar Height, {UfWS CQNFR Imeco 45 whrae CH5 Cel agim Semi Counter U3I509 Cai <iftf 13 Height Su» HIVE MODERN CASE PANTRY $0$ Hww 1 STUDY BENTWOOD SOFA 2 Lur over chair CHlDHelWay CUBE 300 ARMLESS CHAIR CH 11 & LEGLESS ROOM5C8 CUBE 300 CORNERARM CHU CALLARIS 1 CHA* LEGLESS ROOM5G8 CUBE 330 SECTION CHU CTFJFARIS 7 BAK FTFSS ROOM 5C1 NAT> CHU HIGHTOWER 4 [4 506 CHU HIGHTOWER 1 SE^YRTOO Â–¡SOS 12 W PANSY IC0 U BROOM SHIR- WME FAUL BRAYTON GW{N FMI! 8R»YITX> DET<N<. < CHAIR WOOD BEECH L£&> CHI* HUDDLE WNJR CHAIR S5O-L-7 WOOD CHUB HUL BRAYTON DEIIGRA 5 SEECH LEGS CORF ROOM $50 JEFFERWN SET*—LUCFCR CHII THNY* FURNITURE • LURQUOUW ACROSS HAUWAY 512 AUERMULR CJFICO AWERMUR 4 CONFERENCE CHA R CHU PAIRING ROOMS 513314 UNWHIKKNE CHAV-DEM 2)500 ZUO MODEM 2 M COLOR 0500 THAW FWNRTUR* : CHARCOAMEIPRTTW WOOD COLOR Â– IAPOA/TIPRVIJO CHZILOUNGECTEIV THNVT FURNITURE WOOD R:I SA CAMPFIRE, SEATING. B< STEE’CASE 2 LOIRGE 515.5C5 O* 2 SP NDLE BACK WITH CH23 BREAK ROOM K ARTEL 1 4 LEGS CAMPFIRE. SEETING-HAIF JSTTAM 2 LOUNGE CH2* W NEW PHONE ROOM IN PANT SQUARE WITH RADND T2 H>1 CENTRIC 2 CORNED 5*0,&*L •RJJHMLWROM TABIEW N NORTHWOOD CUTTEM 2 ANTUIUT ^«O »M»J» 520,521 DIMETER X 29 H H CUXTOM T3 NORTHWOOD CUTTEM 1 TABIE TO EMU ATE PHOTO 510,521 T*J>E WITH MAPLE TMTTFTER TO 4 MOCT TOP HE*’ B*J« WITH 2 5OC 3*H CWROM CATERING T« OHIO 0«R* COMPANY 2 LUAND • TWO PTECE1 PANTRY 505 TABLE 12 ROUND X12 7$ ANDREU WORLD 2 HIGH T9 RECEPTION 501 AND HAUWAY HFLCONTFKT 5 CCHF TABLE TO

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WEST ELM BOX FRAME M0.MU2O521 Wwt Elm 4 CONSOLE TAfllf Til H<mowar u Fan* laptop tibia (45SOS it)SISu;«» BtvDor 3 l»« $d* Tabla T12B BfuDtrt ; P> Coir** Tag* Room 500 T13CR Watson Fum crura 4 RacangaiTaba COHF SIB HticU « tyMfoTftft* Square Taft;* -UnwtaU. T13 Pantry CoalaSso 1 42W.24 I/2H T-24MUD0US3B 716 BfcDet 1 STRUT COFFEE TABU (21512 in *rw *fth 2 to HifMowar weft bon* laptop wftt* draw*r cr*d*nza 62 * â– 20 TJ5 Up top nth* in Phon* Roo 132 B’uDct daap by 3&9htfft <5 w * 20 daap b» 295 CCHfEMNCESW T-108 o*d*nx» StaDct h<ft stftf room 506 D«S<R Wttftr i Bulat Plantar, wftrt* Ml Planar Madum uxa D«f<n Wntic aewr i SIMXT Bu-Ur *w«f whit* 110 SoBaa; Martarboani M2 SMJU1 PLANTER MS B* FOOT WHITEBOARD StM’CSH 5 Aluminum trim lodar Tawara • 11 dp a 15 SIB 520 |t:tewkotlisf»«517 HPt i# «x3ai 7ltttfh It: ft Staacna i ‘Jr.vtni-, UrareiMt Prtntar ana NEAR W£UHE$$ 5 IS wn 82 Wlforw Samt 5: Bench-Saia. Oui’ S3,*31VEC*Q B Doows 6 Pdrt—Asrtjtnem Conoaoon, £K»f tides. S3;*2B.£ -O’* D-C Oan>« 23 Wadstanofli Mw tp 76w wprtcurtaca PA R NG STAJIQNS 2 ippi.caB5ft.290 VJert Tops-2a 10^72 £1341* PAIRING SWOONS HPl 1 5X3JM lnT«rm«r^ 12 74h><ftp«tS 36 mid* Metro nd PAMmSTORAGE RM 510 intarmatro w shoMd UH CuT£n» C*!tnnf PAHTXT STORAGE RM 510 To Oh»oD«s-<n 1 Wand {two p; act} ay Ohs Hard Map** Sutdar Block pa/msw Mxhtpn Map I a 8’ocl C& tops Wood Watdad ftaj ular Aih PAIRING STATONS 513414 Mtcfhfsn Map It Bled CB Stavern 6J 5 Itrtdiar Btod topi sided- WMuHatortj CUBE 30D ARMLESS CHAIR 53/2B.S4C/O B CHU Group* Ixm* IfGlEM CUBE 300 CORNEA ARM ROOM 501 CHU Grvtqw Lacajit 1 CHAIR UGUS7 CUBE 330 SINGLE SECTION ROOM 5Ct CHll Grot^a UCUM ? SA5E :UG5) Kn-fa *Sf a vpchsrg* fat ROOM 501 HPl foil conftraoai saMa. Kftrf* *d|a ^dilrja fpr HFL fou axtfaranc* tabfa. 3$a?5rd*ap-Sda-to- Cyprtu I 5«J«-44_57S’width Vvt Edp Tail Ta#.*—Jfl‘ Soil I » 5 * 3(3 (3 S*cD*raJ Lrva Edgr Tab**; 5‘W * It Blits - • 35 36 wal* 2 cwt hodt in Buka 4 the bad

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Exhibit A

Floor Plan